AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   FVNB CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                                  6712                               74-2871063
  (STATE OR OTHER JURISDICTION OF         PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                                                                           DAVID M. GADDIS
                  101 S. MAIN STREET                                      101 S. MAIN STREET
                VICTORIA, TEXAS 77901                                   VICTORIA, TEXAS 77901
                    (512) 573-6321                                          (512) 573-6321
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL    NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                  EXECUTIVE OFFICES)

                            ------------------------

                                   COPIES TO:

                               CARY PLOTKIN KAVY
                            COX & SMITH INCORPORATED
                        112 E. PECAN STREET, SUITE 1800
                            SAN ANTONIO, TEXAS 78205
                                 (210) 554-5500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If this form is a post-effective amendment filed pursuant to rule 462 (d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED             PROPOSED
          TITLE OF EACH CLASS                   AMOUNT               MAXIMUM              MAXIMUM            AMOUNT OF
             OF SECURITIES                      TO BE               OFFERING             AGGREGATE          REGISTRATION
           TO BE REGISTERED                   REGISTERED       PRICE PER SHARE(1)    OFFERING PRICE(1)         FEE(1)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................    2,372,792 shares          $42.00             $99,657,264           $29,399
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(f), upon the market value for the outstanding common shares of First Victoria National Bank (based upon the average of the bid and asked prices of such shares on the Nasdaq National Market on March 10, 1998), of 2,372,792 shares of common stock, par value $2.50 per share, as of March 10, 1998, of $42.00 per share and a maximum of 2,372,792 shares of such stock to be converted in the reorganization into common stock of the Registrant with a par value of $.01 per share.

================================================================================

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM S-4

  ITEM
   NO.                   CAPTION                                  LOCATION IN PROSPECTUS
-------------------------------------------------  ----------------------------------------------------
 1.      Forepart of Registration Statement and
         Outside Front Cover Page of
         Prospectus..............................  Outside Front Cover Page
 2.      Inside Front and Outside Back Cover
         Pages of Prospectus.....................  Inside Front Cover Page; Available Information;
                                                   Table of Contents
 3.      Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information...........  Outside Front Cover Page; Summary; Risk Factors;
                                                   Proposed Reorganization; Description of the Holding
                                                   Company; Description of the Bank; Description of the
                                                   Bank Common Stock -- Market Prices; Description of
                                                   the Holding Company Common Stock; Comparison of
                                                   Shareholder Rights; Beneficial Ownership of Bank
                                                   Common Stock
 4.      Terms of the Transaction................  Proposed Reorganization -- Plan of Reorganization
                                                   and Plan of Merger; Proposed Reorganization --
                                                   Reasons for the Proposed Reorganization; Description
                                                   of the Holding Company Common Stock; Comparison of
                                                   Shareholder Rights; Proposed
                                                   Reorganization -- Federal Income Tax Consequences;
                                                   Proposed Reorganization -- Rights of Dissenting
                                                   Shareholders; Legal Matters
 5.      Pro Forma Financial Information.........  Description of the Bank Common Stock --
                                                   Capitalization
 6.      Material Contacts with the Company Being
         Acquired................................  Not Applicable
 7.      Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters......................  Not Applicable
 8.      Interests of Named Experts and
         Counsel.................................  Not Applicable
 9.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.............................  Description of the Holding Company --
                                                   Indemnification for Securities Act Liabilities
10.      Information with Respect to S-3
         Registrants.............................  Not Applicable
11.      Incorporation of Certain Information by
         Reference...............................  Not Applicable
12.      Information with Respect to S-2 or S-3
         Registrants.............................  Not Applicable
13.      Incorporation of Certain Information by
         Reference...............................  Not Applicable
14.      Information with Respect to Registrants
         Other than S-3 or S-2 Registrants.......  Description of the Holding Company; Description of
                                                   the Bank; Description of the Bank Common
                                                   Stock -- Market Prices; Dividends; Financial
                                                   Statements; First Victoria National Bank Selected
                                                   Historical Financial Data; First Victoria National
                                                   Bank Management's Discussion and Analysis of
                                                   Financial Condition and Results of Operations
15.      Information with Respect to S-3
         Companies...............................  Not Applicable
16.      Information with Respect to S-2 or S-3
         Companies...............................  Not Applicable
17.      Information with Respect to Companies
         Other than
         S-2 or S-3 Companies....................  Description of the Bank; Financial Statements;
                                                   Beneficial Ownership of the Bank Common Stock;
                                                   Dividends; Description of the Bank Common Stock;
                                                   First Victoria National Bank Selected Historical
                                                   Financial Data; First Victoria National Bank
                                                   Management's Discussion and Analysis of Financial
                                                   Condition and Results of Operations
18.      Information if Proxies, Consents or
         Authorizations are to be Solicited......  Outside Front Cover Page; Summary; Annual Meeting;
                                                   Proposed Reorganization; Beneficial Ownership of
                                                   Bank Common Stock; Description of the Holding
                                                   Company; Description of the Bank; Certain
                                                   Transactions
19.      Information if Proxies, Consents or
         Authorizations are not to be Solicited
         or in an Exchange Offer.................  Not Applicable

                          FIRST VICTORIA NATIONAL BANK
                                101 S. MAIN ST.
                             VICTORIA, TEXAS 77901
                                 (512) 573-6321

                                 April   , 1998

TO OUR SHAREHOLDERS:

     The Board of Directors of First Victoria National Bank (the "Bank") cordially invites you to attend the Annual Meeting of Shareholders (the "Meeting") of the Bank to be held at 2:00 p.m., local time on Thursday, May 14, 1998, at the Main Office of the Bank, 101 S. Main St., Victoria, Texas 77901.

     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement address the formal business of the meeting. The formal business includes a proposal to approve and adopt a Plan of Reorganization and Plan of Merger pursuant to which the Bank would become a wholly-owned subsidiary of a one-bank holding company, as well as the election of twelve (12) directors to serve until the next Annual Meeting of Shareholders, a proposal to approve the FVNB Corp. Stock Incentive Plan and the approval of the firm Arthur Andersen LLP as the independent public accountants of the Bank (and, if the Plan of Reorganization and Plan of Merger are approved, the holding company) for the current fiscal year.

     At the Meeting, the Board of Directors recommends that you vote in favor of the proposal to approve and adopt the Plan of Reorganization and Plan of Merger. The Board of Directors believes that the formation of a bank holding company at this time is an important part of the Bank's plans for the future.

     Under the proposed Plan of Reorganization and Plan of Merger, each outstanding share of Common Stock of the Bank would be converted into one (1) share of Common Stock of FVNB Corp., a Texas corporation (the "Holding Company"), which would become a bank holding company in connection with the reorganization and whose only substantial asset would be all of the Common Stock of the Bank. If the Plan of Reorganization and Plan of Merger are approved and adopted, the Bank's shareholders would automatically become shareholders of the Holding Company. Since the Holding Company will own all of the outstanding shares of the Bank, holders of shares of Common Stock of the Bank at the time of the reorganization would maintain essentially the same relative ownership interest in the Bank, except that it would be indirect rather than direct. The conversion of Common Stock of the Bank into Common Stock of the Holding Company is expected to be tax-free for federal income tax purposes.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF REORGANIZATION AND PLAN OF MERGER ARE IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE APPROVAL
OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THE APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS ( 2/3) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK. YOU ARE URGED TO SIGN, DATE AND RETURN YOUR ENCLOSED PROXY AS SOON AS POSSIBLE IN THE PRE-ADDRESSED AND STAMPED ENVELOPE SUPPLIED FOR YOUR CONVENIENCE.

     We urge you to carefully review the enclosed Proxy Statement/Prospectus that describes the Plan of Reorganization and Plan of Merger proposal in detail. Again, your Board of Directors strongly recommends that you vote FOR the proposal.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Very truly yours,
                                          David M. Gaddis
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

      --------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1998
      --------------------------------------------------------------------

TO THE SHAREHOLDERS OF FIRST VICTORIA NATIONAL BANK:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of First Victoria National Bank (the "Bank") will be held at 2:00 p.m., local time, on Thursday, May 14, 1998, at the Main Office of the Bank, 101
S. Main St., Victoria, Texas 77901, for the following purposes:

     1. To consider and act upon the election of twelve directors to serve until the next Annual Meeting of Shareholders of the Bank and until their successors are elected and qualified;

     2. To consider and act upon a proposal to approve and adopt that certain Plan of Reorganization dated as of March 17, 1998 (the "Plan of Reorganization"), by and between the Bank and FVNB Corp., a Texas corporation (the "Holding Company"), and the related Plan of Merger ("Plan of Merger") to be entered into by and between the Bank and FVNB Interim Bank, an interim national banking association to be formed by the Holding Company under the laws of the United States (the "Interim Bank"), providing for, among other things, the merger of the Interim Bank with and into the Bank and the automatic conversion of each share of the Common Stock of the Bank into one share of the Common Stock of the Holding Company;

     3. To consider and act upon a proposal to approve and adopt the FVNB Corp. Stock Incentive Plan;

     4. To consider and act upon the approval of the firm Arthur Andersen LLP as the independent public accountants of the Bank (and, if the Plan of Reorganization and Plan of Merger are approved, the Holding Company) for the current fiscal year; and

     5. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Bank in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the Meeting. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Meeting. Proxies may be revoked by delivering to the Secretary to the Board of Directors, H. Allen Jones, 101 S. Main Street, P.O. Box 1338, Victoria, Texas 77902, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary of the Board of Directors a subsequently dated Proxy relating to the same shares or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a Proxy).

     Only those shareholders of record at the close of business on March 17, 1998, will be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS ( 2/3) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,
                                          David M. Gaddis,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

April   , 1998

                                PROXY STATEMENT
                                       OF
                          FIRST VICTORIA NATIONAL BANK
                            ------------------------

                                   PROSPECTUS
                                       OF
                                   FVNB CORP.

                         2,372,792 SHARES COMMON STOCK
                                ($.01 PAR VALUE)

     FVNB Corp., a newly formed Texas business corporation (the "Holding Company"), proposes to issue 2,372,792 shares of its common stock to shareholders of First Victoria National Bank (the "Bank") in a reorganization whereby the Bank will become a wholly-owned subsidiary of the Holding Company and shareholders of the Bank will become shareholders of the Holding Company.

     This Proxy Statement/Prospectus includes this cover page and a Proxy Statement of the Bank for use in connection with its Annual Meeting of Shareholders to be held on Thursday, May 14, 1998. The proposed reorganization and related matters to be acted upon at the shareholders' meeting are described in this Proxy Statement/Prospectus.

     If the proposed reorganization is approved and adopted, and certain other conditions are met, each shareholder of the Bank will receive one (1) share of Holding Company common stock in exchange for each share of common stock of the Bank held by such shareholder as of the effective time of the merger. See "PROPOSED REORGANIZATION -- Conversion of Stock."

     The affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of the Bank's common stock is required under the National Bank Act to approve and adopt the Plan of Reorganization and Plan of Merger.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 HEREOF FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE UPON THE PROPOSAL TO APPROVE THE PLAN OF REORGANIZATION AND PLAN OF MERGER.
                            ------------------------

     This Proxy Statement/Prospectus does not cover resales of shares of Holding Company common stock upon consummation of the proposed reorganization, and no person is authorized to make use of the Proxy Statement/Prospectus in connection with any such resale.

     The principal executive office of the Holding Company is located at 101 S. Main St., Victoria, Texas 77901. The Holding Company's telephone number is (512) 573-6321.
                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (THE "OCC"), THE TEXAS DEPARTMENT OF BANKING, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE "FEDERAL RESERVE BOARD"), THE TEXAS STATE SECURITIES BOARD OR ANY OTHER STATE SECURITIES COMMISSION. NONE OF THE AFOREMENTIONED HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK OFFERED HEREBY IS NOT GUARANTEED BY THE BANK OR HOLDING COMPANY. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT DECREASE AT ANY TIME.
                            ------------------------

         The date of this Proxy Statement/Prospectus is April   , 1998.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY, THE BANK, OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY OR THE BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of its common stock to be issued and exchanged in the proposed reorganization.

     The registration statement of which this Proxy Statement/Prospectus is a part is on file with the Securities and Exchange Commission in Washington, D.C. The registration statement, including the exhibits thereto, contains information in addition to that contained herein. The registration statement and exhibits may be examined during normal business hours at the Securities and Exchange Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and also at the regional offices of the SEC located at 75 Park Place, 14th Floor, New York, New York 10007; Curtis Center, Independence Square West, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106; and Northwestern Atrium Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the SEC at Judiciary Plaza 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC site is http://www.sec.gov.

     The Bank is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, does file reports, proxy statements and other information with the Office of the Comptroller of the Currency (the "OCC"). Documents filed with the OCC can be inspected and copied at the OCC, 250 E Street, Washington, D.C. 20219 and at the OCC's northeastern district office, 1114 Avenue of the Americas, Suite 3900, New York, New York 10036. A copy of the Bank's Annual Report on Form 10-K including the financial statements and the schedules thereto, for the year ended December 31, 1997, may be obtained at no cost by contacting H. Allen Jones, Secretary to the Board of Directors, First Victoria National Bank, 101 S. Main Street, P. O. Box 1338, Victoria, Texas 77902.

                   NOTE REGARDING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, those regarding the Holding Company's and the Bank's financial position, business strategy, budgets and plans and objectives of management for future operations, are forward-looking statements. Although the Holding Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Holding Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Proxy Statement/Prospectus. All subsequent written and oral forward-looking statements attributable to the Holding Company, or persons acting on behalf of the Holding Company, are expressly qualified in their entirety by the Cautionary Statements.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
SUMMARY.................................     5
RISK FACTORS............................    10
ANNUAL MEETING..........................    13
     Date, Place and Time of Meeting....    13
     Purpose of the Meeting.............    13
     Record Date; Quorum; Voting
      Rights............................    13
     Solicitation of Proxies............    14
     Voting and Revocation of Proxies...    14
BENEFICIAL OWNERSHIP OF BANK COMMON
  STOCK.................................    15
DIRECTORS AND EXECUTIVE OFFICERS........    17
     Election of Directors..............    17
     Executive Officers.................    19
COMPENSATION OF OFFICERS AND
  DIRECTORS.............................    20
     Compensation and Retirement
      Committee Report..................    20
     Compensation and Retirement
      Committee Interlocks and Insider
      Participation.....................    21
     Comparison of Five-Year Cumulative
      Total Return......................    22
     Summary Compensation Table.........    23
     Retirement Plan....................    23
     Directors' Compensation............    24
PROPOSED REORGANIZATION.................    25
     Plan of Reorganization and Plan of
      Merger............................    25
     Reasons for the Proposed
      Reorganization....................    26
     Shareholder Approval...............    26
     Effective Date.....................    27
     Effect of Reorganization on Bank's
      Business and Shareholders.........    27
     Conversion of Stock................    27
     Exchange of Stock Certificates.....    27
     Failure To Surrender Stock
      Certificates......................    28
     Trading and Resale of Holding
      Company Common Stock..............    28
     Federal Income Tax Consequences....    28
     Rights of Dissenting
      Shareholders......................    29
     Regulatory Approvals...............    30
     Recommendation of the Bank's Board
      of Directors......................    30
DESCRIPTION OF THE HOLDING COMPANY......    31
     Organization.......................    31
     Management.........................    31
     Remuneration.......................    31
     Indemnification for Securities Act
      Liabilities.......................    31
     Supervision and Regulation of the
      Holding Company...................    32
     Issuance of Additional
      Securities........................    34
FIRST VICTORIA NATIONAL BANK SELECTED
  HISTORICAL FINANCIAL DATA.............    35
FIRST VICTORIA NATIONAL BANK
  MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS............................    36
DESCRIPTION OF THE BANK.................    45
     Business...........................    45
     Competition........................    46
     Supervision and Regulation of the
      Bank..............................    46
     Legal Proceedings..................    51
CERTAIN TRANSACTIONS....................    51
SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE..................    51

                                           PAGE
                                           ----
DESCRIPTION OF THE BANK COMMON STOCK....    51
     The Bank Common Stock..............    51
     Market Prices......................    52
     Capitalization.....................    53
DESCRIPTION OF THE HOLDING COMPANY
  COMMON STOCK..........................    53
     Holding Company Common Stock.......    53
     Anti-Takeover Provisions...........    53
DIVIDENDS...............................    55
COMPARISON OF SHAREHOLDER RIGHTS........    55
     Cumulative Voting..................    55
     Classified Board...................    55
     Preemptive Rights..................    56
     Dividends..........................    56
     Mergers............................    56
     Sale of Substantially All Assets...    57
     Tender Offers......................    57
     Right to Call Special Meetings of
      Shareholders......................    57
     Amendment of Articles..............    57
     Amendment of Bylaws................    58
     Repurchase of Shares...............    58
     Dissenter's Rights.................    58
     Provisions Affecting Control Share
      Acquisitions and Business
      Combinations......................    58
     Actions Without a Meeting..........    59
     Removal of Directors...............    59
     Vacancies in Board of Directors....    59
     Inspection of Books and Records....    59
     Limitation on Director Liability...    60
     Indemnification....................    60
     Status of Shares...................    60
APPROVAL OF THE FVNB CORP. STOCK
  INCENTIVE PLAN........................    61
     General............................    61
     Options............................    63
     SARs...............................    63
     Restricted Stock...................    64
     Other Awards.......................    64
     Federal Income Tax Consequences....    64
     Other Matters......................    66
     Approval...........................    66
RELATIONSHIP WITH INDEPENDENT PUBLIC
  ACCOUNTANTS...........................    66
FINANCIAL STATEMENTS....................    67
LEGAL MATTERS...........................    67
SHAREHOLDERS' PROPOSALS FOR THE 1999
  ANNUAL MEETING OF SHAREHOLDERS........    67
OTHER BUSINESS..........................    67
ANNEX A -- PLAN OF REORGANIZATION WITH
           FORM OF PLAN OF MERGER
           ATTACHED THERETO AS EXHIBIT
           A............................
ANNEX B -- ARTICLES OF INCORPORATION OF
           FVNB CORP....................
ANNEX C -- BYLAWS OF FVNB CORP..........
ANNEX D -- EXCERPTS FROM SECTION 215a OF
           THE NATIONAL BANK ACT
           CONCERNING DISSENTERS'
           RIGHTS.......................
ANNEX E -- FVNB CORP. STOCK INCENTIVE
           PLAN.........................

                                    SUMMARY

     The following summary of this Proxy Statement/Prospectus is provided for your convenience and is not intended to be complete. This summary is qualified in its entirety by the detailed information set forth elsewhere in this Proxy Statement/Prospectus including the annexes hereto.

                 ANNUAL MEETING OF FIRST VICTORIA NATIONAL BANK

Date.................................  May 14, 1998
Time and Place.......................  2:00 p.m., local time, at the Main Office of First Victoria
                                       National Bank (the "Bank"), 101 S. Main Street, Victoria,
                                       Texas 77901
Record Date..........................  March 17, 1998
Securities Entitled to Vote..........  Each share of the Bank's common stock, par value $2.50 per share ("Bank Common Stock"), issued and outstanding on the record date entitles its holder to one (1) vote with respect to all matters presented at the meeting for shareholder action, except with respect to the election of directors in which
                                       shareholders have cumulative voting rights.
Shares Outstanding on the Record
  Date...............................  2,372,792
Effects of Abstaining From Voting....  Assuming the presence of a quorum, the affirmative vote of at least two-thirds ( 2/3) of the outstanding shares of Bank
                                       Common Stock is required to approve and adopt the Plan of
                                       Reorganization and Plan of Merger. Abstentions and broker
                                       non-votes are not votes cast and therefore do not count either for or against such approval and adoption. Although abstentions and broker non-votes are not votes cast, and therefore do not count either for or against such approval and adoption,
                                       abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes received for each such X matter. A Bank shareholder who abstains from voting with
                                       respect to the approval of the Plan of Reorganization and Plan of Merger (each as defined herein) does not perfect his or her dissenter's rights. See "PROPOSED REORGANIZATION -- Rights of
                                       Dissenting Shareholders." A shareholder who abstains from
                                       voting is not included in the affirmative vote necessary to approve and adopt the Plan of Reorganization and Plan of
                                       Merger. A qualifying Bank shareholder who abstains from voting will, if at least two-thirds ( 2/3) of the outstanding shares of Bank Common Stock vote in favor of the Plan of Reorgan-
                                       ization and Plan of Merger, automatically without any action on his or her part, receive the number of shares of the Holding
                                       Company's common stock, par value $.01 per share ("Holding
                                       Company Common Stock"), to which such shareholder is entitled under the Plan of Reorganization and Plan of Merger. See
                                       "PROPOSED REORGANIZATION -- Conversion of Stock."
Matters to be Considered.............  (1) the election of twelve directors to serve until the next
                                       Annual Meeting of Shareholders of the Bank and until their successors are elected and qualified; (2) a proposal to approve and adopt that certain Plan of Reorganization dated as of March
                                       17, 1998 (the "Plan of Reorganization"), by and between the
                                       Bank and FVNB Corp., a Texas business corporation (the
                                       "Holding Company"), and the related

                                       5

                                       Plan of Merger ("Plan of Merger") to be entered into by and between the Bank and FVNB Interim Bank, N.A., an interim
                                       national banking association to be formed by the Holding
                                       Company (the "Interim Bank"); (3) a proposal to approve and adopt the FVNB Corp. Stock Incentive Plan; (4) the approval of the firm Arthur Andersen LLP as the independent public
                                       accountants of the Bank (and, if the Plan of Reorganization and
                                       Plan of Merger are approved, the Holding Company) for the
                                       current fiscal year; and (5) to act on such other matters as may properly come before the Meeting and any adjournment or postponement thereof.

                            PROPOSED REORGANIZATION

The Parties..........................  The Bank is a national banking association organized under the laws of the United States of America. The Holding Company is a
                                       Texas corporation recently formed at the direction of the Bank for the purpose of becoming a bank holding company. Upon
                                       consummation of the reorganization, the Bank will be a
                                       wholly-owned subsidiary of the Holding Company. The principal executive offices of the Bank and the Holding Company are
                                       located at 101 S. Main St., Victoria, Texas 77901. The
                                       telephone number for the Bank and the Holding Company is (512)
                                       573-6321.
Conditions to the Consummation of the
  Plan of Reorganization and Plan of
  Merger.............................  The affirmative vote of the holders of at least two-thirds
                                       ( 2/3) of the outstanding shares of Bank Common Stock is
                                       required to approve and adopt the Plan of Reorganization and
                                       Plan of Merger. In addition, the Plan of Reorganization and
                                       Plan of Merger are subject to the approval of various
                                       regulatory authorities, including, without limitation, the
                                       Office of the Comptroller of the Currency ("OCC"). Any
                                       approval granted by the OCC reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the
                                       subject banking organizations. Such approval is not to be
                                       interpreted as an opinion by the OCC that the reorganization is X favorable to the Bank's shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR
                                       RECOMMENDATION OF THE REORGANIZATION AND MERGER. The Holding
                                       Company has filed a notice to become a bank holding company with the Board of Governors of the Federal Reserve System (the
                                       "Federal Reserve Board"). See "PROPOSED REORGANIZA-
                                       TION -- Shareholder Approval" and "-- Regulatory Approvals."
Conversion of Stock..................  Upon the consummation of the transactions contemplated by the
                                       Plan of Reorganization, all shareholders of the Bank, those who exercise dissenting shareholders' rights, will become
                                       shareholders of the Holding Company and will own one (1) share of Holding Company Common Stock for each share of Bank Common
                                       Stock theretofore owned by such shareholder. Each outstanding share of the Bank Common Stock at the effective time of the
                                       Merger will be

                                       6

                                       converted into and become one (1) share of Holding Company
                                       Common Stock. See "PROPOSED REORGANIZATION -- Conversion of
                                       Stock."
Recommendation of Bank's Board of
  Directors..........................  The Board of Directors of the Bank believes that the Plan of
                                       Reorganization and Plan of Merger are in the best interests of the Bank and its shareholders and unanimously recommends that shareholders of the Bank vote "For" the approval of the Plan of Reorganization and Plan of Merger. The Bank's Directors have indicated that they will vote all of their shares of Bank
                                       Common Stock in favor of the Plan of Reorganization and Plan of
                                       Merger. As of February 28, 1998, the directors and executive officers of the Bank beneficially owned, in the aggregate,
                                       448,581 shares of Bank Common Stock, or approximately 18.91% of X the total shares entitled to vote at the Meeting. See
                                       "PROPOSED REORGANIZATION -- Reasons for the Proposed Reor-
                                       ganization" and "-- Recommendation of the Bank's Board of
                                       Directors."
Exchange of Stock Certificates.......  Shareholders of the Bank may, at the option of the Holding
                                       Company, be required to exchange their present stock
                                       certificates (bearing the name "First Victoria National
                                       Bank") for new stock certificates (bearing the name "FVNB
                                       Corp."). In the event that the Board of Directors requires shareholders to exchange their Bank stock certificates for
                                       Holding Company stock certificates, the Board of Directors has reserved the right to withhold any dividends from those
                                       shareholders who do not exchange their certificates within a reasonable period of time after notification of the exchange.
                                       See "PROPOSED REORGANIZATION -- Exchange of Stock
                                       Certificates."
Failure to Surrender Stock
  Certificates.......................  Although the Board of Directors does not anticipate that it will require shareholders of the Bank to surrender their stock certificates, shareholders of the Bank must surrender their stock certificates within two (2) years of the date of any notification to do so. In the event that any stock certificates are not surrendered for exchange within such two (2) year
                                       period, shares represented by appropriate certificates of the
                                       Holding Company that would otherwise have been delivered in such exchange, may be sold at the option of the Holding
                                       Company. If sold, the net proceeds of the sale shall be held for those shareholders of the unsurrendered certificates to be paid to them upon surrender of their outstanding certificates.
                                       FROM AND AFTER SUCH SALE, THE SOLE RIGHT OF THE HOLDERS OF THE
                                       UNSURRENDERED OUTSTANDING CERTIFICATES SHALL BE THE RIGHT TO
                                       COLLECT THE NET SALES PROCEEDS HELD FOR THEIR ACCOUNT. See
                                       "PROPOSED REORGANIZATION -- Failure to Surrender Stock
                                       Certificates."
Amendment............................  The Board of Directors of the Bank, the Holding Company and the
                                       Interim Bank may amend the Plan of Reorganization and Plan of
                                       Merger by mutual agreement either before or after approval by the Bank's shareholders. However, no amendments can be made to the provisions relating to the conversion of shares of the Bank into shares of the Holding

                                       7

                                       Company without proper shareholder approval. See "PROPOSED
                                       REORGANIZATION -- Plan of Reorganization and Plan of Merger."
Termination..........................  The Plan of Reorganization and Plan of Merger may be terminated by the mutual consent of the Boards of Directors of the Bank, the Interim Bank and the Holding Company, even after the
                                       approval of such plans by the Bank's shareholders. The Bank's
                                       Board of Directors may terminate the Plan of Reorganization and
                                       Plan of Merger at any time before it is consummated if the
                                       Board of Directors believes the reorganization would be
                                       inadvisable for any other proper reason. See "PROPOSED
                                       REORGANIZATION -- Plan of Reorganization and Plan of Merger."
"Anti-Takeover" Provisions.........  The Articles of Incorporation and Bylaws of the Holding Company
                                       establish or contain certain provisions that may be deemed to be "anti-takeover" in nature. The anti-takeover provisions include, without limitation: (1) the authorization of twenty million (20,000,000) shares of common stock, all of which may be issued without shareholder approval; (2) the elimination of cumulative voting in the election of directors; (3) the
                                       requirement that holders of at least seventy-five percent (75%)
                                       of the outstanding shares of Holding Company's outstanding shares is required to approve any merger, consolidation,
                                       dissolution or liquidation of the Holding Company or the sale of all or substantially all of its assets; or the holders of at least a majority of the outstanding shares of Holding Company
                                       Common Stock when at least a majority of Directors have
                                       approved such transaction; (4) the authorization for the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders; and (5) the
                                       requirement that a special meeting of shareholders may only be called by the Board of Directors, the Chairman, the President,
                                       or one or more shareholders owning in the aggregate, not less than 20% of the outstanding shares of the Holding Company.
                                       THEREFORE, A VOTE IN FAVOR OF THE PLAN OF REORGANIZATION AND
                                       PLAN OF MERGER IS A VOTE IN FAVOR OF THESE ANTI-TAKEOVER
                                       PROVISIONS. See "DESCRIPTION OF THE HOLDING COMPANY COMMON
                                       STOCK -- Anti-Takeover Provisions."
Rights of Dissenting Shareholders....  Shareholders of the Bank who: (1) vote against the Plan of
                                       Reorganization and Plan of Merger at the Meeting or give notice in writing to the Bank prior to or at the Meeting that they dissent from the Plan of Reorganization and Plan of Merger; and
                                       (2) comply with the procedures described in "PROPOSED
                                       REORGANIZATION -- Rights of Dissenting Shareholders" will be entitled to receive cash for the fair value of their shares.
                                       Merely voting against the Plan of Reorganization and Plan of
                                       Merger at the Annual meeting will not perfect a shareholder's dissenters' rights. Shareholders are urged to review carefully the section of this Proxy Statement/Prospectus entitled
                                       "PROPOSED REORGANIZATION -- Rights of Dissenting
                                       Shareholders" and the statutory excerpts concerning
                                       dissenters' rights attached to this Proxy Statement/Prospectus as Annex D. FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12
                                       U.S.C. SECTION 215a REGARDING DISSENTERS'

                                       8

                                       RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.
Federal Income Tax Consequences......  Under the current provisions of the Internal Revenue Code of
                                       1986, as amended (the "Code"), no gain or loss is expected to be recognized for federal income tax purposes by shareholders of the Bank who are individual U.S. citizens and residents by reason of the conversion of their shares of Bank Common Stock into shares of Holding Company Common Stock in connection with the consummation of the transactions contemplated by the Plan of Reorganization and Plan of Merger. See "PROPOSED
                                       REORGANIZATION -- Federal Income Tax Consequences."
Markets for Shares...................  The Bank Common Stock is currently listed and traded on the
                                       Nasdaq National Market under the symbol "FVNB." The closing sale price of the Bank Common Stock on the Nasdaq National
                                       Market on March 10, 1998, was $42.00 per share. As the Holding
                                       Company was recently formed, there is currently no active
                                       trading market for its shares. However, following the
                                       reorganization, the Holding Company Common Stock is expected to be listed and traded on the Nasdaq National Market under the
                                       Bank's current trading symbol. For additional information, see
                                       "DESCRIPTION OF THE BANK COMMON STOCK -- Market Prices."

                                 PER SHARE DATA

     The following table sets forth certain per share data relating to the historical book value per common share, cash dividends declared per common share and earnings per share of the Bank Common Stock. The following historical per share data are derived from, and qualified by reference to, the Bank's Consolidated Financial Statements and the notes thereto included in the Bank's 1997 Annual Report, which is being mailed to shareholders along with this Proxy Statement/Prospectus. The historical per share information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included in the Bank's 1997 Annual Report, "FIRST VICTORIA NATIONAL BANK SELECTED HISTORICAL FINANCIAL DATA," and "FIRST VICTORIA
NATIONAL BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     The following information is not necessarily indicative of the results of operations of future periods or the future combined financial position of the Holding Company.

                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------
                                         1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
Book value per share.................  $   23.63  $   22.37  $   21.62  $   18.77  $   18.96
Earnings per share...................  $    2.10  $    1.67  $    1.95  $    1.94  $    1.86
Dividends per share..................  $    .820  $    .640  $    .730  $    .625  $    .625

                                  RISK FACTORS

     PRIOR TO VOTING ON THE PROPOSAL TO APPROVE THE PLAN OF REORGANIZATION AND PLAN OF MERGER DESCRIBED HEREIN, SHAREHOLDERS OF THE BANK SHOULD CAREFULLY CONSIDER THE RISK FACTORS DISCUSSED BELOW AS WELL AS ALL OF THE INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO. SEE ALSO "NOTE REGARDING FORWARD-LOOKING INFORMATION." ANY OR ALL OF THE RISK FACTORS DISCUSSED BELOW COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS OF THE HOLDING COMPANY AND ITS SUBSIDIARIES, AND/OR ON THE PRICE AT WHICH SHARES OF HOLDING COMPANY COMMON STOCK MAY TRADE.

REGULATION AND SUPERVISION

     The Holding Company and the Bank are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, including rules and regulations promulgated by the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency. These laws and regulations are designed primarily for the protection of depositors and, consequently, may impose limitations on the Holding Company and the Bank that may not be in the best interests of the Holding Company or its shareholders. The Holding Company and the Bank are subject to changes in federal and state laws, as well as changes in rules and regulations, governmental policies and changes in accounting principles. The effects of any such potential changes cannot be predicted, but they could have an adverse effect on the business and operations of the Holding Company and the Bank.

RESTRICTIONS ON PAYMENT OF DIVIDENDS BY THE BANK TO THE HOLDING COMPANY

     The ability of the Holding Company to pay dividends will depend on the ability of the Bank to pay dividends to the Holding Company as the Holding Company has no other source of significant income. As set forth above, the Bank is subject to federal law and regulations which limit the amount of dividends the Bank may pay to the Holding Company. For example, the payment of dividends by the Bank as a national banking association is affected by the requirement to maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. All banks and bank holding companies are required to have a minimum total capital to risk-weighted assets (total capital) ratio of 8.00% and a minimum Tier 1 capital to risk-weighted assets (Tier 1) ratio of 4.00%. Additionally, banking organizations must maintain a minimum Tier 1 capital to total assets (leverage) ratio of 3.00%. This 3.00% leverage ratio is a minimum for banking organizations without any supervisory, financial or operational weaknesses or deficiencies. However, most banking organizations, including the Bank, are expected to maintain a leverage ratio of 100 to 200 basis points above this minimum depending on their financial condition. As of December 31, 1997, the Bank's leverage ratio was 11.99%, its total risk-based capital ratio was 19.65%, and its Tier 1 risk-based ratio was 18.67%. If (i) the OCC increases any of these required ratios; (ii) the total of risk-weighted assets of the Bank increases significantly; and/or (iii) the Bank's income decreases significantly, the Bank's Board of Directors may decide or be required to retain a greater portion of the Bank's earnings to achieve and maintain the required capital or asset ratios. This will reduce the amount of funds available for the payment of dividends by the Bank to the Holding Company. Further, in some cases, the OCC could take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. In addition, whether dividends are paid and their frequency and amount will depend on the financial condition and performance, and the discretion of management, of the Bank. The foregoing restrictions on dividends paid by the Bank may limit the Holding Company's ability to obtain funds from such dividends for its cash needs, including funds for the payment of dividends and operating expenses. The amount of dividends the Bank could pay to the Holding Company as of December 31, 1997 without prior regulatory approval, which is limited by statute to the sum of undivided profits for the current year plus net profits for the preceding two years, was approximately $8,372,000. See "DESCRIPTION OF THE BANK -- Supervision and Regulation of the Bank."

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank and the Holding Company, may be materially and adversely affected by changes in prevailing economic conditions, including changes in interest rates, declines in real estate market values and the monetary and fiscal policies of the federal government. The profitability of the Holding Company and the Bank is in part a function of the spread between the interest rates earned on loans and interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, the Bank's net interest margin will continue to be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates, and, as a result, an increase or decrease in rates could have a positive or negative affect on the Bank's net income, capital and liquidity. See "FIRST VICTORIA NATIONAL BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

POTENTIAL DILUTION

     Because the Holding Company has authorized common stock substantially in excess of the number of shares that will be issued in connection with the Merger, the Board of Directors of the Holding Company will have the flexibility to raise additional capital and to make acquisitions through the issuance of Holding Company Common Stock without further approval by the Holding Company's shareholders. The Holding Company shareholders will not have preemptive rights to subscribe for additional shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to the Holding Company Common Stock. Other than in connection with the proposed FVNB Corp. Stock Incentive Plan, the Board of Directors of the Holding Company has no present plans for issuing additional shares of Holding Company Common Stock, but it may determine to do so in the future. See "APPROVAL OF THE FVNB CORP. STOCK INCENTIVE PLAN."

DEREGULATION

     There have been significant changes in the banking industry in past years. Many of the changes have resulted from federal legislation intended to deregulate the banking industry. This legislation has, among other things, increased the power of non-banks to offer traditional banking services. Legislation currently in Congress proposes modifications of some of the prohibitions on the type of businesses in which bank holding companies may engage. In addition, other types of financial institutions, including securities brokerage companies, insurance companies, and investment banking firms, have been given and may continue to be given powers to engage in activities which traditionally have been engaged in only by banks. Such changes may continue to place the Holding Company and the Bank in more direct competition with other financial institutions. See "DESCRIPTION OF THE BANK -- Supervision and Regulation of the Bank."

ALLOWANCE FOR LOAN AND LEASE LOSSES

     The allowance for loan and lease losses represents the Bank's estimate of the amount of the loan and lease portfolio that will not be repaid and consequently will have to be written off. The allowance is established by management using historical experience and by making various assumptions and judgments about the ultimate collectability of the loan and lease portfolio. The Bank's allowance for loan and lease losses as of December 31, 1997 and 1996 was approximately $2,861,000 and $2,475,000, respectively, which represented 1.08% and 1.23%, respectively, of the total amount of loans and leases. There can be no assurance that the allowance will prove to be sufficient to cover future loan and lease losses. The Holding Company's profitability and financial condition could be adversely affected to the extent that the estimated allowance is insufficient to cover future loan and lease losses incurred. See "FIRST
VICTORIA NATIONAL BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Allowance for Loan and Lease Losses."

COMPETITION; DEPENDENCE ON ECONOMIC CONDITIONS

     The Holding Company's profitability is dependent on the profitability of the Bank. The Bank is engaged in the highly competitive business of commercial banking. The Bank's competitors include local, regional and national commercial banks, savings and loan associations, credit unions, and non-bank entities, many of which are not subject to the same regulatory standards or restrictions as the Bank. Many of these competitors have substantially greater resources and lending limits than the Bank, and some of these competitors may offer services that the Bank does not currently provide. In addition, every bank, including the Bank, is affected by the economic conditions and the economy of the area in which it operates. The Bank has full service bank facilities in Victoria, Calhoun and San Patricio Counties, Texas. Therefore, the Bank and the Holding Company remain vulnerable to downturns in the economy of those communities as well as to downturns in the economy in general. Adverse economic conditions could have a serious negative impact upon the operations and prospects of the Bank and the Holding Company, the quality of the Bank's loan portfolio, the Bank's ability to pay dividends to the Holding Company, and the Holding Company's earnings.

LACK OF DIVERSIFICATION

     The Holding Company's business activity will consist of its ownership of the Bank. As a result, the Holding Company will lack diversification as to business activities and market area, and any event affecting the Bank will have a direct effect on the Holding Company.

                                 ANNUAL MEETING

     This Proxy Statement which also constitutes a Prospectus (the "Proxy Statement/Prospectus") is being furnished for the solicitation by the Board of Directors of First Victoria National Bank, a national banking association organized under the laws of the United States of America (the "Bank"), of proxies to be voted at an Annual Meeting of Shareholders of the Bank (the "Meeting") to be held at 2:00 p.m., local time, on Thursday, May 14, 1998, at the Main Office of the Bank, 101 S. Main St., Victoria, Texas 77901, and at any adjournment or postponement of the Meeting. This Proxy Statement/Prospectus also constitutes a prospectus of FVNB Corp., a Texas corporation (the "Holding Company"), in offering shares of its common stock to the Bank's shareholders in accordance with a Plan of Reorganization and Plan of Merger. The principal executive offices of the Bank and the Holding Company are located at 101 S. Main St., Victoria, Texas 77901. The telephone number for the Bank and the Holding Company is (512) 573-6321. All inquiries should be directed to David M. Gaddis, President. This Proxy Statement/Prospectus and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Bank on or about April
  , 1998.

DATE, PLACE AND TIME OF MEETING

     The Annual Meeting of Shareholders of First Victoria National Bank will be held at 2:00 p.m., local time, on Thursday, May 14, 1998, at the Main Office of the Bank, at 101 S. Main St., Victoria, Texas 77901.

PURPOSE OF THE MEETING

     At the Meeting, shareholders of the Bank will be requested: (1) to consider and act upon the election of twelve directors to serve until the next Annual Meeting of Shareholders of the Bank and until their successors are elected and qualified; (2) to consider and act upon a proposal to approve and adopt that certain Plan of Reorganization dated as of March 17, 1998 (the "Plan of Reorganization"), by and between the Bank and the Holding Company, and the related Plan of Merger ("Plan of Merger") to be entered into by and between the Bank and FVNB Interim Bank, an interim national banking association to be formed by the Holding Company under the laws of the United States (the "Interim Bank"), providing, among other things, for the merger of the Interim Bank with and into the Bank and the automatic conversion of each share of the Common Stock of the Bank into one share of the Common Stock of the Holding Company; (3) to consider and act upon a proposal to approve and adopt the FVNB Corp. Stock Incentive Plan; (4) to consider and act upon the approval of the firm Arthur Andersen LLP as the independent public accountants of the Bank (and, if the Plan of Reorganization and Plan of Merger are approved, the Holding Company) for the current fiscal year; and (5) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE; QUORUM; VOTING RIGHTS

     The Board of Directors of the Bank has fixed the close of business on March 17, 1998, as the record date for the determination of shareholders of the Bank entitled to notice of and to vote at the Meeting (the "Record Date"). On the Record Date, the Bank had outstanding 2,372,792 shares of its common stock, par value $2.50 per share ("Bank Common Stock"), which was held by approximately
657 shareholders of record.

     The presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for the transaction of business at the Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Bank Common Stock is required to approve and adopt the Plan of Reorganization and Plan of Merger. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against such approval and adoption. Although abstentions and broker non-votes are not votes cast, and therefore do not count either for or against such approval and adoption, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes received for each such matter.

     Cumulative voting rights exist with respect to the election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he is entitled by the number of directors to be elected, and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates.

     On all other matters to come before the Meeting, including the proposal to approve and adopt the Plan of Reorganization and Plan of Merger, each share of Bank Common Stock is entitled to one (1) vote.

SOLICITATION OF PROXIES

     This Proxy Statement/Prospectus and the enclosed form of Proxy are first
being sent to shareholders of the Bank on or about April   , 1998.

     The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Bank may furnish shareholders in connection with the Meeting, will be borne by the Bank. In addition to solicitation by mail, directors, officers and employees of the Bank, who will not be additionally compensated therefor, may solicit Proxies from the shareholders of the Bank personally or by telephone, telegram or telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the Bank Common Stock held of record by these persons, and, upon request therefor, the Bank will reimburse them for their reasonable forwarding expenses.

VOTING AND REVOCATION OF PROXIES

     Shares represented by Proxies properly signed, executed and returned, unless subsequently revoked, will be voted at the Meeting in accordance with the instructions made thereon by the shareholders. If a Proxy is signed, executed and returned without indicating any voting instructions, the shares represented by the Proxy will be voted FOR (1) the election of the twelve nominees for director, (2) the approval and adoption of the Plan of Reorganization and Plan of Merger, (3) the approval of the FVNB Corp. Stock Incentive Plan and (4) the approval of the firm Arthur Andersen LLP as the independent public accountants for the current fiscal year. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Meeting and vote in person, after giving notice to the Secretary to the Board of Directors of the Bank. Persons empowered as proxies will also be empowered to vote in their discretion for such matters as may properly come before the Meeting or any adjournment thereof.

     A shareholder of the Bank who returns a Proxy may revoke the Proxy prior to the time it is voted: (1) by giving written notice of revocation bearing a later date than the Proxy to H. Allen Jones, Secretary to the Board of Directors of the Bank, 101 S. Main St., Victoria, Texas 77901; (2) by duly executing and delivering to the Bank a later-dated proxy relating to the same shares and giving written notice thereof to the Secretary to the Board of Directors of the Bank; or (3) by voting in person after giving written notice of such intention to the Secretary to the Board of Directors of the Bank. Attendance by a shareholder at the Meeting will not itself be deemed or constitute a revocation of the Proxy.

                   BENEFICIAL OWNERSHIP OF BANK COMMON STOCK

     The following table sets forth, as of February 28, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the outstanding shares of Bank Common Stock, each director of the Bank and all officers and directors of the Bank as a group, together with the number of shares beneficially owned by each such person and the percentage of the outstanding Bank Common Stock so owned.

                                                                PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER    NO. OF SHARES (1)        OF CLASS
-------------------------------------   -----------------       ----------
Oster & Co...........................        246,140(2)            10.37%
c/o First Victoria National Bank
101 S. Main St.
Victoria, Texas 77901
Michael S. Anderson..................        140,902(3)             5.94%
P. O. Box 2549
Victoria, Texas 77902
D. H. Braman, Jr.....................        134,660(4)             5.68%
One O'Connor Plaza, Suite 1100
Victoria, Texas 77901
R. L. Keller.........................        141,380(5)             5.96%
P. O. Box 2549
Victoria, Texas 77902
O. D. Edwards, Jr....................         29,424(6)             1.24%
David P. Engel.......................          2,900               *
David M. Gaddis......................          2,184(7)            *
Robert L. Halepeska..................         17,900(8)            *
Thomas Lane Keller...................          1,000               *
James Robert (Bob) McCan.............          1,200(9)            *
J. E. McCord.........................          8,304               *
Thomas M. O'Connor...................         83,624(10)            3.52%
Billy W. Ruddock.....................          3,240               *
Roger Welder.........................          2,500               *
W. L. Zirjacks.......................         12,804(11)           *
John E. Billups......................            200               *
C. Dee Harkey........................            100               *
M. Russell Marshall..................        --                    --
Kenneth L. Vickers...................            154               *
Allen Jones..........................            560               *
Sue Jurischk.........................            125               *
John E. Zacek........................             80               *
All Directors and Executive Officers         448,581               18.91%
  as a group (20 persons)............

------------

 * Less than 1%.

 (1) "Beneficial ownership" is determined in accordance with the definitions therefor set forth in the regulations of the OCC and the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days. Unless otherwise indicated, all shares are owned by the reporting person individually or jointly with his spouse.

 (2) Oster & Co. is a Texas partnership composed of David M. Gaddis, C. Dee Harkey and Dana K. Fowler, all officers of First Victoria National Bank, and is the nominee for stock held in trust by the Trust and Investment Management Department of First Victoria National Bank. The Trust and

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     Investment Management Department of the Bank has limited voting power with regard to all shares of common stock held in the name of Oster & Co.

 (3) Includes 138,902 shares owned directly by Mr. Anderson and 2,000 shares owned by his spouse.

 (4) Includes 112,580 shares owned directly by Mr. Braman and 22,080 shares as to which he has voting rights as trustee of the Kate S. O'Connor Trust for the benefit of Thomas E. Braman.

 (5) Includes 3,990 shares owned directly by Mr. Keller, 110 shares owned by his spouse, and 137,280 shares as to which he shares voting rights as co-trustee of the Ann O'Connor Harithas Liquid Assets Trust.

 (6) Includes 5,824 owned by Mr. Edwards, 17,280 shares owned by the Patti Welder Edwards Estate, of which he is co-executor, and 6,320 shares owned by the Edwards Children Trust, of which he is trustee.

 (7) Includes 2,144 shares owned directly by Mr. Gaddis and 40 shares owned by his children.

 (8) Includes 1,000 shares owned by Mr. Halepeska and 16,900 shares as to which he has sole voting rights as Executive Vice President of the M. G. and Lillie Johnson Foundation, Inc.

 (9) Includes 1,200 shares owned by Mr. McCan in a management trust to which he holds sole voting rights.

(10) Includes 66,336 shares owned by Mr. O'Connor, 2,336 shares held in the Madeline F. O'Connor Trust, and 14,952 shares in the name of Greta Investment Company as to which he has sole voting rights.

(11) Includes 12,404 shares owned directly by Mr. Zirjacks and 400 shares owned by his spouse.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS -- (PROPOSAL 1)

     At the Meeting twelve directors, which will constitute the entire Board of Directors of the Bank, are to be selected, each to hold office until the next Annual Meeting of Shareholders of the Bank and until his successor is elected and qualified. If the Plan of Reorganization and Plan of Merger are approved and the Merger consummated, the Bank will become a wholly-owned subsidiary of the Holding Company. In such event, the directors of the Bank would thereafter be selected by the Holding Company and current shareholders of the Bank, who would become shareholders of the Holding Company upon consummation of the Merger, would be entitled to vote on the election of directors of the Holding Company. The directors of the Holding Company, each of whom is a nominee for director of the Bank, are Michael S. Anderson, O. D. Edwards, Jr., David P. Engel, David M. Gaddis, Robert L. Halepeska, R. L. Keller, Thomas Lane Keller, James Robert
(Bob) McCan, J. E. McCord, Thomas M. O'Connor, Billy W. Ruddock and Roger Welder. If the Merger is consummated, at the next Annual Meeting of Shareholders the shareholders of the Holding Company would be entitled to vote on the election of directors of the Holding Company. See "DESCRIPTION OF THE HOLDING COMPANY -- Management."

     The proxies named in the accompanying Proxy, who have been designated by the Board of Directors, intend to vote for the twelve nominees set forth below, unless otherwise instructed in such Proxy. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, proxies received by the Board of Directors will be deemed to authorize the Proxies' attorneys and agents acting thereunder to vote as they, in their discretion, may determine, or to vote for such other nominee for director, if any, as the Board of Directors may select. All of the executive officers and directors have indicated their intention to vote in favor of each of the twelve nominees for director of the Bank.

     The name of each director or nominee for director, his present address, age as of February 28, 1998, the year he first became a director of the Bank, his principal occupation or employment, and executive offices with the Bank, are set forth below.

                                               SERVED AS
                                               DIRECTOR    EXECUTIVE OFFICES WITH THE BANK,
               NOMINEE                  AGE    SINCE(1)  PRINCIPAL OCCUPATION OR EMPLOYMENT(2)
-------------------------------------   ---    --------- -------------------------------------
Michael S. Anderson..................   35        1989   Chairman of the Board, First Victoria
                                                         National Bank; Attorney at Law
O. D. Edwards, Jr....................   58        1973   Ranching, farming, oil & gas;
                                                         Formerly General Manager,
                                                         Welder-Edwards
                                                         Cattle Co.
David P. Engel.......................   47        1994   President, Airgas Texas, Inc.
                                                         (successor to Welders Equipment
                                                         Company, Inc.)
David M. Gaddis......................   48        1989   President and Chief Executive
                                                         Officer, First Victoria National Bank
Robert L. Halepeska..................   44        1993   Executive Vice President, M. G. and
                                                         Lillie A. Johnson Foundation, Inc.
R. L. Keller(3)......................   72        1971   Certified Public Accountant; Purebred
                                                         cattle breeder
Thomas Lane Keller(4)................   40        1994   Certified Public Accountant; Owner,
                                                         Keller & Associates, Certified Public
                                                         Accountants
James Robert (Bob) McCan.............   40        1997   McFaddin Enterprises, Inc. (Ranching)
J. E. McCord.........................   81        1951   Retired (Previous partner, McCord
                                                         Partnership -- real estate
                                                         development)
Thomas M. O'Connor...................   75        1951   Sole Proprietor (Ranching and
                                                         farming)
Billy W. Ruddock.....................   65        1990   Retired (Formerly Executive Assistant
                                                         to the President, First Victoria
                                                         National Bank)
Roger Welder.........................   39        1992   Vice-Chairman of the Board, First
                                                         Victoria National Bank; J. F. Welder
                                                         Heirs (Ranching, mineral holdings)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The year indicated is the year each person first became a director of the Bank.

(2) All nominees have been actively engaged in the business identified as their principal occupation for at least five years. All nominees except David P. Engel, David M. Gaddis and Robert L. Halepeska are self-employed. Except as indicated in the following notes to this table, none of the nominees are related.

(3) R. L. Keller is the father of Thomas Lane Keller.

(4) Thomas Lane Keller is the son of R. L. Keller.

     None of the directors is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities and Exchange Act of 1934, or of any company registered under the Investment Company Act of 1940.

     During 1997, the Board of Directors held twelve regular meetings. Except for David P. Engel, who attended fewer than 75% of the total board meetings and the meetings held by the committees of the Board of Directors on which he served during 1997, no directors attended fewer than 75% of the total board meetings and the meetings held by the committees of the Board of Directors on which they served during 1997.

     The Audit Committee of the Board of Directors met four times during 1997. The function of the committee, which meets quarterly, is to insure compliance with accepted audit procedures. The members of the Audit Committee are outside directors who are independent of management. The Audit Committee is required to review the basis for all financial reports with management and the independent public accountant. The committee is composed of Thomas Lane Keller, Chairman, Roger Welder, Vice-Chairman, O. D. Edwards, Jr., James R. "Bob" McCan, and J.
E. McCord.

     The Trust Audit Committee of the Board of Directors met one time during 1997. The function of the committee, which meets at least once during each calendar year within fifteen months of the last examination of fiduciary activities by the Bank, is to determine whether appropriate fiduciary powers have been administered. The Committee is composed of Thomas Lane Keller, Chairman, David P. Engel, Vice-Chairman, and James R. "Bob" McCan.

     The Compensation and Retirement Committee met five times during 1997. The function of this committee, which meets on a call basis, is to approve compensation policies of the Bank which include: setting of salaries, incentive compensation plans, and other matters concerning compensation and retirement of Bank staff and members of the Board. The committee is composed of David P. Engel, Chairman, O. D. Edwards, Jr., Vice-Chairman, R. L. Keller, James R. "Bob" McCan and Thomas M. O'Connor.

     The Executive and Nominating Committee of the Board of Directors met six times during 1997. The committee, which meets on a call basis, serves two functions: to establish executive policy and to consider nominations for directors. The committee is composed of Roger Welder, Chairman, David P. Engel, Vice-Chairman, Michael S. Anderson, R. L. Keller, J. E. McCord and Thomas M. O'Connor.

EXECUTIVE OFFICERS

     The following lists the executive officers of the Bank as of February 28, 1998, the positions in which they served as executive officers and their principal occupation for the past five years:

                                                                                      SERVED IN
NAME                                       AGE                 TITLE                CAPACITY SINCE
----------------------------------------   ---    -------------------------------   --------------
Michael S. Anderson.....................   35     Chairman of the Board(1)               05/97
                                                  Vice-Chairman of the Board             08/96
David M. Gaddis.........................   48     President and Chief Executive          07/89
                                                  Officer
                                                  Acting President and Chief             02/89
                                                  Executive Officer
                                                  Executive Vice President and           07/86
                                                  Chief Operating Officer
                                                  Senior Vice President --               05/81
                                                  Operations Division
John E. Billups.........................   48     Executive Vice President and           05/96
                                                  Business Development Manager(2)
C. Dee Harkey...........................   45     Executive Vice President and           08/96
                                                  Chief Operating Officer(3)
                                                  Executive Vice President and           02/95
                                                  Senior Trust Officer
M. Russell Marshall.....................   39     Executive Vice President and           08/96
                                                  Senior Trust Officer(4)
                                                  Senior Vice President and Trust        07/94
                                                  Officer
Kenneth L. Vickers......................   51     Executive Vice President and           04/94
                                                  Chief Lending Officer
                                                  Senior Vice President and Chief        08/93
                                                  Lending Officer(5)
Allen Jones.............................   57     Senior Vice President                  06/90
Sue Jurischk............................   52     Senior Vice President                  04/87
John E. Zacek...........................   38     Senior Vice President(6)               04/93
                                                  Vice President                         01/86

------------

(1) Michael S. Anderson was elected Chairman of the Board of First Victoria National Bank on May 20, 1997. Mr. Anderson has also been an Attorney at Law for the past five years.

(2) Prior to May 1995, John E. Billups was employed by Victoria Bank & Trust in the capacity of Senior Vice President and Victoria Regional Manager.

(3) Prior to February 1995, C. Dee Harkey was employed by International Bank of Commerce as Executive Vice President and Cashier from August 31, 1994 to February 15, 1995. He was employed in the capacity of Vice President and Trust Officer from December 1, 1985 to December 31, 1991 and President and Chief Operating Officer from January 1, 1992 to August 31, 1994 at First State Bank and Trust Company, Port Lavaca.

(4) Prior to July 1994, M. Russell Marshall was employed by Victoria Bank & Trust in the capacity of Senior Vice President and Trust Officer.

(5) Prior to August 1993, Kenneth L. Vickers was employed by Victoria Bank & Trust in the capacity of Senior Vice President.

(6) John E. Zacek was designated an executive officer of the Bank on January 21, 1997.

                     COMPENSATION OF OFFICERS AND DIRECTORS

COMPENSATION AND RETIREMENT COMMITTEE REPORT

     Under rules established by the Securities and Exchange Commission and adopted by the Office of the Comptroller of the Currency, the Bank is required to provide certain data and information in regard to the compensation and benefits provided to the Bank's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers providing that their aggregate compensation exceeded $100,000 in 1997. The disclosure requirements for these individuals (the "named executive officers") include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting all executive officers. In fulfillment of this requirement, the Compensation and Retirement Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

  COMPENSATION PHILOSOPHY

     The executive compensation program is administered by the Compensation and Retirement Committee of the Board of Directors (the "Committee") which is composed of the individuals listed below who are outside directors of the Bank with responsibility for all compensation matters for the Bank's senior management. The program has been designed to enable the Bank to attract, motivate and retain officers by providing a fully competitive total compensation opportunity based on performance. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary, causing greater variability in the individual's absolute compensation level from year to year. The Committee is accountable for the approval of responsible executive compensation programs which relate the pay levels of executives to the performance of the Bank, while providing appropriate incentives to deliver the maximum short and long-term financial results for the benefit of the shareholders. The program provides for incentive opportunities for the achievement of financial performance goals established by the Committee in the form of short-term awards which recognize current achievements and long-term awards which strengthen the mutuality of interests between management and the Bank's shareholders. Long-term incentives reward executives for delivering long-term value to the Bank's shareholders. The Committee makes recommendations to the Board of Directors on compensation actions involving executive officers of the Bank. It also approves compensation actions involving all other elected officers of the Bank, and annually reviews and recommends to the Board of Directors the salaries (effective April 15) of all officers.

     With respect to the CEO, the Committee recommends to the Board of Directors the CEO compensation. In determining the CEO salary, the Committee considers such factors and criteria as objectives of the Bank and the attainment thereof, the ability of the CEO to develop, train, and motivate a competent management team, the success of the CEO of promoting and growing the Bank in the communities served, the ability to work with and carry-out the directives of the Board of Directors, and the success of the CEO in rewarding shareholders with a satisfactory return on their investment. Finally, the Committee considers the success of managing the Bank in a safe and sound manner. The base salary is determined based on the aforementioned criteria after consideration of the compensation of CEOs in other comparable financial institutions and the supply and demand in the market place.

     The Bank's Incentive Compensation Plan is administered by the Committee. The Committee determines which officers may participate in the plan and the extent of their participation. All awards are contingent upon the Bank's attaining certain financial objectives established annually by the Committee. Prior to 1997, the plan provided for a portion of an annual award to be distributed in cash with the remainder in the form of performance units entitling the holder to receive a future cash payment equal to the book value of the Bank common stock at the date of redemption. As of January 1, 1997, no further awards will be made pursuant to the Incentive Compensation Plan. Accruals of additional expense for each unredeemed performance award will continue to be made in future years to reflect increases in the book value per share of the Bank common stock.

     On July 15, 1997, the Committee approved an Officer Annual Incentive Plan effective as of January 1, 1997. The plan is administered by the Committee and all awards are payable entirely in cash and are contingent upon the Bank's attaining various growth and financial objectives to be determined annually.

     Following is a discussion of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1997 compensation.

  COMPENSATION PROGRAM

     Total annual cash compensation for executive management consists of base salary and the cash incentive earned under the Officer Annual Incentive Plan. At the senior executive levels, base salaries, the fixed regular period component of pay, are determined by comparison to salary ranges for equivalent positions in peer groups of banks with similar characteristics. Annual awards, which are directly linked to the short-term growth and financial performance of the Bank as a whole, are designed to provide better-than-competitive pay only for better-than-competitive performance. Total annual cash compensation varies each year based on achievement of Bank growth and financial performance goals established by the Committee and changes in base salary.

     Based on the growth and financial objectives which the Committee established for 1997, the Bank accrued approximately $310,000 under the Officer Annual Incentive Plan for the year ended December 31, 1997. The resulting annual compensation is reported in various columns in the Summary Compensation Table below for the named executive officers. No other executive officers of the Bank earned in excess of $100,000 during 1997.

     The Compensation Committee has considered the limitations on deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. The Committee's current policy is to ensure that all compensation is deductible under Section 162(m) when paid.

                                          The Compensation and Retirement
                                          Committee,
                                          David P. Engel, Chairman
                                          O. D. Edwards, Jr., Vice-Chairman
                                          R. L. Keller
                                          James R. "Bob" McCan
                                          Thomas M. O'Connor

COMPENSATION AND RETIREMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     O. D. Edwards, Jr., James R. "Bob" McCan and Thomas M. O'Connor each have indebtedness outstanding with the Bank in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the summary disclosure regarding the aggregate amounts receivable to the Bank from certain related parties of the Bank set forth under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the five-year cumulative total return of the Bank's common stock with that of the Russell 2000 major market index and the NASDAQ Banks index. Cumulative total return is calculated assuming an initial $100 investment and subsequent reinvestment of dividends paid over the five year period. The NASDAQ Banks index includes banks of various size and value. The Russell 2000 index is used as the major market index that most closely approximates the Bank's size for a variety of industries not restricted to banking.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                AMONG FIRST VICTORIA BANK, THE RUSSELL 200 INDEX
                           AND THE NASDAQ BANK INDEX

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        12/92  12/93  12/94  12/95  12/96  12/97
                                        -----  -----  -----  -----  -----  -----
FIRST VICTORIA NATIONAL BANK .........    100    134    191    252    259    420
RUSSELL 2000 .........................    100    114    114    150    175    214
NASDAQ BANK ..........................    100    119    117    169    223    377

----------
* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

SUMMARY COMPENSATION TABLE

     The following compensation table sets forth all compensation for services in all capacities paid by the Bank to the President and Chief Executive Officer of the Bank and the three other executive officers of the Bank whose aggregate compensation exceeded $100,000 for 1997.

                                                                              LONG TERM
                                                                            COMPENSATION
                                                                            -------------
                                              ANNUAL COMPENSATION            RESTRICTED       ALL OTHER
                                       ---------------------------------    STOCK AWARDS     COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR      SALARY(A)    BONUS(B)         (C)             (D)
-------------------------------------  ---------   ---------    --------    -------------    ------------
David M. Gaddis......................       1997   $ 182,500    $ 36,120                        $4,000
  President &                               1996   $ 180,501    $  --                           $3,750
  Chief Executive Officer                   1995   $ 167,583    $ 24,193        750.53          $4,011
C. Dee Harkey........................       1997   $  99,337    $ 13,429                        $2,208
  Executive Vice President                  1996   $  84,479    $  --                           $1,729
  & Chief Operating Officer                 1995   $  69,077    $  --                           $--
Billy W. Ruddock.....................       1997   $  89,468    $ 11,876                        $1,962
  Executive Assistant                       1996   $  87,286    $  --                           $1,905
  to the President                          1995   $  81,837    $  8,700        269.89          $1,771
Kenneth Vickers......................       1997   $  99,344    $ 13,376                        $2,209
  Executive Vice President                  1996   $  95,602    $  --                           $2,128
  & Chief Lending Officer                   1995   $  88,621    $  9,583        297.28          $1,941

------------

(a) Represents the annual wages earned by the named executive officer plus any fees received for service in the capacity of director. Messrs. Gaddis, Ruddock and Vickers received compensation as directors during each of the three years shown in the table above.

(b) Represents the short-term cash award described in the Incentive Compensation Plan. Amounts are payable by March 1st in the year following the year in which the award was earned.

(c) Represents the long-term portion of the Bank's incentive award expressed in performance share units. Performance share units are determined by dividing the portion of the award identified as long-term by the book value per share of common stock at the end of the year in which the award is earned. The value of these performance share units at December 31, 1997 was $23.80 per unit. No dividends are paid on the performance share units. Future payouts are not conditioned upon meeting any predetermined targets or financial objectives. As of December 31, 1997, all of the outstanding performance share units became fully vested.

(d) Includes portions relating to the Bank's matching of the officer's 401(k) contribution to the Employees' Profit Sharing Plan.

RETIREMENT PLAN

     The retirement plan for employees of the Bank is a non-contributory, trustee retirement plan, providing retirement and death benefits to all Bank employees who have completed one year of service. Benefits accrue to the participants based upon years of service and salary. The funding is limited to the maximum amounts that are available for deduction for federal income tax purposes. No contributions were made to the plan during 1996 or 1997 due to the over-funding of the retirement plan.

     Prior to 1996, annual retirement benefits under the plan were based upon the greater of several specified optional calculations - normally, the highest benefit being based upon length of service and the average of the highest five consecutive years of salary during the ten years preceding retirement. Effective January 1, 1996, the benefit formula was amended to provide for a single benefit formula that is based on the participant's final adjusted monthly compensation. Employees are required to complete five years of service for their retirement to vest. During 1996 and 1997, no amounts were paid or distributed to executive officers pursuant to the plan.

     The following table shows estimated annual benefits under the plan for various salaries and years of service classifications calculated on a life-of-participant basis with 120 guaranteed monthly payments. The amounts are shown net of Social Security offsets that apply according to the requirements of the plan document.

                                             YEARS OF SERVICE
          5 YEAR AVERAGE   -----------------------------------------------------
           ANNUAL SALARY      15         20         25         30         35
-------------------------- ---------  ---------  ---------  ---------  ---------
$ 50,000.................. $  12,665  $  16,877  $  21,109  $  25,331  $  29,553
  75,000..................    20,165     26,877     33,609     40,331     47,053
 100,000..................    27,665     36,887     46,109     55,331     64,553
 125,000..................    35,165     46,887     58,609     70,331     82,053
 150,000..................    42,665     56,887     71,109     85,331     99,553
 175,000..................    45,665     60,887     76,109     91,331    106,553
 200,000..................    45,665     60,887     76,109     91,331    106,553

     As of December 31, 1997, the most highly compensated executive officers of the Bank whose aggregate compensation exceeded $100,000 had years of credited service as follows: David M. Gaddis -- 18 years; C. Dee Harkey -- 3 years; Billy
W. Ruddock -- 43 years and Kenneth Vickers -- 4 years.

DIRECTORS' COMPENSATION

     During 1997, directors of the Bank received an annual retainer fee of $5,000. All members of the Board of Directors received $500 per meeting for each board meeting attended. Directors not employed by the Bank received an additional $300 per meeting for each committee meeting attended. It is not anticipated that members of the Board of Directors of the Holding Company will receive any compensation for their services as such during the 1998 fiscal year. Changes to the amount and manner of payment of the annual retainer paid to members of the Board of Directors of the Bank are currently being considered.

     The Bank maintains the First Victoria National Bank Board of Directors Deferred Compensation Plan pursuant to which directors may elect to have their director fees deferred. Distribution of the amount owing under the plan to each director commences on the later of January 1 of the year subsequent to the year in which the director reaches the age of sixty-five or on January 1 of the year subsequent to the year in which the director ceases to be a director. The method of distribution of the amount owing, which is determined at the time the director elects to participate, may be in one lump sum or in any number of equal annual installments, not to exceed ten. The plan provides for alternative investment options for plan participants. During 1997, four directors participated in the plan with total deposits to the plan of approximately $57,200.

                            PROPOSED REORGANIZATION
                                  (PROPOSAL 2)

PLAN OF REORGANIZATION AND PLAN OF MERGER

     Under the terms of the Plan of Reorganization and Plan of Merger, the Interim Bank, which will be a subsidiary of the Holding Company, will merge (the "Merger") with, into and under the Charter of the Bank and each outstanding share of the Bank's Common Stock (other than shares as to which dissenters' rights have been perfected) will be converted into the right to receive one (1) share of the Holding Company's common stock, par value $.01 per share ("Holding Company Common Stock").

     The Interim Bank will be an interim national banking association organized under the National Bank Act for the sole purpose of merging with the Bank to effect the proposed reorganization. The Interim Bank will conduct no banking business prior to the Merger. After the merger, the surviving bank will conduct business under the name "First Victoria National Bank."

     If the Merger is consummated, the Bank will become a wholly-owned subsidiary of the Holding Company, and shareholders of the Bank will become shareholders of the Holding Company. The Bank will continue its banking business substantially unchanged, under the same management. Further, if the Merger is consummated, the Holding Company intends to transfer the capital stock of the Bank to a wholly-owned subsidiary of the Holding Company in an inter-company reorganization transaction for the purpose of increasing the flexibility of the corporate structure of the Holding Company as well as certain tax advantages. It is expected that the Holding Company will make a capital contribution of twenty percent of the capital stock of the Bank to the subsidiary and transfer the remaining eighty percent of the capital stock of the Bank in consideration for a promissory note from the subsidiary in the amount of the value of eighty percent of the Bank capital stock. The creation of a second-tier holding company would not affect the rights of shareholders of the Holding Company.

     On March 17, 1998, the Boards of Directors of the Bank and the Holding Company each unanimously approved the Plan of Reorganization and Plan of Merger. The Plan of Reorganization and Plan of Merger may be amended by mutual agreement of such parties either before or after approval and adoption thereof by the Bank's shareholders except for provisions relating to the conversion of shares of Common Stock of the Bank into shares of common stock of the Holding Company.

     THE PLAN OF REORGANIZATION AND PLAN OF MERGER MUST BE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK.

     Consummation of the transactions contemplated by the Plan of Reorganization and Plan of Merger is also subject to the consent and approval of various governmental authorities, including the Federal Reserve Board and the OCC. The Holding Company is required to register with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     The Plan of Reorganization and Plan of Merger may be terminated by the mutual consent of the Boards of Directors of the Bank, the Interim Bank and the Holding Company even after they are approved by the Bank's shareholders. The Board of Directors, however, may not amend any provisions relating to the conversion of shares of the Bank into shares of the Holding Company without shareholder approval. The Board of Directors of the Bank may also terminate the Plan of Reorganization and Plan of Merger at any time before the consummation of the Merger, if the Board of Directors believes that the reorganization would be inadvisable for any reason.

     Pursuant to generally accepted accounting principles, the Merger may be accounted for as a pooling of interests.

     For additional information, see the Plan of Reorganization attached as Annex A and the form of Plan of Merger attached thereto as Exhibit A, and incorporated by reference herein.

REASONS FOR THE PROPOSED REORGANIZATION

     In the opinion of the Board of Directors of the Bank, the formation of a bank holding company of which the Bank would operate as a wholly-owned subsidiary will provide greater flexibility in financing, in engaging in non-banking activities, in protecting against an unfriendly takeover, and in responding to opportunities for growth.

     FLEXIBILITY IN FINANCING. Flexibility in financing by the Holding Company is provided by the authorized capitalization of the Holding Company, the Articles of Incorporation of which authorize twenty million (20,000,000) shares of Holding Company Common Stock. If the Plan of Reorganization and Plan of Merger are approved, approximately 2,372,792 shares of Holding Company Common Stock will be issued in connection with the consummation of the Merger, leaving approximately 17,627,208 authorized but unissued shares of Holding Company Common Stock. The authorized but unissued shares of Holding Company Common Stock would be available for issuance from time to time by action of the Board of Directors of the Holding Company to raise additional capital, for acquisitions, or for other corporate purposes without further action by the shareholders of the Holding Company, unless otherwise required by law. Such issuance could result in a dilution of voting rights and book value per share as to the Holding Company Common Stock. Other than in connection with the FVNB Corp. Stock Incentive Plan, there are no present plans, arrangements or commitments for the issuance of any such shares. Flexibility would also be provided by the Holding Company's ability to incur indebtedness and to contribute the proceeds to the Bank as equity capital.

     NON-BANKING ACTIVITIES. Under the Bank Holding Company Act of 1956, as amended, with the prior approval of the Federal Reserve Board, the Holding Company may organize or acquire other financially oriented businesses without shareholder approval. The Holding Company has no present plans for any such activity. Subsidiaries of the Holding Company not engaged in banking, but in activities related to banking, are not subject to geographic restrictions. See "DESCRIPTION OF THE HOLDING COMPANY -- Supervision and Regulation of the Holding Company."

     PROTECTION AGAINST AN UNFRIENDLY TAKEOVER. The Articles of Incorporation and Bylaws of the Holding Company establish or contain certain provisions that may be deemed to be "anti-takeover" in nature. The anti-takeover provisions include, without limitation: (1) the authorization of twenty million (20,000,000) shares of Holding Company Common Stock, all of which may be issued without shareholder approval; (2) the elimination of cumulative voting in the election of directors (3) the requirement that holders of at least seventy-five percent (75%) of the outstanding shares of the Holding Company's outstanding shares is required to approve any merger, consolidation, dissolution or liquidation of the Holding Company or the sale of all or substantially all of its assets; or the holders of at least a majority of the Holding Company's outstanding shares when at least a majority of the Holding Company's Directors have approved such transaction; (4) the authorization for the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders; (5) the requirement that a special meeting of shareholders may only be called by the Board of Directors, the Chairman, the President, or one or more shareholders owning in the aggregate, not less than 20% of the outstanding shares of the Holding Company. See "DESCRIPTION OF THE HOLDING COMPANY COMMON STOCK -- Anti-Takeover Provisions."

     FLEXIBILITY IN GROWTH. Currently, if the Bank pursues an acquisition transaction which involves the merger of the Bank, the merger must be approved by the holders of two-thirds of the outstanding shares of Bank Common Stock. The shareholder approval process is time-consuming and expensive. The Holding Company structure would allow the Holding Company and the Bank to acquire another bank through a merger of the Bank without the approval of the shareholders of the Holding Company.

SHAREHOLDER APPROVAL

     The affirmative vote of two-thirds (2/3) of the issued and outstanding shares of Bank Common Stock is necessary to approve and adopt the Plan of Reorganization and Plan of Merger.

EFFECTIVE DATE

     The reorganization and the merger of the Interim Bank with, into and under the Charter of the Bank shall be effective at the time and on the date specified on the certificate to be issued by the OCC (the "Effective Date"). Presently, the Bank plans to request that the OCC issue a certificate as soon as practicable after the Meeting. The OCC will not issue a certificate until it approves the proposed merger of the Interim Bank with, into and under the Charter of the Bank. The final approval will not be considered and given until the Holding Company and the Bank give notice to the OCC that holders of at least two-thirds of the issued and outstanding shares of Bank Common Stock have approved and adopted the Plan of Reorganization and Plan of Merger.

     The approval of the OCC reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the reorganization is favorable to the shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER.

EFFECT OF REORGANIZATION ON BANK'S BUSINESS AND SHAREHOLDERS.

     The Interim Bank will be an interim national banking association organized by the Holding Company under the National Bank Act for the sole purpose of effecting the reorganization and holding company formation. Upon its formation, the Interim Bank will be a subsidiary of the Holding Company. The Interim Bank will conduct no banking business prior to the proposed merger. On the Effective Date, the Interim Bank will merge with, into and under the Charter of the Bank. The Bank will survive under the name "First Victoria National Bank." The Articles of Association of the Bank upon consummation of the Merger will be identical in all material respects to the current Articles of Association of the Bank, except that Article Sixth will be revised to delete the requirement that at least one Vice President of the Bank serve on the Board of Directors. A vote in favor of the Plan of Reorganization and Plan of Merger is a vote in favor of this change to the Articles of Association of the Bank as the resulting bank in the Merger.

     On the Effective Date, shareholders of the Bank will cease to have any rights as shareholders of the Bank and their rights will relate solely to the shares of Holding Company Common Stock, or, if demanded in accordance with
Section 215a of the National Bank Act, they will have the right to receive cash in the amount of the appraised value of their shares of Bank Common Stock. See "PROPOSED REORGANIZATION -- Rights of Dissenting Shareholders" and Annex D, excerpts from Section 215a of the National Bank Act, relating to dissenters' rights.

CONVERSION OF STOCK

     On the Effective Date, shareholders of the Bank who do not perfect dissenters' rights will become shareholders of the Holding Company by reason of the merger of the Interim Bank with, into and under the Charter of the Bank. They will own the same number of shares of Holding Company Common Stock as they previously owned of Bank Common Stock. Each outstanding share of the Bank Common Stock will automatically be converted into and become the right to receive one
(1) share of Holding Company Common Stock.

EXCHANGE OF STOCK CERTIFICATES

     The outstanding stock certificates that represent shares of Bank Common Stock will be deemed automatically to represent an equal number of shares of Holding Company Common Stock. The shareholders of the Holding Company may be required, at the option of the Holding Company, to exchange their present stock certificates (bearing the name "First Victoria National Bank") for new stock certificates (bearing the name "FVNB Corp."). The Holding Company does not currently anticipate that it will require shareholders to exchange their certificates. In the event that the shareholders are required to exchange their present stock certificates of the Bank for stock certificates of the Holding Company, the Board of Directors has reserved the right to withhold any dividends from those shareholders who do not exchange their present stock certificates for new stock certificates within a reasonable period of time after being advised by the Board of Directors of such exchange of share certificates.

FAILURE TO SURRENDER STOCK CERTIFICATES

     In addition to the right of the Board of Directors of the Holding Company to withhold dividends from those shareholders who do not exchange their present stock certificates within a reasonable period of time, shareholders may be required, at the option of the Holding Company, to surrender their stock certificates within two (2) years of the date of notification to do so. In the event that any stock certificates are not surrendered for exchange within such two (2) year period, the shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates, may be sold at the option of the Holding Company. The net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates and will be paid to them upon surrender of their outstanding certificates. FROM AND AFTER SUCH SALE, THE SOLE RIGHT OF THE HOLDERS OF THE UNSURRENDERED OUTSTANDING CERTIFICATES SHALL BE THE RIGHT TO COLLECT THE NET SALES PROCEEDS HELD FOR THEIR ACCOUNT.

TRADING AND RESALE OF HOLDING COMPANY COMMON STOCK

     The Bank Common Stock is currently listed and traded on the Nasdaq National Market under the symbol "FVNB." Following the Merger, the Holding Company
Common Stock is expected to be listed and traded on the Nasdaq National Market under the same symbol.

     The shares of Holding Company Common Stock to be received in connection the Merger will not require registration under the Securities Act of 1933, as amended (the "Securities Act"), for their subsequent transfer, except that shares of the Holding Company Common Stock to be received by persons who are deemed to be "affiliates" of the Bank (directors, certain officers and shareholders owning five percent (5%) or more of the outstanding shares of Common Stock), within the meaning of Rule 145 under the Securities Act, may be resold by affiliates without further registration only in transactions permitted under certain sections of Rule 144 under the Securities Act or pursuant to other exemptions under the Securities Act. Rule 144, among other things, will operate generally to limit the number of shares of Holding Company Common Stock that may be sold in any three-month period by any one affiliate not acting in concert with others to one percent (1%) of the outstanding shares of the Holding Company Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and subject to certain exceptions, it is anticipated that: (1) no gain or loss will be recognized by the Bank, the Holding Company or the Interim Bank by reason of the reorganization; (2) no gain or loss will be recognized by shareholders of the Bank upon the conversion of shares of Bank Common Stock into shares of Holding Company Common Stock pursuant to the Merger, except for any shareholder of the Bank who receives payment in cash as a dissenting shareholder; (3) the tax basis of the Holding Company Common Stock to be owned by each shareholder of the Bank upon the conversion of shares of Bank Common Stock into shares of Holding Company Common Stock pursuant to the Merger will be the same as the tax basis of the Bank Common Stock theretofore owned by such shareholder; (4) the holding period of the Holding Company Common Stock into which the Bank Common Stock has been converted will include the holding period of the Bank Common Stock, provided that the Bank Common Stock was held as a capital asset on the date of the conversion; and (5) the Interim Bank will carry-over and take into account all accounting items of the Bank such as earnings and profits, method of accounting, inventories, etc.

     In general, cash received by dissenting shareholders of the Bank will be treated as amounts distributed in redemption of their Bank Common Stock and will be taxable under Section 302(a) of the Code, that is as a capital gain or loss, if the shares are held as a capital asset and as ordinary income otherwise. It is possible, however, that the provisions of Section 302(a) will not apply to a particular shareholder due to

Code rules that require that certain shareholders be treated as owning shares actually owned by other individuals and entities (i.e., certain individuals related to the shareholder and certain partnerships, trusts and corporations in which the shareholder has an interest); if so, the amounts paid to the shareholder may be taxable as dividends because they would be treated as distributions to which Code Section 301 applies and not as a redemption under Code Section 302(a).

     THE ABOVE DISCUSSION PROVIDES A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO INDIVIDUAL U.S. CITIZENS AND RESIDENTS. ALL SHAREHOLDERS WHO ARE NOT INDIVIDUAL U.S. CITIZENS OR RESIDENTS (E.G. NONRESIDENT ALIENS, CORPORATIONS, TRUSTS AND OTHER ENTITIES) ARE URGED TO CONSULT THEIR TAX ADVISORS. THE ABOVE DISCUSSION ALSO DOES NOT ADDRESS ANY STATE OR LOCAL TAX CONSEQUENCES. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS IN ORDER TO MAKE AN INDIVIDUAL APPRAISAL OF THE FEDERAL, STATE AND LOCAL INCOME TAX AND PERSONAL PROPERTY AND OTHER TAX CONSEQUENCES OF THE CONSUMMATION OF THE MERGER AND THE EXERCISE OF DISSENTERS' RIGHTS.

RIGHTS OF DISSENTING SHAREHOLDERS

     As required by the national banking laws, any shareholder of the Bank who has voted against the Plan of Reorganization and Plan of Merger at the Meeting, or has given written notice at or prior to the Meeting to the Cashier of the Bank or presiding officer that he dissents from the Plan of Reorganization and Plan of Merger, will be entitled to receive the value of the shares of Bank Common Stock held by him at the effective time of the Merger upon written request made to the Bank at any time before thirty (30) days after the date of consummation of the Merger, accompanied by the surrender of his share certificates. Any shareholder of the Bank who votes against the Plan of Reorganization and Plan of Merger at the Meeting, or who gives notice in writing at or prior to the Meeting to the Cashier of the Bank or presiding officer that he dissents, will be notified in writing of the date of consummation of the Merger.

     The value of the shares of any dissenting shareholder will be ascertained, as of the Effective Date, by an appraisal made by a committee of three persons. The committee shall be comprised of one person selected by the vote of the holders of the majority of the shares whose owners are entitled to payment in cash (by reason of such requests for appraisal), one person selected by the Board of Directors of the Bank and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has duly requested payment, that shareholder may, within five (5) days after being notified of the appraisal value of his shares, appeal to the OCC. The OCC is required to cause a reappraisal to be made which will be final and binding as to the value of the shares of the dissenting shareholder. If, for any reason, one or more of the appraisers is not selected as provided above within ninety (90) days from the Effective Date or, if the appraisers fail to determine the value of such shares within the ninety (90) days, the OCC is required, upon written request of any interested party, to cause an appraisal to be made that will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the Bank. The ascertained value of the shares must be paid promptly to the dissenting shareholders, if any. The shares of Holding Company Common Stock that would have been allocated to a dissenting shareholder will be sold at public auction and any excess received therefrom will be paid to the dissenting shareholder in accordance with the requirements of the national banking laws.

     The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting shareholders, and such summary is qualified in its entirety by reference to the Plan of Reorganization attached hereto as Annex A and the form of Plan of Merger attached thereto as Exhibit A, and to the applicable provisions of 12 U.S.C. Section 215a, which are reproduced and attached hereto as Annex D. Moreover, a shareholder will not be permitted to split his or her vote; if a shareholder intends to vote, he or she must vote all of his or her shares either for or against the Plan of Reorganization and Plan of Merger.

     FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12 U.S.C. Section 215a, REGARDING DISSENTERS' RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT LEGAL COUNSEL BEFORE EXERCISING DISSENTERS' RIGHTS.

     Except as set forth herein, notification of the beginning or end of any statutory period will not be given by the Bank to any dissenting shareholders.

REGULATORY APPROVALS

     Consummation of the Merger is subject to the approval of the Federal Reserve Board and the OCC (hereinafter collectively referred to as the "Bank Regulatory Authorities").

     In general, the Bank Regulatory Authorities may disapprove this transaction if the reorganization and merger of the Interim Bank with and into the Bank and the reorganization of the Bank into a one-bank holding company would not be consistent with adequate sound banking practices and would not be in the public interest.

     In addition, the merger of the Interim Bank with and into the Bank may not be consummated for fifteen (15) days from the date of the later approval by the OCC or approval by the Federal Reserve Board, if there has been no challenge issued by the United States Department of Justice on anti-trust grounds in which case the period of time before which consummation may occur may be extended. The merger of the Interim Bank with and into the Bank and the reorganization of the Bank into a one-bank holding company cannot proceed in the absence of requisite regulatory approvals. The approval of the OCC reflects only the OCC's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the OCC that the reorganization is favorable to the shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the exchange. THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER.

     There can be no assurance that the Bank Regulatory Authorities will approve the reorganization and the merger of the Interim Bank with and into the Bank, and if approvals are granted, there can be no assurance as to the grant date of such approvals.

RECOMMENDATION OF BANK'S BOARD OF DIRECTORS

     The Board of Directors of the Bank believes that the Plan of Reorganization and Plan of Merger are in the best interests of the Bank and its shareholders and unanimously recommends that shareholders of the Bank vote "For" the approval of the Plan of Reorganization and Plan of Merger. The Bank's Directors have indicated that they will vote all of their shares of Bank Common Stock in favor of the Plan of Reorganization and Plan of Merger.

                       DESCRIPTION OF THE HOLDING COMPANY

ORGANIZATION

     The Holding Company was incorporated as a Texas business corporation on March 9, 1998, at the direction of the Board of Directors of the Bank for the purpose of becoming a bank holding company. The Holding Company has authorized twenty million (20,000,000) shares of common Stock, par value $.01 per share.

     Currently, there are two (2) shares of Holding Company Common Stock outstanding and held by David M. Gaddis, President and Chief Executive Officer of the Bank.

     The Holding Company expects to function primarily as the holder of all of the outstanding shares of Bank Common Stock. It may, in the future, perform other functions and/or acquire or form additional subsidiaries, including other banks to the extent permitted by law.

     At present, the Holding Company does not own or lease any property and has no paid employees. It will not actively engage in business until after the consummation of the Merger.

     Copies of the Articles of Incorporation and Bylaws of the Holding Company are attached to this Proxy Statement/Prospectus as Annexes B and C, respectively.

MANAGEMENT

     The directors of the Holding Company are Michael S. Anderson, O. D. Edwards, Jr., David P. Engel, David M. Gaddis, Robert L. Halepeska, R. L. Keller, Thomas Lane Keller, James Robert (Bob) McCan, J. E. McCord, Thomas M. O'Connor, Billy W. Ruddock and Roger Welder, all of whom are also currently members of the Board of Directors of the Bank. Biographical information for each of the directors of the Holding Company is set forth under "DIRECTORS AND EXECUTIVE OFFICERS -- Election of Directors." If the Plan of Reorganization and Plan of Merger are approved and the Merger consummated, the Bank will become a wholly-owned subsidiary of the Holding Company. In such event, the directors of the Bank would thereafter be selected by the Holding Company and current shareholders of the Bank, who would become shareholders of the Holding Company upon consummation of the Merger, would be entitled to vote on the election of directors of the Holding Company.

     The officers of the Holding Company are currently, and upon consummation of the Merger will be, as follows:

                NAME                                  POSITIONS
---------------------------------   --------------------------------------------
David M. Gaddis..................   President and Chief Executive Officer
C. Dee Harkey....................   Secretary and Principal Accounting Officer

     Biographical information for each of the executive officers of the Holding Company is set forth under "DIRECTORS AND EXECUTIVE OFFICERS -- Executive Officers."

REMUNERATION

     Because the Holding Company was not in existence in 1997, it paid no remuneration to its directors and officers for that year. Further, the Holding Company has paid no remuneration to its officers to date during 1998. It is not currently anticipated that the officers of the Holding Company will receive any compensation for their services as officers of the Holding Company. In the future, the Holding Company may pay a nominal sum to each of its directors for attendance at meetings of the Board of Directors; however, the Holding Company has no present intention of paying any fees to directors of the Holding Company for their services as such.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Bank expects to extend its present directors, and officers, liability insurance policy to cover the Holding Company's directors and officers without significant additional cost. This liability policy would cover the typical errors and omissions liability associated with the activities of the Holding Company. The provisions of the insurance policy would probably not indemnify any of the Holding Company's officers and directors against liability arising under the Securities Act.

     Texas Law and the Bylaws of the Holding Company provide, and those of the Interim Bank will provide, for broad indemnification of officers and directors against liabilities and expenses incurred in legal proceedings. In addition, the Articles of Incorporation of the Holding Company limit, and the Articles of Association of the Interim Bank will limit, the liability of directors for monetary damages under certain conditions.

     In the opinion of the SEC, indemnification of officers, directors or persons controlling the Holding Company for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

SUPERVISION AND REGULATION OF THE HOLDING COMPANY

  GENERAL

     The Holding Company will be subject to the jurisdiction of the SEC and of state securities commissions for matters relating to the offering and sale of its securities. Presently, the Bank is exempt from such registration requirements with these agencies. Accordingly, additional issuances of Holding Company stock to raise capital and for dividend reinvestment, stock option and other plans will be subject to such registration (absent any exemption from registration). Registration will require the incursion of additional costs by the Holding Company.

     On the Effective Date, the Holding Company will become subject to the provisions of the Bank Holding Company Act of 1956, as amended, ("BHCA") and to supervision by the Federal Reserve Board ("FRB") and to a certain extent the Texas Department of Banking. The Holding Company will be required to file with the FRB annual reports and other information regarding the business operations of itself and its subsidiaries. It will also be subject to examination by the FRB. Under the BHCA, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting stock of any company which is not a bank or bank holding company, and must engage only in the business of banking, managing, controlling banks, and furnishing services to or performing services for its subsidiary banks. One of the exceptions to this prohibition is the ownership of shares of any company provided such shares do not constitute more than 5% of the outstanding voting shares of the company and so long as the FRB does not disapprove such ownership. Another exception to this prohibition is the ownership of shares of a company the activities of which the FRB has specifically determined to be so closely related to banking, managing or controlling banks as to be a proper incident thereto.

     The BHCA and the Change in Bank Control Act of 1978 require that, depending on the circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities where the bank holding company, such as the Holding Company, has registered Securities under Section 12 of the Exchange Act of 1934 (the "Exchange Act").

     As a bank holding company, the Holding Company is required to obtain approval prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership or control of shares of a bank or bank holding company if, after the acquisition, the Holding Company would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

  DEREGULATION

     The restrictions on the activities of bank holding companies could change significantly if the Glass-Steagall Act is reformed. Current congressional debate over reforming the Glass-Steagall Act is centered around whether enhanced bank powers should be conducted within a holding company or through affiliates.

It is impossible to predict at this time whether any of the reform proposals will pass, or what effect the proposals would have on the Holding Company or the Bank.

  INTERSTATE BANKING

     In 1994, Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which rewrote federal law governing the interstate expansion of banks in the United States. Effective as of September 29, 1995, adequately capitalized, well managed bank holding companies with FRB approval may acquire banks located in any State in the United States, provided that the target bank meets the minimum age (up to a maximum of five years, which is the amount Texas has adopted) established by the host State. Under the Interstate Banking Act an anti-concentration limit will bar interstate acquisitions that would give a bank holding company control of more than ten percent (10%) of all deposits nationwide or thirty percent (30%) of any one State's deposits, or such higher or lower percentage established by the host State. The anti-concentration limit in Texas has been set at twenty percent (20%) of all federally insured deposits in Texas. As of December 31, 1997, many of Texas' largest bank holding companies had either merged with or been acquired by out-of-state banking concerns. To date, many out-of-state banking concerns continue to purchase Texas financial institutions.

     In addition to providing for interstate acquisitions of banks by bank holding companies, the Interstate Banking Act provides for interstate branching by permitting mergers between banks domiciled in different States beginning June 1, 1997. The Interstate Banking Act provides that States may opt out of interstate branching by enacting non-discriminatory legislation prohibiting interstate bank mergers before June 1, 1997. If a State opts out, no bank in any other state may establish a branch in that State either through merger or formation. A bank whose home State opts out of interstate branching may not participate in any interstate merger transaction. In 1995, Texas passed legislation opting out of the interstate branching provisions of The Interstate Banking Act until September 1999. No accurate prediction can be made at this time as to how this legislation will affect the Holding Company and/or the Bank.

  FRB ENFORCEMENT POWERS

     The FRB has certain cease-and-desist and divestiture powers over bank holding companies and non-banking subsidiaries where their actions would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. These powers may be exercised through the issuance of cease-and-desist orders or other actions. In the event a bank subsidiary experiences either a significant loan loss or rapid growth of loans or deposits, a bank holding company may be compelled by the FRB to invest additional capital in the bank subsidiary. The FRB is also empowered to assess civil penalties against companies or individuals who violate the BHCA in amounts up to $1,000,000 per day, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies and to order termination of ownership and control of a non-banking subsidiary. Under certain circumstances the Texas Banking Commissioner may bring enforcement proceedings against a bank holding company in Texas.

  HOLDING COMPANY DIVIDENDS

     The FRB's policy discourages the payment of dividends from borrowed funds and discourages payments that would affect capital adequacy. The FRB has issued policy statements which generally state that bank holding companies should serve as a source of financial and managerial strength to their bank subsidiaries, and generally should not pay dividends except out of current earnings, and should not borrow to pay dividends if the bank holding company is experiencing capital or other financial problems.

  HOLDING COMPANY CAPITAL

     In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least four to five percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the FRB will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

ISSUANCE OF ADDITIONAL SECURITIES

     Because the Holding Company has authorized common stock substantially in excess of the number of shares that will be issued in connection with the Merger, the Board of Directors of the Holding Company will have the flexibility to raise additional capital and to make acquisitions through the issuance of Holding Company Common Stock without further approval by the Holding Company's shareholders. The Holding Company shareholders will not have preemptive rights to subscribe for additional shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to the Holding Company Common Stock. Other than in connection with the FVNB Corp. Stock Incentive Plan, the Board of Directors of the Holding Company has no present plans for issuing additional shares of Holding Company Common Stock, but it may determine to do so in the future.

                          FIRST VICTORIA NATIONAL BANK
                       SELECTED HISTORICAL FINANCIAL DATA

     The following historical selected consolidated financial data are derived from, and qualified by reference to, the Bank's Consolidated Financial Statements and the notes thereto included in the Bank's 1997 Annual Report, which is being mailed to shareholders along with this Proxy Statement/Prospectus. The selected historical consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included in the Bank's 1997 Annual Report and "First Victoria National Bank Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------
                                          1997         1996         1995         1994         1993
                                       -----------  -----------  -----------  -----------  -----------
                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total interest income*...............  $    33,089  $    31,688  $    31,204  $    28,808  $    29,197
Total interest expense...............       15,482       15,742       14,804       12,308       12,464
                                       -----------  -----------  -----------  -----------  -----------
     Net interest income.............       17,607       15,946       16,400       16,500       16,733
(Credit) provision for loan and lease
  losses.............................         (300)           0         (300)        (350)           0
                                       -----------  -----------  -----------  -----------  -----------
     Net interest income after
       (credit) provision............       17,907       15,946       16,700       16,850       16,733
Non-interest income..................        4,925        4,454        4,156        3,817        3,273
Securities (losses) gains............          (58)          (9)           0          (18)         (25)
Non-interest expense.................       15,180       14,279       13,882       13,778       13,253
                                       -----------  -----------  -----------  -----------  -----------
     Income before income taxes......        7,594        6,112        6,974        6,871        6,728
Taxable-equivalent adjustment*.......          116          194          154          270          369
Income tax expense...................        2,487        1,961        2,200        2,003        1,948
                                       -----------  -----------  -----------  -----------  -----------
     Net Income......................  $     4,991  $     3,957  $     4,620  $     4,598  $     4,411
                                       ===========  ===========  ===========  ===========  ===========
Per share data:
     Dividends payout ratio..........       38.99%       38.39%       37.51%       32.25%       33.62%
     Earnings per share..............  $      2.10  $      1.67  $      1.95  $      1.94  $      1.86
     Dividends per share.............  $      .820  $      .640  $      .730  $      .625  $      .625
Total assets.........................  $   500,273  $   462,265  $   430,795  $   415,498  $   429,384
Weighted average number of shares
  outstanding........................    2,372,792    2,372,792    2,372,792    2,372,792    2,372,792
Return on average assets.............        1.10%         .89%        1.10%        1.08%         .99%
Return on average equity.............        9.16%        7.67%        9.57%       10.19%       10.13%

------------

  * Tax exempt income is recorded on a fully taxable-equivalent basis.

                          FIRST VICTORIA NATIONAL BANK
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides additional detail on the operating results and financial condition of the Bank for the periods indicated. The discussion should be read in conjunction with the audited consolidated financial statements and notes of First Victoria National Bank which present the bank's results of operations for the years 1995 through 1997 and its financial condition as of December 31, 1997 and 1996. Taxable-equivalent adjustments assume a 34% federal income tax rate.

RESULTS OF OPERATIONS

     Net income of the Bank for 1997 was approximately $4.99 million, or $2.10 per share. This compares to $3.96 million, or $1.67 per share, for 1996 and $4.62 million, or $1.95 per share, for 1995. The return on average assets of 1.10% and return on average equity of 9.16% for 1997 compare to .89% and 7.67% for 1996 and 1.10% and 9.57% for 1995, respectively. The earnings summary for the years ended December 31, is as follows (in thousands, except per share amounts):

                                         1997       1996       1995
                                       ---------  ---------  ---------
Total interest income*...............  $  33,089  $  31,688  $  31,204
Total interest expense...............     15,482     15,742     14,804
                                       ---------  ---------  ---------
Net interest income..................     17,607     15,946     16,400
(Credit) provision for loan and lease
  losses.............................      (300)          0      (300)
Non-interest income..................      4,867      4,445      4,156
Non-interest expense.................     15,180     14,279     13,882
                                       ---------  ---------  ---------
Income before income taxes...........      7,594      6,112      6,974
Taxable-equivalent adjustment*.......        116        194        154
     Income tax expense..............      2,487      1,961      2,200
                                       ---------  ---------  ---------
          Net income.................  $   4,991  $   3,957  $   4,620
                                       =========  =========  =========
Net income per share.................  $    2.10  $    1.67  $    1.95
Return on average assets.............       1.10%       .89%      1.10%
Return on average equity.............       9.16%      7.67%      9.57%

------------

* Tax-exempt income is recorded on a fully taxable-equivalent (FTE) basis.

NET INTEREST INCOME

     Net interest income on a taxable equivalent basis amounted to approximately $17,607,000 in 1997 compared to $15,946,000 and $16,400,000 in 1996 and 1995, respectively. The increase in net interest income of approximately $1,661,000, or 10.42%, from 1996 to 1997 is due primarily to overall growth in the volume of earning assets, specifically loans. In addition to general growth, a shift in the balance sheet mix from investment securities to loans further added to the growth in interest income as well as improved yields on total earning assets. Average earning assets increased approximately $8,228,000, or 1.98%, from 1996 to 1997 while average interest bearing liabilities decreased approximately $850,000, or .25%, over the same period. Yields on earning assets increased approximately 19 basis points from 7.64% in 1996 to 7.83% in 1997 while the cost of interest bearing liabilities decreased approximately 7 basis points from 4.61% to 4.54% over the same period. Interest foregone on nonperforming loans increased from approximately $62,000 in 1996 to $114,000 in 1997. The effect of the reversal of previously accrued interest on non-accrual loans decreased from approximately $46,000 in 1996 to $39,000 in 1997.

INTEREST RATE SENSITIVITY

     The Bank's general strategy with regard to asset/liability and interest rate risk management is to match maturities and amounts of interest rate sensitive assets with maturities and amounts of interest rate sensitive liabilities in such a manner as to minimize risk exposure resulting from changes in market rates. While matching interest rate sensitivity will provide some insulation from adverse changes in market rates, it will not assure a stable net interest spread, as yields and rates may change simultaneously but in varying degrees. Such changes in market rates and spreads could materially affect the overall net interest income spread even in situations where asset/liability sensitivities are perfectly matched.

     The Bank calculates and monitors interest rate sensitivity in various ways. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that reprice or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should normally have a positive effect on net interest income since assets will generally reprice faster than liabilities. Conversely, net interest income should normally contract somewhat in a period of declining interest rates. This type of analysis should be used with caution, however, since gap positions at any given time may be quickly changed by management in response to market conditions. At December 31, 1997, the Bank's cumulative one year gap position was a positive $28 million, or 6.62% of total average earning assets.

     Since market rate changes do not affect all categories of assets and liabilities equally or at the same time, simulation analysis is also employed by the Bank to supplement its gap analysis and further quantify interest rate risk exposure in various rate environments. On an ongoing basis, the Bank reviews its internal pricing strategies in conjunction with its gap position in order to appropriately price deposit and loan products in response to anticipated market rate conditions. In addition, various investment securities are considered for purchase that include a balance of short term fixed rate instruments to limit exposure in a stable rate environment as well as variable rate instruments to guard against exposure to falling interest margins in a rising rate environment.

     Based on the current structure of the balance sheet as well as long term objectives established by management, the Bank's Board of Directors has determined policy guidelines within which changes in net interest income and market value of portfolio equity may fall with respect to changes in interest rate risk. (Market value of portfolio equity is defined as the difference between the fair values of financial assets and liabilities resulting from the discounting of their respective future cash flows at current market rates.) Based on simulation analysis performed as of December 31, 1997, the Bank would experience an increase in net interest income of approximately $1,778,000, or 9.25%, and a decrease in market value of portfolio equity of approximately $3,825,000, or 6.88%, in the event of a 200 basis point rise in interest rates. Conversely, the Bank would experience a decrease in net interest income of approximately $1,744,000, or 9.07%, and an increase in market value of portfolio equity of approximately $4,043,000, or 7.27%, in the event of a 200 basis point decline in interest rates. These results are well within established limits.

     While future interest rates and their effects on portfolio equity cannot be accurately predicted, it is not expected that future changes in rates will have a material adverse impact on the Bank's net interest income or portfolio equity. Calculations of the potential impact of hypothetical interest rate changes are based on numerous assumptions including levels of market rates, prepayments and deposit runoffs and should not be considered indicative of actual results. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgage loans, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

LIQUIDITY

     Liquidity is the Bank's ability to meet potential depositor withdrawals, to provide for customer credit needs, to maintain adequate statutory reserve levels, and to take full advantage of investment opportunities as they arise. The liquidity position of the Bank is continuously monitored and adjustments are made to the balance between sources and uses of funds as deemed appropriate by management.

     Asset liquidity is provided by cash and assets which are readily marketable or which will mature in the near future ("liquid assets"). These include federal funds sold, time deposits with banks, and investment securities and loans which are nearing maturity. At December 31,1997, the bank's liquidity ratio, defined as liquid assets as a percentage of deposits, was 40.86% compared to 49.86% at December 31, 1996. Liability liquidity is provided by access to funding sources, principally core depositors and correspondent banks which maintain accounts with and sell federal funds to the Bank. Interest-bearing deposits (excluding certificates of deposit of $100,000 or more) totaled approximately $282,382,000, or 67.88%, of total deposits, at December 31, 1997 compared to $266,765,000, or 69.65%, of total deposits, at December 31, 1996. The Bank had approximately $191,000 in brokered deposits as of December 31, 1996. The Bank had no brokered deposits as of December 31, 1997.

NON-INTEREST INCOME

     Non-interest income was approximately $4,867,000 for the year ended December 31, 1997 compared to $4,445,000 and $4,156,000 for the years ended December 31, 1996 and 1995, respectively.

     During 1997, the Bank sold various fixed rate securities with a total book value of approximately $53,160,000. These securities were sold primarily for liquidity purposes and resulted in a net loss of approximately $58,000. In June, 1996, the Bank sold a fixed rate security with a book value of approximately $5,000,000. The security was designated available-for-sale and was sold for liquidity purposes resulting in a loss of approximately $1,000. In October, 1996, the Bank sold two additional fixed rate securities with a combined book value of approximately $10,000,000. These securities were also designated available-for-sale and were sold in an effort to restructure the portfolio and improve corresponding yields resulting in a net loss of approximately $8,000. No investment securities were sold during 1995.

     Trust service fees increased approximately $333,000, or 30.83%, from 1996 to 1997 due primarily to the collection of nonrecurring oil and gas related fees as well as continued growth in both asset and account volume. Trust service fees increased approximately $210,000, or 24.14%, from 1995 to 1996. The increase was due primarily to an overall increase in fees assessed for services performed as well as growth in the volume of accounts serviced.

     Service charges and fees on deposit accounts increased approximately $204,000, or 7.33%, from 1996 to 1997. This change was due primarily to continued increases in fee collections related to insufficient funds charges as well as increased ATM transaction activity. Service charges and fees on deposit accounts increased approximately $293,000, or 11.76%, from 1995 to 1996 due primarily to increased ATM transaction fees resulting from increased surcharges on foreign transactions as well as increased fees recorded as the result of continued improved collection practices regarding insufficient funds charges. Income related to insufficient funds charges represented approximately 32.69%, 30.98% and 26.28% of total non-interest income for 1997, 1996 and 1995, respectively.

     Gains on sales of assets decreased approximately $37,000, or 336.36%, from 1996 to 1997 due primarily to the loss on sale of assets during 1997 held by First Victoria Community Development Corporation, a wholly owned operating subsidiary of the Bank. Gains on sales of assets decreased approximately $272,000, or 96.11%, from 1995 to 1996 due to the non-recurrence of a gain on the sale of other real estate owned during 1995 of approximately $283,000.

NON-INTEREST EXPENSE

     The Bank reported non-interest expense of approximately $15,180,000 for the year ended December 31, 1997 compared to $14,279,000 and $13,882,000 in 1996 and 1995, respectively. This represents on increase of approximately $901,000, or 6.31%, for 1996 to 1997 and an increase of approximately $397,000, or 2.86%, from 1995 to 1996.

     Salaries and wages increased approximately $631,000, or 9.73%, from 1996 to 1997. This increase was due primarily to the addition of the full Calhoun County Office staff that was not present during all of 1996 as well as the accrual of expenses related to the Bank's Incentive Compensation Plan. Salaries and wages decreased approximately $98,000, or 1.49%, from 1995 to 1996. The decrease in 1996 was primarily the result of the Bank's Incentive Compensation Plan not funding for the year. This was offset somewhat by increased staff costs related to the opening of the Calhoun County Office during the year as well as various other staff additions. Employee benefits decreased approximately $24,000, or 2.35%, from 1996 to 1997 due primarily to lower costs associated with group medical insurance claims. Employee benefits increased in 1996 by approximately $238,000, or 30.32%, due primarily to increased medical insurance cost as well as increased expense related to changes in the Bank's Pension Plan.

     Net occupancy expense increased approximately $78,000, or 7.81%, from 1996 to 1997 due primarily to additional utility costs and depreciation expense related to the operation of the Calhoun County Office as well as increased property tax expense related to property placed in service during the first quarter of 1997. Net occupancy expense increased approximately $33,000, or 3.42%, from 1995 to 1996 due in part to expenses related to the opening of the Calhoun County Office in August 1996. In addition, costs related to light and power expense were higher due to the non-recurrence of a $22,000 rebate recorded in 1995. Furniture and equipment expense decreased approximately $64,000, or 8.98%, due to nonrecurring expenses recorded in the first quarter of 1996 related to the remodeling and relocation of various departments throughout the Bank including the Trust and Investment Management Department. Furniture and equipment expense increased approximately $37,000, or 5.47%, in 1996 due primarily to depreciation and small equipment expenses related to the opening of the Calhoun County Office and remodeling of the Bank's Trust and Investment Management Department. Expenses related to communication and supplies increased approximately $102,000, or 11.42%, in 1997 due primarily to the write-off of various obsolete inventory items during the year as well as the presence of the Calhoun County Office. Communication and supplies expense increased approximately $124,000, or 16.12%, from 1995 to 1996 due primarily to additional expense related to the operation of the Calhoun County Office as well as postage expense related to various promotional and shareholder mailings. Data processing expense increased in 1997 by approximately $40,000, or 4.33%, over 1996 due to increases in depreciation expenses related to various equipment purchases late in 1996 and into 1997. Data processing costs increased only $12,000, or 1.32%, in 1996 as the result of normal depreciation fluctuations related to various data processing equipment. During 1997, marketing and advertising expense decreased approximately $146,000, or 20.00%, due primarily to nonrecurring advertising expense incurred in 1996 related to new products and facilities. Marketing and advertising expense increased approximately $201,000, or 38.00%, from 1995 to 1996 due to an increase in overall advertising including the Community Banker, Free Checking and Summer Sale on Service campaigns as well as the grand opening of the Calhoun County Office and Trust and Investment Management facilities. Professional fees increased approximately $131,000, or 21.37%, from 1996 to 1997 due to consulting and legal expenses related to various employee benefit plans and other issues. Professional fees also increased approximately $126,000, or 25.87%, from 1995 to 1996 due primarily to consulting expense related to re-engineering studies and other efforts related to improved productivity and efficiency. Costs associated with the operation of other real estate have declined steadily over the last three years as the amount of property held by the Bank has decreased.

     FDIC premiums increased approximately $45,000, or 4,400.00%, in 1997 due to an overall change in the fee structure for determining deposit assessments. FDIC premiums decreased approximately $385,000, or 99.74%, in 1996 also due to a change in the fee structure used in determining premium assessments. During both 1997 and 1996, the Bank paid the minimum premium assessment available under each fee structure.

FEDERAL INCOME TAX

     The Bank recorded current federal income tax expense of approximately $1,209,000, $1,998,000 and $2,145,000 for 1997, 1996, and 1995, respectively. In addition, the Bank recognized deferred tax expense of approximately $1,278,000 and $55,000 for 1997 and 1995, respectively. The Bank recognized a deferred tax benefit of approximately $37,000 for the year ended December 31, 1996.

     The Bank accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The statement requires the use of the asset and liability approach for financial accounting and reporting for income taxes. As of December 31, 1997 and 1996, the Bank had net deferred tax liabilities of approximately $1,509,000 and $266,000, respectively, which are reflected in other liabilities on the consolidated financial statements.

INVESTMENT SECURITIES

     During 1997, the Bank sold various fixed rate securities with a total book value of approximately $53,160,000. These securities were sold primarily for liquidity purposes and resulted in a net loss of approximately $58,000. In June, 1996, the Bank sold a fixed rate security with a book value of approximately $5,000,000. The security was designated available-for-sale and was sold for liquidity purposes resulting in a loss of approximately $1,000. In October, 1996, the Bank sold two additional fixed rate securities with a combined book value of approximately $10,000,000. These securities were also designated available-for-sale and were sold in an effort to restructure the portfolio and improve corresponding yields resulting in a net loss of approximately $8,000. No investment securities were sold during 1995.

     The average yield of the securities portfolio for the year ended December 31, 1997 was 6.34%, compared with 6.42% for 1996. A comparison of investment securities by category at amortized cost and approximate market value as of December 31, is as follows (in thousands):

                                                    1997
                                           ----------------------
                                           AMORTIZED
                                             COST        MARKET
                                           ---------   ----------
Available-for-sale:
     U.S. Treasuries....................   $  15,003   $   15,103
     U.S. Government Agencies...........      76,957       76,829
     Mortgage-backed securities and
      collateralized mortgage
      obligations.......................      74,304       73,668
     State and political subdivisions...       2,749        2,790
     Other..............................       1,970        1,970
                                           ---------   ----------
          Total.........................   $ 170,983   $  170,360
                                           =========   ==========

                                                    1996
                                           ----------------------
                                           AMORTIZED
                                             COST        MARKET
                                           ---------   ----------
Available-for-sale:
     U.S. Treasuries....................   $  39,711   $   39,993
     U.S. Government Agencies...........      80,024       79,890
     Mortgage-backed securities and
      collateralized mortgage
      obligations.......................      72,605       71,873
     State and political subdivisions...       7,415        7,480
     Other..............................       1,970        1,970
                                           ---------   ----------
          Total.........................   $ 201,725   $  201,206
                                           =========   ==========

     The Bank accounts for its investment securities in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Available-for-sale securities are reported at fair value and any unrealized gains and losses are recorded as a separate component of shareholders' equity (net of tax effect). As of December 31, 1997, the classification resulted in an unrealized loss of approximately $623,000. This was reflected as a decrease to available-for-sale securities of approximately $623,000 and a corresponding decrease to shareholders' equity and a deferred tax asset of approximately $411,000 and

$212,000, respectively. As of December 31, 1996, the classification resulted in an unrealized loss of $519,000. This was reflected as a decrease in available-for-sale securities of approximately $519,000 and a corresponding decrease in shareholders' equity and a deferred tax asset of approximately $343,000 and $176,000, respectively.

     Securities with a par value of approximately $65,250,000 and $69,200,000 at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits as required or permitted by law.

LOANS AND LEASES

     Average loans and leases increased approximately $47,861,000, or 25.87%, from 1996 to 1997. This was due primarily to strong business development efforts primarily in the commercial and agriculture portfolios as well as continued steady growth in the mortgage and consumer loan areas. Included in commercial and financial loans is a net lease receivable totaling approximately $6,165,000 as of December 31, 1997. In addition, in December 1997 the Bank purchased a branch of the Frost National Bank located in Taft, Texas. This transaction added approximately $2,930,000 to the existing loan portfolio. The following table classifies loans and leases, by type, as of December 31, (in thousands):

                                               1997                  1996                  1995                  1994
                                       --------------------  --------------------  --------------------  --------------------
                                        AMOUNT        %       AMOUNT        %       AMOUNT        %       AMOUNT        %
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
Commercial and financial.............  $  57,648         22% $  34,471         17% $  29,914         17% $  25,444         15%
Real estate --
    Mortgage.........................     91,075         34     79,233         39     69,377         39     65,334         39
    Construction.....................      3,738          1      4,101          2      2,008          1      2,922          2
Agriculture..........................     74,671         28     55,647         28     56,074         31     54,342         32
Consumer.............................     38,996         15     28,187         14     21,854         12     20,167         12
                                       ---------        ---  ---------        ---  ---------        ---  ---------        ---
    Total loans and leases...........    266,128        100%   201,639        100%   179,227        100%   168,209        100%
Less --
    Unearned income..................       (126)                 (185)                 (372)                 (917)
    Allowance for loan and lease
      losses.........................     (2,861)               (2,475)               (2,182)               (2,470)
                                       ---------             ---------             ---------             ---------
    Net loans and leases.............  $ 263,141             $ 198,979             $ 176,673             $ 164,822
                                       =========             =========             =========             =========

                                              1993
                                       --------------------
                                        AMOUNT        %
                                       ---------     ---
Commercial and financial.............  $  27,900         17%
Real estate --
    Mortgage.........................     58,614         37
    Construction.....................      3,681          2
Agriculture..........................     50,277         31
Consumer.............................     19,872         13
                                       ---------        ---
    Total loans and leases...........    160,344        100%
Less --
    Unearned income..................     (1,212)
    Allowance for loan and lease
      losses.........................     (4,504)
                                       ---------
    Net loans and leases.............  $ 154,628
                                       =========

ALLOWANCE FOR LOAN AND LEASE LOSSES

     The allowance for loan and lease losses is maintained at a level considered appropriate by management and is based on the ongoing assessment of the risks inherent in the loan and lease portfolio, as well as on the possible impact of known and potential problems in certain off-balance sheet financial instruments and uncertainties. In evaluating the adequacy of the allowance, management incorporates such factors as local and national economic trends, volume of past due and seriously delinquent loans, non-performing loans, loan concentrations, and other similar factors. These considerations are not limited to previous collection experience but also include estimates of the effect of changing business trends and other environmental conditions. The determination of the adequacy of the allowance for loan and lease losses can be made only on a judgmental basis. Management of the Bank believes that the allowance for loan and lease losses at December 31, 1997 was adequate to cover expected losses based on economic circumstances known or anticipated at that time. As conditions are continually changing, it is necessary for management to regularly review the loan and lease portfolio and market conditions and make appropriate adjustments to the allowance. Any necessary changes to the allowance resulting from revised loss estimates will be reflected in future earnings.

     The allowance for loan and lease losses at December 31, 1997, was approximately $2,861,000, or 1.08%, of outstanding loans and leases. This compares to $2,475,000, or 1.23%, of outstanding loans at December 31, 1996. The allowance increased approximately $386,000, or 15.60%, while total loans and leases increased approximately $64,489,000, or 31.98%, over the same period. The net increase in the allowance during 1997 was due primarily to a credit to the provision expense of $300,000 offset by an increase in net recoveries during the year. Net recoveries of approximately $686,000 in 1997 compare to net recoveries of $293,000 and $12,000 in 1996 and 1995, respectively.

     Pursuant to regulatory guidelines and as a further refinement of the allocation process, the Bank allocates the total allowance for loan and lease losses to specific categories; however, the total allowance for loan and lease losses was available to absorb any losses on all loans and leases in the portfolio. The allowance for loan and lease losses was allocated to the following categories as of December 31, (in thousands):

                                             1997               1996               1995               1994               1993
                                        ---------------    ---------------    ---------------    ---------------    ---------------
                                        AMOUNT     %(1)    AMOUNT     %(1)    AMOUNT     %(1)    AMOUNT     %(1)    AMOUNT     %(1)
                                        -------    ----    -------    ----    -------    ----    -------    ----    -------    ----
Commercial and financial.............   $   195     .1 %   $   85.      0 %   $   317     .2 %   $   991     .6 %   $ 1,171     .7 %
Real estate..........................       175     .1         521     .3         308     .2         552     .3       1,147     .7
Agriculture..........................     1,753     .7       1,634     .8       1,285     .7         761     .5       2,027    1.3
Consumer.............................       738     .2         235     .1         272     .1         166     .1         159     .1
                                        -------    ----    -------    ----    -------    ----    -------    ----    -------    ----
                                        $ 2,861    1.1 %   $ 2,475    1.2 %   $ 2,182    1.2 %   $ 2,470    1.5 %   $ 4,504    2.8 %
                                        =======    ====    =======    ====    =======    ====    =======    ====    =======    ====

------------

(1) Percent of allowance in each category to total loans and leases.

     Following is an analysis of the allowance for loan and lease losses for the years ended December 31, (in thousands):

                                            1997       1996       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------
Balance at beginning of year............  $   2,475  $   2,182  $   2,470  $   4,504  $   3,771
(Credit) provision charged to operating
  expense...............................       (300)         0       (300)      (350)         0
Loans and leases charged off:
     Commercial and financial...........        (42)      (112)        (5)      (342)      (121)
     Real estate........................        (11)       (23)      (231)    (1,093)        (6)
     Agriculture........................          0         (9)      (309)    (1,063)       (33)
     Consumer...........................       (213)       (78)      (151)      (120)      (138)
                                          ---------  ---------  ---------  ---------  ---------
          Total charged off.............       (266)      (222)      (696)    (2,618)      (298)
                                          ---------  ---------  ---------  ---------  ---------
Recoveries of loans and leases
  previously charged off:
     Commercial and financial...........        270        327        377        507        681
     Real estate........................        619        125        161         65        240
Agriculture.............................         16         23         96        183         26
     Consumer...........................         47         40         74        179         84
                                          ---------  ---------  ---------  ---------  ---------
          Total recoveries..............        952        515        708        934      1,031
                                          ---------  ---------  ---------  ---------  ---------
Net loans and leases recovered (charged
  off)..................................        686        293         12     (1,684)       733
                                          ---------  ---------  ---------  ---------  ---------
Balance at year end.....................  $   2,861  $   2,475  $   2,182  $   2,470  $   4,504
                                          =========  =========  =========  =========  =========
Allowance for loan and lease losses as a
  percentage of total loans.............       1.08%      1.23%      1.22%      1.48%      2.83%
Net charge-offs or recoveries as a
  percentage of average loans and leases
  outstanding...........................        .29%       .16%       .01%      1.04%       .46%

NON-PERFORMING ASSETS

     The Bank accounts for impaired loans and leases in accordance with SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure". These standards address the accounting by creditors for the impairment of certain loans and leases as well as the accounting for troubled debt restructurings. A loan and lease is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the original contractual terms of the loan or lease agreement. The standards require that impaired loans that fall within the scope of SFAS No. 114, as amended by SFAS No. 118, be measured based on the present value of expected future cash flows for each loan or lease discounted at the effective interest rate or, as a practical expedient, at the observable market price or the fair value of the collateral if the loan is collateral dependent. Total impaired loans and leases on the Bank's books amounted to approximately $3,373,000 and $3,193,000 as of December 31,

1997 and 1996, respectively. Approximately $234,000 and $96,000 of the allowance for loan and lease losses was allocated specifically to these loans as of December 31, 1997 and 1996, respectively. The average balance of impaired loans and leases outstanding was approximately $3,169,000 and $2,711,000 during 1997 and 1996, respectively.

     Foreclosed assets are carried in other assets at the lower of the loan balance or estimated fair value less estimated selling costs and totalled approximately $13,000 and $39,000 at December 31, 1997 and 1996, respectively. The Bank recorded gains on sales of foreclosed assets of approximately $29,000, $5,000 and $280,000 in 1997, 1996 and 1995, respectively.

     Non-performing assets at December 31, 1997 totaled approximately $3,386,000, an increase of approximately $154,000 or 4.76% from the amount reported in 1996. The following table presents a breakdown of past due and non-performing assets as of December 31, (in thousands):

                                         1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
Past due 90 days or more and still
accruing:
          Commercial and financial...  $      51  $      34  $       0  $       5  $       0
          Real estate................          2        118         43         32          0
          Agriculture................         18         12          0         20          0
          Consumer...................         70         11          5         20          3
                                       ---------  ---------  ---------  ---------  ---------
               Total past due 90 days
               or more...............  $     141  $     175  $      48  $      77  $       3
                                       =========  =========  =========  =========  =========
Non-Performing Assets:
     Non-accrual:
          Commercial and financial...  $      77  $     163  $       0  $       0  $      68
          Real estate................        898        598        757      1,287      1,774
          Agriculture................        853        871        505      1,147      2,082
          Consumer...................          6          0          0          0          0
                                       ---------  ---------  ---------  ---------  ---------
               Total non-accrual.....      1,834      1,632      1,262      2,434      3,924
                                       ---------  ---------  ---------  ---------  ---------
Restructured Loans and Leases:
          Commercial and financial...          0          0          0          0          0
          Real estate................        750        750          0      2,631      2,886
          Agriculture................        789        811          0          0         38
          Consumer...................          0          0          0          0          0
                                       ---------  ---------  ---------  ---------  ---------
               Total restructured
               loans and leases......      1,539      1,561          0      2,631      2,924
                                       ---------  ---------  ---------  ---------  ---------
Real estate and other collateral
  acquired through foreclosure.......         13         39        239         74         42
                                       ---------  ---------  ---------  ---------  ---------
               Total non-performing
               assets................  $   3,386  $   3,232  $   1,501  $   5,139  $   6,890
                                       =========  =========  =========  =========  =========
Non-performing assets as a percentage
  of loans and leases and other
  non-performing assets..............       1.27%      1.60%       .84%      3.07%      4.33%

DEPOSITS

     Total average deposits increased approximately $11,936,000 or 3.29% from 1996 to 1997 and approximately $17,921,000 or 5.20% from 1995 to 1996. The average amounts outstanding and average rates paid on deposits for the years ended December 31, are set forth below (dollars in thousands):

                                              1997                  1996                  1995
                                        -----------------     -----------------     -----------------
                                         AMOUNT     RACE       AMOUNT     RACE       AMOUNT     RACE
                                        --------    -----     --------    -----     --------    -----
Demand deposits......................   $ 54,642    0.00%     $ 48,283    0.00%     $ 46,277    0.00%
Savings accounts.....................     12,809    2.47        12,433    2.50        12,005    2.50
NOW accounts.........................     67,579    3.34        72,349    3.53        63,396    3.49
Money market accounts................     52,177    3.19        51,022    3.20        52,509    3.19
Time deposits........................    187,399    5.33       178,583    5.41       170,562    5.34
                                        --------    -----     --------    -----     --------    -----
          Total average deposits.....   $374,606    3.77%     $362,670    3.90%     $344,749    3.86%
                                        ========    =====     ========    =====     ========    =====

SHORT-TERM BORROWINGS

     The Bank's primary source of short-term borrowings is federal funds purchased from correspondent banks and securities sold under agreements to repurchase.

                                                DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
Balance at end of period.............  $  10,300  $   9,700  $   6,225
Daily average amount outstanding.....      7,974     13,990     10,695
Highest month-end balance............     10,300     18,550      9,525
Weighted average interest rate.......       5.24%      5.07%      5.57%
Weighted average interest rate on
  balance outstanding at end of
  period.............................       5.62%      6.00%      5.33%

CAPITAL

     In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information
About Capital Structure". These statements established standards for calculating earnings per share and the reporting requirements for earnings per share and the company's capital structure. The Bank adopted these standards effective for the year ended December 31, 1997 for all periods shown in the consolidated financial statements. The adoption of the standards had no material impact on the bank's calculation or presentation of earnings per share.

     On January 20, 1998, the Bank's Board of Directors declared a regular cash dividend of $.25 per share payable on February 12, 1998 to shareholders of record as of January 29, 1998. As of December 31, 1997 and 1996, the Bank had approximately $8,372,000 and $8,441,000, respectively, available for the payment of dividends. The weighted average number of shares outstanding during 1997, 1996 and 1995 was 2,372,792.

     The Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") have issued comprehensive guidelines implementing risk-based capital requirements. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off-balance sheet exposure into account in assessing capital adequacy and encourage the holding of liquid, low-risk assets. Under these guidelines, at December 31, 1997 and 1996, the Bank was required to maintain a minimum ratio of total capital-to-risk-weighted assets of 8.00% of which at least 4.00% must be in the form of Tier I capital. Tier I capital is comprised of the Bank's common stock, surplus and retained earnings. At December 31, 1997 and 1996, the percent of total capital-to-risk-weighted assets was 19.65% and 24.17%, respectively. The Bank's Tier I capital ratio as of December 31, 1997 and 1996 was 18.67% and 23.10%, respectively, well in excess of the required ratios.

     Tier I leverage ratio is defined as a Bank's Tier I capital divided by its adjusted average total assets (net of allowance for loan and lease losses). The minimum leverage ratio is 3.00% for banking organizations carrying the highest regulatory rating. Other institutions are expected to maintain a leverage ratio of at least 4.00% to 5.00% depending upon their particular condition. At December 31, 1997 and 1996, the Bank's Tier I leverage ratio was 11.99% and 11.98%, respectively, and exceeds the regulatory minimum.

                            DESCRIPTION OF THE BANK

BUSINESS

     First Victoria National Bank, located in Victoria, Texas was chartered as a national bank in 1890 and prior to that time was a private bank formed in 1867, and offers all usual commercial banking services. The Bank currently has three locations in Victoria as well as a full service branch in Calhoun County and a full service branch in Taft, Texas acquired in the fourth quarter of 1997. In addition, the Bank has three wholly owned subsidiaries. PMV, Inc., which is currently inactive, was established for the purpose of acquiring, managing and liquidating assets acquired in satisfaction of debts previously contracted. First Victoria Community Development Corporation was established for the purpose of acquiring, developing, rehabilitating, managing, renting, and selling housing units primarily to benefit low and moderate income residents of the local area and to promote and invest in such community development projects. First Victoria Leasing, Inc. was established for the purpose of conducting leasing activities. As of December 31, 1997, the Bank had total assets of approximately $500,273,000; loans and leases, net of unearned discount, of approximately $266,002,000; and total deposits of approximately $416,029,000. The Bank employed 224 people on a full-time basis and 38 people on a part-time basis as of December 31, 1997.

     The Bank provides general commercial banking services to a variety of businesses and individuals located in Victoria County, Texas and the surrounding areas. Some of the loan services available to customers include: agriculture, commercial, real estate, home improvement, automobile, and personal loans. Loan classifications as of December 31, 1997 and 1996, were as follows:

                                               1997                   1996
                                       ---------------------  ---------------------
                                         AMOUNT        %        AMOUNT        %
                                       ----------  ---------  ----------  ---------
                                                  (DOLLARS IN THOUSANDS)
Commercial and financial.............  $   57,648         22% $   34,471         17%
Mortgage real estate.................      91,075         34      79,233         39
Construction real estate.............       3,738          1       4,101          2
Agriculture..........................      74,671         28      55,647         28
Consumer.............................      38,996         15      28,187         14
                                       ----------  ---------  ----------  ---------
     Total Loans.....................     266,128        100%    201,639        100%
                                                   =========              =========
Less
     Unearned income.................        (126)                  (185)
     Allowance for loan losses.......      (2,861)                (2,475)
                                       ----------             ----------
     Net Loans.......................  $  263,141             $  198,979
                                       ==========             ==========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements, since the commitments may expire without being drawn upon. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies, but may include accounts receivable, inventory, equipment or real estate. The prices and interest rates of the commitments are determined by the market conditions prevailing at the time the commitments are exercised.

     The Bank's exposure to credit loss, in the event of non-performance by the customer, for commitments to extend credit and standby letters of credit is limited to the contractual amount of those instruments. As of December 31, 1997 and 1996, the Bank had commitments to extend credit of $93,148,000 and $81,770,000, respectively, and standby letters of credit of approximately $866,000 and $404,000, respectively. The following is a breakdown of commitments by type as of December 31, 1997 and 1996 (in thousands):

                                         1997       1996
                                       ---------  ---------
Commercial and Financial.............  $  32,699  $  25,401
Real Estate..........................      4,437      5,758
Agriculture..........................     34,939     31,293
Consumer.............................     21,073     19,318
                                       ---------  ---------
     Total...........................  $  93,148  $  81,770
                                       =========  =========

     While the Bank's loan and lease portfolio is diversified, a significant portion of the portfolio is in agriculture loans (28% of total loans) and therefore, may be deemed seasonal with regard to funding requirements. Also, the Bank has substantially no deposits from or loans to foreign customers.

     The Bank does not anticipate that compliance with federal, state, and local provisions relating to the protection of the environment will have a material effect upon the capital expenditures, earnings, or competitive position of the Bank.

     In addition to loan services, the Bank also offers deposit facilities and certificates of deposit for commercial customers and various checking, wire transfers, safekeeping, safe deposit, credit card, and savings and time deposit services for individuals.

     The Bank's Trust and Investment Management Department also offers extensive trust services including estates, guardianships, personal trust and investment services, and pension retirement plans. Trust assets and other properties, except cash deposits, held by the Bank in agency or other fiduciary capacities for its customers are not included in the Bank's financial statements. The book value of trust assets (unaudited) was approximately $164,907,000 at December 31, 1997.

COMPETITION

     The Bank competes actively with other area commercial banks and savings and loan associations, many of which are larger than the Bank, as well as with major regional banking and financial institutions headquartered in other areas of Texas and the United States. There are nine other financial institutions in Victoria County, including branches or subsidiaries of out-of-state multi-bank holding companies, branches of Texas banks and savings institutions. Deposit deregulation has intensified the competition for deposits among banks in recent years. The Bank, however, is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans. Additional competition is derived from credit unions, finance companies, brokerage firms, insurance companies and retailers.

SUPERVISION AND REGULATION OF THE BANK

  GENERAL

     The operations of the Bank are subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. Bank operations are also subject to regulation of the OCC, the Federal Reserve Board and the FDIC. The proposed reorganization will not affect the authority of these agencies over the Bank.

     Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, a bank's investments, a bank's reserves against deposits, a bank's loans, interest rates, the activities of a bank with respect to mergers and consolidations and the establishment of branches. Under Texas law, all banks in Texas are permitted to establish or acquire branch offices in any county of the state. National bank branches may be established within the permitted area only after approval by the OCC. The OCC is required to grant approval only if it finds that there is a need for banking services or facilities such as those contemplated by the proposed branch and may disapprove the application if the bank does not have the capital and surplus deemed necessary by the OCC.

     Multi-bank holding companies are permitted in Texas within certain limitations. See "DESCRIPTION OF THE HOLDING COMPANY -- Supervision and Regulation of the Holding Company."

  DIFA

     The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC"), which currently insures the deposits of the Bank to a maximum of $100,000 per depositor. For this protection the Bank pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. The FDIC reduced the insurance premiums it charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted and signed into law. DIFA reduced the amount of semi-annual FDIC insurance premiums for savings association deposits to the same levels assessed for bank deposits.

     DIFA further provides for assessments to be imposed on insured depository institutions to pay amounts due on bonds issued by the Financing Corporation used to fund the federal thrift bailout. During 1997, the Bank paid approximately $46,087 for the FICO bond assessment and the Bank believes similar amounts will be assessed per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such bond payments.

  BANK DIVIDENDS

     The directors of a national bank are authorized to declare cash dividends on the capital stock of the bank, and the amount of the dividend is within the board's discretion. However, a dividend cannot be declared if: (1) it would exceed the bank's profits; (2) it would impair the bank's capital; or (3) the bank is in default on the payment of any assessment due to the FDIC. The OCC adopted a regulation effective as of January 1, 1991, which prohibits the Bank from including its allowance for loan losses as an element of net profits when calculating the dividends the Bank may pay. Approval of the OCC will be required for any dividend paid by the Bank to the shareholders if the total of all actual and proposed dividends declared by the Bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The OCC has also issued a banking circular emphasizing that the level of cash dividends should bear a direct correlation to the level of a national bank's current and expected earnings stream, the bank's need to maintain an adequate capital base and other factors. At December 31, 1997, the Bank had an aggregate of approximately $8,372,000 available for the payment of dividends pursuant to the regulations.

     The banking regulators enjoy an arsenal of civil and criminal enforcement which they may utilize to enforce the banking laws and regulations, including the laws and regulations pertaining to the restrictions on the payment of dividends. The Financial Institutions Reform, Recovery and Enforcement Act enacted in 1989 ("FIRREA") significantly expanded the reach of the banking agencies' civil enforcement authority and dramatically increases civil and criminal penalties for depository institution-related offenses. If the Board of Directors of the Bank declared a dividend in contravention of the applicable laws and regulations, the federal banking agencies could require affirmative action to correct the violation through a cease and desist order. Under certain circumstances, the agencies could require the Board of Directors of the Bank to reimburse the Bank in the amount of the unlawful dividend. Other enforcement powers available to the agencies include, among others, suspension or removal of management officials and civil money penalties.

     If the OCC determines that a national bank's capital stock has become impaired, the OCC may require the bank to restore an appropriate amount to its capital account by means of an assessment upon its shareholders pro rata to the amount of the capital stock held by each. If a shareholder fails to pay an authorized assessment after three months notice, the board of directors of the bank is empowered to cause a sufficient amount of the shareholder's stock to be sold at public auction. This assessment power of the OCC has not been used in recent times.

  BANK CAPITAL

     Banks are required to maintain adequate levels of capital. As of December 31, 1997, the Bank was required to maintain a minimum ratio of total capital-to-risk-weighted assets of 8.00% of which at lease 4.00% must be in the form of Tier 1 Capital. Tier 1 capital is comprised of the bank's common stock, surplus and retained earnings. At December 31, 1997, the Bank's ratio of total capital-to-risk-weighted assets was 19.65%. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, taking off-balance sheet exposure into account in assessing capital adequacy, and encourage the holding of liquid, low risk assets.

     In addition to the risk-based capital guidelines, the OCC adopted, effective at the end of 1990, the use of a new leverage ratio as an additional tool to evaluate the capital adequacy of banks. The leverage ratio is defined to be a company's Tier 1 capital divided by its adjusted average total assets. The 3.0% leverage ratio adopted by the Federal banking agencies requires a CAMEL Rating of 1; all other institutions will be expected to maintain a 100 to 200 basis point cushion, i.e. these institutions will be expected to maintain a leverage ratio of 4.00% to 5.00%. The Bank's leverage ratio at December 31, 1997 was 11.99% and exceeds the regulatory minimum.

     Effective December 19, 1992, the federal bank regulatory agencies adopted regulations which mandate a five-tier scheme of capital requirements and corresponding supervisory actions to implement the prompt corrective action provisions of the Federal Deposit and Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations include requirements for the capital categories that will serve as benchmarks for mandatory supervisory actions. Under the regulations, the highest of the five categories would be a well capitalized institution with a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6% and a Tier 1 leverage ratio of 5%. An institution would be prohibited from declaring any dividends, making any other capital distribution or paying a management fee if the capital ratios drop below the levels for an adequately capitalized institution, which are 8%, 4% and 4%, respectively. The corresponding provisions of FDICIA mandate corrective actions be taken if a bank is undercapitalized. Based on the Bank's capital ratios as of December 31, 1997, the Bank was classified as "well capitalized" under the applicable regulations.

     In 1995, in accordance with FDICIA, the FDIC modified its risk-based capital adequacy guidelines to explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that it will consider in evaluating a bank's capital adequacy. In 1996 the bank regulatory agencies introduced risk-based examination procedures. Effective January 1, 1997, the federal banking agencies jointly adopted regulations that amend the risk-based capital standards to incorporate measures for market risk. Applicable banking institutions will be required to adjust their risk-based capital ratio to reflect market risk. On December 19, 1996, the FFIEC revised the Uniform Financial Institutions Rating System commonly referred to as the CAMEL rating system. A sixth component addressing sensitivity to market risk was added. Sensitivity to market risk reflects the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can adversely affect a financial institution's earnings or economic capital.

  INSOLVENCY

     The OCC has articulated in a regulation the standards the OCC uses to determine when a national bank becomes insolvent. The regulation alters the standards such that a bank would be deemed to be insolvent for regulatory purposes when it lacks equity capital rather than when it lacks primary capital (principally equity capital plus the allowance for loan losses). Under the regulatory guidelines, the OCC is also authorized to declare a national bank insolvent when the bank is unable to meet its obligations as they mature.

  LENDING RESTRICTIONS

     The operations of the Bank are also subject to lending limit restrictions pertaining to the extension of credit and making of loans to one borrower. The scope and requirements of such laws and regulations have been expanded significantly in recent years. Further, under the BHCA and the regulations of the FRB thereunder, the Holding Company and the Bank are prohibited from engaging in certain tie-in arrangements with respect to any extension of credit or provision of property or services; however, recently the FRB adopted a rule relaxing tying restrictions by permitting a bank holding company to offer a discount on products or services if a customer obtains other products or services from such company.

     The interest rate and usury laws of most states, including laws of the State of Texas, which laws are preempted to a certain extent by federal law, generally limit the amount of interest which lenders, including the Bank, may charge on loans. These limits may vary depending upon, among other things, the identity, nature and location of the lender and the borrower, use of proceeds of a loan, amount of the loan, type of collateral for the loan and the particular state or federal law applicable thereto. During 1997, the Texas Constitution was amended to permit home equity lending in Texas effective January 1, 1998. At present, no accurate prediction can be made as to how this legislation will affect the Bank.

  CRA

     Under the Community Reinvestment Act ("CRA"), the OCC is required to assess the record of the Bank to determine if the Bank meets the credit needs of the entire community, including low and moderate income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by the Bank for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger, or the acquisition of shares of capital stock of another financial institution. The OCC prepares a written evaluation of the Bank's record of meeting the credit needs of its entire community and assigns a rating, which rating is publicly disclosed. The Bank received an "outstanding" rating in its most recent CRA examination. Further, there are fair lending laws which prohibit discrimination in connection with lending decisions.

  BSA

     Banks are required to report certain deposit transactions to the Treasury pursuant to the Bank Secrecy Act ("BSA"). During 1996, the Financial Crimes Enforcement Network and the federal banking regulators amended the BSA regulations regarding suspicious activity reporting, funds transfer recordkeeping and the definition and designation of exempt customers. The Bank's compliance with BSA is examined regularly by the OCC as well as the internal auditors of the Bank.

  SECTION 23A

     The Holding Company and the Bank are "affiliates" within the meaning of
Section 23A of the Federal Reserve Act which sets forth certain restrictions on loans and extensions of credit between a subsidiary bank and affiliates, on investments in an affiliate's stock or other securities, and on acceptance of such stock or other securities as collateral for loans. Such restrictions prevent a bank holding company from borrowing from any of its bank subsidiaries unless the loans are secured by specific obligations. Further, such secured loans and investments by a subsidiary bank are limited in amount, as to a bank holding company or any other affiliate, to 10% of such bank subsidiaries' capital and surplus and, as to the bank holding company and its affiliates, to an aggregate of 20% of such bank subsidiaries' capital and surplus. Certain restrictions do not apply to 80% or more owned sister banks of bank holding companies. Section 23B of the Federal Reserve Act requires that the terms of affiliate transactions be comparable to terms of similar non-affiliate transactions.

  FDICIA

     In 1991 Congress enacted FDICIA. The law emphasizes the regulatory focus of protecting the Bank Insurance Fund. The FDIC was granted an expanded supervisory role in connection with all federally insured financial institutions. FDICIA firmly links supervision to bank capital. FDICIA provides for mandatory early intervention procedures that are triggered by diminishing capital of a financial institution. FDICIA changes the way banks are assessed for deposit insurance in a manner which increases the cost in proportion to the degree of risk in the bank's portfolio.

  OCC OP SUB RULE

     During 1996, the OCC adopted a major overhaul of its rules governing corporate applications, practices, and notices. The new rule incorporates a risk-based approach to corporate applications and activities of national banks. The new rule includes authority for operating subsidiaries to conduct for the first time activities beyond those permitted for national banks directly. Under the new rule, an operating subsidiary engaged in activities not permissible for the parent bank must observe certain separateness requirements. National banks must file applications for prior OCC approval to establish, or acquire, operating subsidiaries engaged in activities that are not permissible for the parent bank and the OCC may grant such approval on a case by case basis.

  S ELECTION

     As part of the Small Business Job Protection Act of 1996, banks are now eligible to make an S election for federal income tax purposes. To qualify as an S corporation, a financial institution must (i) not use the reserve method of accounting for bad debts, (ii) have only one class of stock and (iii) have no more than seventy-five shareholders. The Bank currently does not qualify for the S election.

  GOVERNMENT MONETARY POLICIES

     Because the Bank is a member of the Federal Reserve System, the earnings of the Bank are affected by the fiscal and monetary policies of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. Changes in the discount rate on member bank borrowings, availability of borrowings at the "discount window," open market operations, the imposition of, and changes in, reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of monetary policy available to the Federal Reserve Board. These monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time savings deposits. The nature of future monetary policies and the effect of such policies on the future earnings and business of the Bank cannot be predicted.

  YEAR 2000

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations. The Bank has developed and implemented a plan to deal with the Year 2000 problem. The plan provides for addressing critical and noncritical issues, complete with the assignment of responsibility and target dates for completion. The Bank's major computer providers have represented that those services will function properly on January 1, 2000. Testing of these applications is ongoing. The Bank is expensing appropriate costs incurred as a result of addressing the Year 2000 issue.

     The Bank does not expect that the cost of addressing any Year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any Year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be indicative of future operating results or future financial condition.

     Additionally, the federal bank regulators have enforcement powers with respect to Year 2000 compliance. Failure to institute an acceptable Year 2000 readiness plan could result in the disapproval of expansion applications filed with bank regulatory agencies or the imposition of a cease and desist order or civil money penalties.

LEGAL PROCEEDINGS

     The nature of the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. In the opinion of management of the Bank, however, there are no proceedings pending to which the Bank is a party or to which its property is subject, which, if determined adversely to the Bank, would be material in relation to the Bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities or others.

                              CERTAIN TRANSACTIONS

     There have been no material transactions between the Bank, nor any material transactions proposed, with any director or executive officer of the Bank, or any associate of the foregoing persons. The Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Bank. Total loans outstanding from the Bank at February 28, 1998, to the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of ten percent (10%) or more were approximately $4,109,000, or approximately 7.33% of the Bank's total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's directors, executive officers and shareholders owning in excess of ten percent (10%) of the Bank's outstanding equity stock to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Bank with the Office of the Comptroller of the Currency. Based on a review of copies of such reports received by it, and on the statements of the reporting persons, the Bank believes that all such Section 16(a) filing requirements were complied with in a timely fashion.

                      DESCRIPTION OF THE BANK COMMON STOCK

THE BANK COMMON STOCK

     The Bank's authorized capital stock consists of 5,000,000 shares of Bank Common Stock, of which 2,372,792 shares were issued and outstanding as of March 17, 1998. Each share of Bank Common Stock is entitled to one (1) vote on all matters that may be brought before shareholders' meetings except that the holders of Bank Common Stock have cumulative voting rights in the election of directors. Cumulative voting for the election of directors entitles each shareholder to multiply the number of votes to which the shareholder is entitled by the total number of directors to be elected, and the shareholder may cast the whole number of these votes for one candidate or may distribute them among two or more candidates. As of March 17, 1998, the Bank had approximately 657 shareholders of record. Shares of Bank Common Stock are non-assessable (except as provided under 12 U.S.C. Section 55, relating to assessments upon shareholders for a deficiency in paid-up capital stock; 12 U.S.C. Section 55 has not been used for many years) and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors, and, in the event of liquidation, dissolution or merger, the holders will be entitled to share pro rata according to their interests. See "COMPARISON OF SHAREHOLDER RIGHTS" for a summary of the differences between the rights of holders of the Bank Common Stock and the rights of holders of the Holding Company Common Stock.

     Payment of dividends is subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the Board of Directors and paid from the net profits of the Bank as the Board of Directors shall judge expedient. Dividends may be paid only if: (1) the payment would not impair the Bank's capital structure; (2) the Bank's surplus is at least equal to its common capital; (3) the dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two (2) preceding years; and (4) no losses have been sustained equal to or exceeding its undivided profits. In addition, under the FDIA (12 U.S.C. Section 1818), dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice.

     Total dividends paid during 1997 and 1996 were $.82 and $.64 per share respectively. On January 20, 1998, the Board of Directors approved a regular quarterly dividend of 25 cents per share payable on February 12, 1998, to shareholders of record as of January 29, 1998.

     The following table sets forth the dividends paid by the Bank to its shareholders since January 1, 1996.

                                        AMOUNTS OF DIVIDENDS PAID
                                        --------------------------
                                        REGULAR CASH
                                          DIVIDEND        IN THE
               PERIOD                    PER SHARE      AGGREGATE
-------------------------------------   ------------    ----------
1996
     First Quarter...................      $ .160        $ 379,647
     Second Quarter..................        .160          379,647
     Third Quarter...................        .160          379,647
     Fourth Quarter..................        .160          379,647
1997
     First Quarter...................        .160          379,647
     Second Quarter..................        .160          379,647
     Third Quarter...................        .250          593,198
     Fourth Quarter..................        .250          593,198
1998
     First Quarter...................        .250          593,198

MARKET PRICES

     The Bank Common Stock is traded in the Nasdaq National Market. The following table sets forth, for the periods indicated, the range of the high and low bid quotations for the Bank Common Stock. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and does not necessarily represent actual transactions.

               PERIOD                    HIGH        LOW
-------------------------------------  ---------  ---------
1996
     First Quarter...................  $  24.500  $  21.000
     Second Quarter..................     23.500     21.000
     Third Quarter...................     23.375     22.750
     Fourth Quarter..................     24.375     23.000
1997
     First Quarter...................     27.250     23.500
     Second Quarter..................     27.000     25.500
     Third Quarter...................     35.250     26.000
     Fourth Quarter..................     39.750     32.250
1998
     First Quarter (through March 10,
     1998)...........................     42.000     39.000

CAPITALIZATION

     The following table sets forth (i) the historical consolidated capitalization of the Bank and the Holding Company at December 31, 1997, respectively, and (ii) the Holding Company's pro forma consolidated capitalization as of such date (giving effect to the Merger as of December 31, 1997).

                                                                     PRO FORMA
                                                       HOLDING      ADJUSTMENTS     PRO FORMA
                                           BANK        COMPANY          FOR        COMBINED AS
                                        HISTORICAL    HISTORICAL      MERGER        ADJUSTED
                                        ----------    ----------    -----------    -----------
                                                        (DOLLARS IN THOUSANDS)
                                                                           (UNAUDITED)
Equity:
     Common stock....................    $   5,932     $  --          $(5,908)       $    24
     Surplus.........................        9,774        --            5,908         15,682
     Retained earnings...............       40,776        --           --             40,776
     Unrealized loss on securities...         (411)       --           --               (411)
                                        ----------    ----------    -----------    -----------
Total shareholder's equity...........       56,071        --           --             56,071
                                        ----------    ----------    -----------    -----------
Total capitalization.................    $  56,071     $  --          $--            $56,071
                                        ==========    ==========    ===========    ===========

                DESCRIPTION OF THE HOLDING COMPANY COMMON STOCK

HOLDING COMPANY COMMON STOCK

     The Holding Company is authorized to issue twenty million (20,000,000) shares of Holding Company Common Stock, of which approximately 2,372,792 shares would be outstanding if the Merger had been consummated as of March 17, 1998. The remaining authorized but unissued shares of Holding Company Common Stock may be issued by the Board of Directors of the Holding Company without further shareholder approval. Issuance of these shares could cause a dilution of the book value of the Holding Company Common Stock and the voting power of shareholders. The holders are entitled to one (1) vote per share on all matters presented to them and have no cumulative voting rights in the election of directors.

     The Holding Company Common Stock has no preemptive, subscription, or conversion rights, redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see "DESCRIPTION OF THE BANK COMMON STOCK -- The Bank Common Stock" and "COMPARISON OF SHAREHOLDER RIGHTS."

     In some jurisdictions, shares of common stock of a general business corporation, such as the Holding Company, may be treated differently from shares of stock of a bank, and therefore, may be the subject of personal property taxation.

ANTI-TAKEOVER PROVISIONS

     Under the Texas Business Corporation Act, as amended ("TBCA"), the
Articles of Incorporation and Bylaws of the Holding Company, there are certain provisions that may be deemed to be "anti-takeover" in nature that will be immediately applicable. Two of these provisions are: the authorization of twenty million (20,000,000) shares of Holding Company Common Stock and the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis. The additional shares of Holding Company Common Stock and the elimination of preemptive rights to such stock were authorized for the purpose of providing the Board of Directors of the Holding Company with as much flexibility as possible to issue additional shares, without further shareholder approval for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Holding Company.

     Another provision that could be considered "anti-takeover" in nature is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is required under the national banking laws, but is optional under the TBCA. The Board of Directors did not provide for cumulative voting in the Articles of Incorporation of the Holding Company because it believes that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that the holders of a majority of the outstanding shares of Holding Company Common Stock can elect all the members of the Board of Directors. Although the Bank has (and the Holding Company after the reorganization will have) approximately 657 shareholders of record, the Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

     Provisions in the Holding Company's Bylaws require action by the Chairman of the Board, the President or at least three directors of the Holding Company to call a meeting of the Board of Directors. The Holding Company's Bylaws may be amended by a majority vote of the members of the Board of Directors, subject to the affirmative vote of at least seventy-five percent (75%) of the issued and outstanding shares to change any amendment to the Bylaws previously approved by the Board of Directors. These provisions were included in the Articles of Incorporation and Bylaws of the Holding Company in order to ensure that any corporate transaction could be effected only if it received a clear mandate from the shareholders and/or the directors. Other provisions that could be considered "anti-takeover" are the requirements in the Holding Company's Articles of Incorporation that the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Holding Company Common Stock is required to approve any merger, consolidation, dissolution or liquidation of the Holding Company or the sale of all or substantially all of its assets; or the holders of at least a majority of the outstanding shares of Holding Company Common Stock when at least a majority of Directors have approved such transaction. These provisions were included in the Articles of Incorporation of the Holding Company in order to ensure that any extraordinary corporate transaction could be effected only if it receives a clear mandate from the shareholders. However, these provisions could give the Holding Company's management a veto power over certain acquisitions regardless of whether any such acquisition is desired by or beneficial to a majority of the shareholders and thereby assist management in retaining their present positions. Also, these provisions could give the holders of a minority of the Holding Company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the Holding Company, the sale of all or substantially all of its assets even if management and/or a majority of the shareholders believes such transaction to be desirable and beneficial. Absent such provisions in the Holding Company's Articles of Incorporation, the affirmative vote of at least two-thirds of the Holding Company's shares outstanding and entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, and the sale of all of its assets. Upon the consummation of the reorganization, it is expected that the executive officers and directors of the Holding Company will own an aggregate of approximately 435,777 shares, or approximately 18.37% of the Holding Company's outstanding stock.

     Another anti-takeover provision in the Articles of Incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as the impact the acquisition of the Holding Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the tender offeror. This provision was included in the Articles of Incorporation of the Holding Company to permit the Board of Directors to recognize the responsibilities to these constituent groups and to the Holding Company and its subsidiaries and the communities that they serve.

     THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE OFFER OR OTHER MERGER OR ACQUISITION PROPOSAL THAT A MAJORITY OF THE SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS AS THE OFFER MIGHT INCLUDE A SUBSTANTIAL PREMIUM OVER THE MARKET PRICE OF THE HOLDING COMPANY COMMON STOCK AT THAT TIME. IN ADDITION, THESE PROVISIONS MAY HAVE THE EFFECT OF ASSISTING

THE HOLDING COMPANY'S CURRENT MANAGEMENT IN RETAINING ITS POSITION AND PLACING IT IN A BETTER POSITION TO RESIST CHANGES THAT THE SHAREHOLDERS MAY WANT TO MAKE IF DISSATISFIED WITH THE CONDUCT OF THE HOLDING COMPANY'S BUSINESS.

     A vote in favor of the Plan of Reorganization and Plan of Merger is a vote in favor of these anti-takeover provisions contained in the Holding Company's Articles of Incorporation and Bylaws and under the TBCA. For a summary of certain material differences between the rights of shareholders of the Bank and the rights of shareholders of the Holding Company, see "COMPARISON OF SHAREHOLDER RIGHTS."

                                   DIVIDENDS

     The Bank has paid continuous cash dividends for over 7 years. It is the present intention of the Holding Company's Board of Directors to retain the dividend policy of providing for a quarterly dividend; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Holding Company considers a dividend policy. Cash available for dividend distribution to shareholders of the Holding Company must initially come from dividends paid by the Bank to the Holding Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Holding Company. See "DESCRIPTION OF THE BANK COMMON STOCK -- The Bank Common Stock" and "COMPARISON OF SHAREHOLDER RIGHTS."

     Under the TBCA, the Holding Company may not pay a dividend if: (1) after giving effect thereto the Holding Company would be unable to pay its debts as they become due in the usual course of its business or (2) the dividend exceeds the "surplus" of the Holding Company, where "surplus" is defined as the excess of the net assets of the Holding Company over its stated capital.

                        COMPARISON OF SHAREHOLDER RIGHTS

     One result of the consummation of the proposed reorganization is that shareholders of the Bank, whose rights are presently governed by the National Act and the Articles of Association and Bylaws of the Bank, will become shareholders of the Holding Company, and their rights in the future will be governed by the TBCA and the Articles of Incorporation (the "Holding Company Articles") and Bylaws of the Holding Company, which differ in several aspects from those of the Bank.

     The following summary, which sets forth certain material differences between the rights of shareholders of the Bank and the rights of shareholders of the Holding Company, does not purport to be a complete statement of all such differences. This summary is qualified by the national banking laws of the United States and the laws of the State of Texas as well as the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and the annexes hereto and is not intended to be an exhaustive comparison.

CUMULATIVE VOTING

     Under the TBCA, cumulative voting is available unless prohibited by the articles of incorporation. The Holding Company Articles expressly prohibit cumulative voting.

     As required by the National Bank Act, cumulative voting for the election of directors is available for shareholders of the Bank.

CLASSIFIED BOARD

     The TBCA permits, but does not require, the adoption of a classified board of directors consisting of any number of directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. The TBCA also provides that no classification of directors shall be effective for any corporation if any shareholder has the right to cumulate his vote unless the board of directors consists of nine or more members. The Holding Company Articles do not provide for a staggered board of directors.

     The Bank is not permitted under the National Banking Act to elect directors for staggered terms.

PREEMPTIVE RIGHTS

     Under the TBCA, shareholders of a corporation have a preemptive right to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, except to the extent limited or denied by statute or by the corporation's articles of incorporation. The Holding Company Articles expressly deny preemptive rights.

     Under federal banking regulations, a national bank in its articles of association must grant or deny preemptive rights to the bank's shareholders. Any amendment to a national bank's articles of association which modifies such preemptive rights must be approved by a vote of the holders of two-thirds of the bank's outstanding voting shares. The Bank's Articles of Association expressly deny preemptive rights.

DIVIDENDS

     Under the TBCA, the Holding Company may not pay a dividend if: (1) after giving effect thereto the Holding Company would be unable to pay its debts as they become due in the usual course of its business or (2) the dividend exceeds the "surplus" of the Holding Company, where "surplus" is defined as the excess of the net assets of the Holding Company over its stated capital. Additionally, the Bank's dividend restrictions described below apply indirectly to the Holding Company, as cash available for dividend distributions will initially come from dividends paid to the Holding Company by the Bank.

     Under the National Bank Act, Dividends may be paid only if: (1) the payment would not impair the Bank's capital structure; (2) the Bank's surplus is at least equal to its common capital; (3) the dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two (2) preceding years; and (4) no losses have been sustained equal to or exceeding its undivided profits.

MERGERS

     Under the TBCA, shareholders generally have the right, subject to certain exceptions, to vote on mergers to which the corporation is a party. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such mergers. Unless the articles of incorporation provide otherwise, approval of the holders of at least two-thirds of all outstanding shares entitled to vote is generally required by the TBCA to approve a merger. The Holding Company Articles contain a provision requiring the approval of the holders of at least seventy-five percent (75%) of the Holding Company's outstanding shares to approve a merger (if shareholder approval is required for such merger under the TBCA), unless the merger has received the prior approval of at least a majority of the directors then in office, in which case the merger would require the approval of at least a majority of the Holding Company's outstanding shares. The approval of the shareholders of the surviving corporation in a merger is not required under the TBCA if (i) the corporation is the sole surviving corporation in the merger; (ii) there is no amendment to the corporations articles of incorporation; (iii) each shareholder holds the same number of shares after the merger as before with identical designations, preferences, limitations and relative rights; (iv) the voting power of the shares outstanding after the merger plus the voting power of the shares issued in the merger does not exceed the voting power of the shares outstanding prior to the merger by more than 20%; (v) the number of shares outstanding after the merger plus the shares issued in the merger does not exceed the number of shares outstanding prior to the merger by more than 20%; and (vi) the board of directors of the surviving corporation adopts a resolution approving the plan of merger. Additionally, under the TBCA certain mergers involving a corporation and its wholly-owned subsidiary do not require the approval of the shareholders of one or both corporations.

     Under the National Bank Act, shareholders generally have the right to vote on mergers to which the bank is a party. Approval of the holders of at least two-thirds of all outstanding shares entitled to vote is generally required by the National Bank Act to approve a merger. After the Merger, the Holding Company would generally be able to approve a merger to which the Bank is party without the necessity of seeking approval of the Holding Company's shareholders.

SALE OF SUBSTANTIALLY ALL ASSETS

     The TBCA provides that the sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture, unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets of a corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless the corporation's articles of incorporation specify another proportion. The Holding Company Articles contain a provision requiring the approval of at least seventy-five percent (75%) of the Holding Company's outstanding shares, unless the transaction has received the prior approval of at least a majority of the directors then in office, in which case the transaction would require the approval of at least a majority of the Holding Company's outstanding shares.

     The National Bank Act provides that a national bank may go into liquidation and be closed by the vote of shareholders owning two-thirds of its outstanding capital stock. If the liquidation is to be effected by the sale of any of the bank's assets, the purchase and sale agreement must also be approved by the vote of shareholders owning two-thirds of its outstanding capital stock.

TENDER OFFERS

     The Articles of Incorporation of the Holding Company authorize the Board of Directors to oppose a tender offer for shares of the Holding Company on the basis of factors other than economic benefit to shareholders such as: the impact of the acquisition upon the community; the effect of the acquisition upon employees, depositors, shareholders and customers; and the reputation and business practices of the tender offeror. See "DESCRIPTION OF THE HOLDING COMPANY COMMON STOCK -- Anti-Takeover Provisions."

     The Articles of Association of the Bank do not contain a similar provision.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     Under the TBCA, a special meeting of shareholders may be called by the president, board of directors or such other persons as may be authorized in the articles of incorporation or bylaws of the corporation or by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%, in which event, special meetings of the shareholders may be called by the holders of at least the percentage of shares so specified in the articles of incorporation, but in no event shall the articles of incorporation provide for a number of shares greater than 50%. The Holding Company Articles provide that special meetings of shareholders may be called only by the Board of Directors, the President, the Chairman of the Board or the holders of at least 20% of all the shares entitled to vote at the proposed special meeting.

     Under the Articles of the Bank, special meetings of shareholders of the Bank may be called by the Board of Directors or any three or more shareholders owning, in the aggregate, not less than 10% of the stock of the Bank.

AMENDMENT OF ARTICLES

     Under the TBCA, an amendment to a corporation's articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different amount, not less than a majority, is specified in the articles of incorporation. The Holding Company Articles contain a provision requiring the approval of at least seventy-five percent (75%) of the Holding Company's outstanding shares to amend the Holding Company Articles, unless the amendment has received the prior approval of at least a majority of the directors then in office, in which case the transaction would require the approval of at least a majority of the Holding Company's outstanding shares.

     Under the National Bank Act, an amendment to a national bank's articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the bank.

AMENDMENT OF BYLAWS

     The Holding Company's Bylaws may be amended only with the affirmative vote of the holders of at least seventy-five percent (75%) of the Holding Company's outstanding shares, or by a majority vote of the Board of Directors subject to the power of shareholders of the Holding Company to change such action of the Board of Directors by the affirmative vote of the holders of seventy-five percent (75%) of the out-standing shares.

     The Bank's Bylaws may be amended only by a majority vote of the Board of Directors, subject to the power of shareholders to change such action by the affirmative vote of the holders of a majority of the outstanding shares; or by the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares.

REPURCHASE OF SHARES

     Under the TBCA, a corporation can repurchase outstanding shares of its capital stock unless: (1) after giving effect thereto the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the dividend exceeds the "surplus" of the corporation, where
"surplus" is defined as the excess of the net assets of the Holding Company over its stated capital; provided, however, that if the net assets of the corporation are not less than the amount of the proposed distribution, the corporation may make a distribution involving a purchase or redemption if made by the corporation to: (a) eliminate fractional shares; (b) collect or compromise indebtedness owed by or to the corporation; (c) pay dissenting shareholders entitled to payment for their shares under Texas law; or (d) effect the purchase or redemption of redeemable shares in accordance with the TBCA. Repurchases of outstanding shares by the Holding Company would also be subject to the restriction under the Bank Holding Company Act that no more than ten percent (10%) of the outstanding shares can be repurchased in any twelve (12) month period without prior regulatory approval.

     Under the National Bank Act, a national bank can not reduce or retire any part of its outstanding capital stock without prior regulatory approval.

DISSENTER'S RIGHTS

     Under the TBCA, a shareholder is entitled, with certain exceptions, to dissent from and, upon perfection of the shareholder's appraisal rights, to the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

     Under the National Bank Act, a shareholder of a national banking association is entitled in connection with certain conversions, mergers and consolidations to receive in cash the value of the shares held by him upon perfection of the shareholder's appraisal rights.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     The TBCA prohibits, with certain exceptions, certain public Texas corporations from engaging in a "business combination" with an "affiliated shareholder" for three years following the date that such person becomes an affiliated shareholder. With certain exceptions, an affiliated shareholder is a person who is the beneficial owner, or at any time within the previous three years was the beneficial owner, of 20% or more of the corporation's outstanding voting shares.

     A Texas corporation may elect not to be governed by this restriction through a provision of its original articles of incorporation or bylaws or an amendment thereto, which amendment must be approved by majority shareholder vote. The Holding Company Articles contain a provision opting out of this restriction.

     The National Bank Act does not have a provision similar to this restriction.

ACTIONS WITHOUT A MEETING

     Under the TBCA, any action to be taken by shareholders at a meeting may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing. In addition, a Texas corporation's articles of incorporation may provide that shareholders may take action by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Holding Company Articles do not contain such a provision.

     Under the National Bank Act, under limited circumstances (such as where a bank is wholly-owned by a holding company), shareholder action may be taken by unanimous written consent. Otherwise, the National Bank Act does not provide for actions of shareholders by written consent.

REMOVAL OF DIRECTORS

     The TBCA provides that if a corporation's articles of incorporation or bylaws so provide, at a meeting of shareholders called for that purpose, any director or the entire board of directors may be removed with or without cause, by the vote of the holders of the portion of shares specified in the corporation's articles of incorporation or bylaws, but not less than a majority of the shares entitled to vote at an election of directors. The Holding Company's Articles and Bylaws provide that, at a meeting of shareholders called for that purpose, any director or the entire board of directors may be removed with or without cause, by the vote of the holders of at least 75% of the shares entitled to vote at an election of directors of the Holding Company.

     The National Bank Act does not address the removal of directors. However, the regulations promulgated thereunder provide that a national bank may adopt the corporate law of the state where the bank is located with respect to corporate governance issues not addressed by the National Bank Act. The Bank has elected to be governed by Texas corporate law. Neither the Bank's Articles of Association nor Bylaws provide for the removal of directors.

VACANCIES IN BOARD OF DIRECTORS

     Under the TBCA, any vacancy occurring in the board of directors of a corporation may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

     Under federal banking regulations, any vacancy occurring in the board of directors of a national banking association may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve only until the next election of directors by the shareholders. The Bank's Articles of Association provide that the Board of Directors, by the vote of a majority of the full Board, may increase the size of the Board by not more than members between annual meetings of shareholders and by like vote fill the vacancies created thereby.

INSPECTION OF BOOKS AND RECORDS

     The TBCA permits any person who shall have been a shareholder for at least six months immediately preceding his demand, or who is the holder of at least 5% of the outstanding stock of the corporation, upon written demand stating the purpose thereof, to examine the relevant books and records of account, minutes, and share transfer records of the corporation.

     Shareholders of a national bank have no similar rights to examine the books and records of the bank, although shareholders do have a right to examine the shareholder list of the bank.

LIMITATION ON DIRECTOR LIABILITY

     Texas law permits a corporation to include in its articles of incorporation a provision that a director of the corporation is not liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such a provision cannot eliminate or limit the liability of a director for (a) a breach of a director's duty of loyalty to the corporation or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided for by statute. The Holding Company Articles contain a provision eliminating director liability to the fullest extent provided by Texas law.

     The Articles of Association of the Bank contain a similar provision eliminating director liability to the fullest extent not prohibited by law.

INDEMNIFICATION

     Under the TBCA, a corporation may indemnify a director for liabilities and expenses in respect to actions brought against him by reason of serving as a director or officer of the corporation (or of another entity at the request of the corporation) if he conducted himself in good faith and reasonably believed that (i) in the case of conduct in his official capacity as a director, his was in the corporation's best interests, and (ii) in all other cases, that his conduct was at least not opposed to the best interest of the corporation. Indemnification for criminal actions also requires the director to have had no reasonable cause to believe his conduct was unlawful. Expenses may also be advanced to a director in respect of a proceeding if the corporation receives a written affirmation of his good faith belief that he has met the standards for indemnification and undertakes to reimburse the corporation for the expenses if it is ultimately determined that he did not meet the standard or is otherwise not entitled to indemnity. In addition, if the director is found liable to the corporation on the basis that a personal benefit was improperly received by him, indemnification will be limited to expenses actually incurred and will not be available if the director is found liable for willful or intentional misconduct in the performance of his duty to the corporation. The Holding Company Articles and Bylaws provide for the mandatory indemnification of directors, officers and certain other persons to the fullest extent permitted by the TBCA.

     In cases involving an administrative proceeding or civil action not initiated by a Federal banking agency, a national bank may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in accordance with the law of the state in which the main office of the bank is located, the law of the state in which the bank's holding company is incorporated, or the relevant provisions of the Model Business Corporation Act or Delaware General Corporation Law, provided such payments are consistent with safe and sound banking practices. A national bank shall designate in its bylaws the body of law selected for making indemnification payments under this paragraph. The Articles of Association of the Bank provide for, with certain exceptions, the mandatory indemnification of directors, officers and certain other persons to the extent permitted by the TBCA.

STATUS OF SHARES

     In some jurisdictions, shares of common stock of a business corporation such as the Holding Company may be treated differently from shares of stock of a banking institution for legal investments for institutions and fiduciaries, and as the subject of personal property taxation. Thus, shareholders of the Bank may desire to determine whether the status of their shares under local or state laws applicable to them would be changed upon the effective date of the Merger.

                APPROVAL OF THE FVNB CORP. STOCK INCENTIVE PLAN
                                  (PROPOSAL 3)

     On March 17, 1998, the Board of Directors of the Bank and the Board of Directors and sole shareholder of the Holding Company unanimously adopted the FVNB Corp. Stock Incentive Plan (the "Incentive Plan"), subject to the approval by the shareholders of the Bank of (i) the Plan of Reorganization and Plan of Merger and (ii) the Incentive Plan. If such shareholder approvals are obtained, the Incentive Plan would become effective upon the consummation of the Merger. The Plan is intended to provide the Board of Directors of the Holding Company with flexibility to adapt the compensation of directors, officers and employees of the Holding Company and its subsidiaries ("Eligible Persons") to a changing business environment by allowing not only grants of stock options ("Options"), but also grants of stock appreciation rights ("SARs"), shares of restricted stock ("Restricted Stock") and any other form of compensation that the committee of the Board of Directors administering the Incentive Plan (the "Plan Committee") determines is consistent with the purpose of the Incentive Plan. The Incentive Plan also provides the Plan Committee with flexibility in determining the terms and conditions under which Options, SARs and Restricted Stock may be awarded.

     The purpose of the Incentive Plan is to increase the interest of directors, officers and employees of the Holding Company and its subsidiaries in their future growth and success. The Holding Company, through the Incentive Plan, seeks to retain and motivate directors, officers and employees and to attract highly competent individuals whose judgment, initiative and continuing effort will contribute to the success of the Holding Company and its subsidiaries.

     The complete text of the Incentive Plan is set forth in Annex E to this Proxy Statement, which is incorporated herein by reference. The following summary of the material features of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to Annex E.

GENERAL

     Subject to the adjustment provisions described below, the maximum number of shares of Holding Company Common Stock and Holding Company Common Stock equivalents which may be made subject to grants under the Incentive Plan under all forms of awards is 400,000 shares. Subject to the adjustment provisions described below, the maximum number of shares of Holding Company Common Stock and Holding Company Common Stock equivalents which may be granted to any Eligible Person in any fiscal year under all forms of awards is 15,000 shares. The shares to be issued under the Incentive Plan may be either treasury shares or newly issued shares. Any shares subject to a grant under the Incentive Plan that lapse or are terminated or forfeited for any reason prior to exercise may be made subject to subsequent grants under the Incentive Plan, provided that no benefits of ownership therefrom, such as dividends, were received by the former grantee.

     No grants have been made under the Incentive Plan through the date of this Proxy Statement/Prospectus and no grants under the Plan will be made unless and until the Plan of Reorganization and Plan of Merger and the Incentive Plan are approved at the Meeting. The number and type of awards that may be granted under the Incentive Plan, the number of Eligible Persons who may be granted such awards and the allocation of such awards among such Eligible Persons have not been determined at this time.

     The Plan Committee will consist of either the entire Board of Directors of the Holding Company or a committee of the Board of Directors consisting of at least two (2) members of the Board of Directors who are "non-employees" (as that term is defined in the rules and regulations under Section 16 of the Exchange Act) and "outside directors" (as that term is defined in the regulations promulgated under Section 162(m) of the Code, as may be amended). Within the limits of the Incentive Plan, the Plan Committee determines the amounts, times, forms, terms and conditions of grants under the Incentive Plan. Participation in the Incentive Plan is determined by the Plan Committee and is limited to directors, officers and employees. The cost of administering the benefit payments under the Incentive Plan shall be borne solely by the Holding Company. Generally, no member of the Board of Directors or the Plan Committee shall be liable for any action or determination taken or made with respect to the Incentive Plan. In addition, the Holding Company will indemnify the Board of Directors and the Plan Committee against any losses in connection with administration of the Incentive Plan.

     As a condition to any grant under the Incentive Plan, each participant must enter into an agreement containing such terms and conditions relating to such grant as shall be determined by the Plan Committee consistent with the terms of the Incentive Plan. In addition, the Plan Committee may from time to time establish procedures governing the administration of the Incentive Plan and terms and conditions related to the grant of awards under the Incentive Plan.

     The Board of Directors may at any time amend, suspend or terminate the Incentive Plan without shareholder approval or approval of participants, except that (i) shareholder approval is required if any action may increase the total number of shares of Holding Company Common Stock subject to the Incentive Plan (other than pursuant to the adjustment provisions of the Incentive Plan) and
(ii) as described below, the approval of participants is required if certain are to be made following an event effectively constituting a change in control of the Holding Company.

     In the event that the outstanding shares of Holding Company Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Holding Company or another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Plan Committee shall make such adjustments, if any, to outstanding grants and the Incentive Plan as it deems appropriate.

     The Incentive Plan contains a self-operative provision that modifies any term of the Incentive Plan that varies from or conflicts with any applicable Federal or state securities laws and regulations in effect from time to time so that such term conforms to and complies with such laws.

     The Incentive Plan permits the Plan Committee to determine, at the time of each grant, whether, when and how dividends (or dividend cash equivalents), if any, shall be paid in respect of such grant.

     The Incentive Plan contains provisions to enable the Holding Company to satisfy its tax withholding obligations pursuant to such arrangements as are satisfactory to the Plan Committee. The Plan Committee may permit participants to pay such taxes through the tender of cash or securities or the withholding of Holding Company Common Stock or cash to be received through grants or any other arrangement satisfactory to the Plan Committee.

     Grants under the Incentive Plan that are otherwise subject to vesting over a period of time can, under certain circumstances, become fully and immediately exercisable or can cease to be subject to applicable restrictions upon certain events effectively constituting a Change of Control (as defined in the Incentive
Plan) of the Holding Company (the date on which any such event occurs is referred as a "Trigger Date").

     The Plan Committee may, prior to the Trigger Date, require any or all participants in the Incentive Plan to surrender all or a portion of the awards made to such participant under the Incentive Plan and receive in cash (i) for each share of Holding Company Common Stock in respect of which an Option is surrendered, an amount equal to the amount by which the Event Price (as defined in the Incentive Plan) exceeds the Option Price (as hereinafter defined) for such share, (ii) for any SARs surrendered, an amount equal to the amount such participant would have received if such SAR had been exercised and the Fair Market Value (as defined in the Incentive Plan) of a share of Holding Company Common Stock on the date of exercise had been the Event Price and (iii) for any Restricted Stock surrendered, an amount equal to the Event Price for each share Restricted Stock so surrendered. The provision of such a cash settlement event in respect of grants under the Incentive Plan will not reduce the number of shares and share equivalents available for grants under the Incentive Plan.

     The Change of Control provisions in the Incentive Plan may cause a possible merger, takeover of the Holding Company, acquisition of the Holding Company by a principal shareholder or change in management to be more expensive than it would be in the absence of such provisions. The Incentive Plan is not being proposed in response to any present actions known to the Board of Directors. The Board of Directors believes that on balance the Incentive Plan will be of significant benefit to the Holding Company, its shareholders and its employees.

OPTIONS

     The Plan Committee has full and final authority to select those Eligible Persons who will be granted Options. The Options granted under the Incentive Plan may be Incentive Stock Options ("ISOs"), as defined in Section 422 of the Code, or options not qualifying for treatment as ISOs ("Nonstatutory Stock Options"). Subject to applicable provisions of the Code, the Plan Committee determines the recipients of Options and the terms of the Options, including the number of shares for which an Option is granted, the term of the Option and the time(s) when the Option can be exercised. Restrictions on the exercise of an Option may at the discretion of the Plan Committee be contained in the agreement with the participant or in the Plan Committee's procedures. Each ISO must comply with all the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code). The Plan Committee may in its discretion waive any condition or restriction on the exercise of an Option and may accelerate the time at which any Option is exercisable.

     The price per share of Holding Company Common Stock subject to an Option (the "Option Price") is set by the Plan Committee. In the case of ISOs, the Option Price may not be less than the fair market value of Holding Company Common Stock (as determined in good faith by the Plan Committee) on the date of the grant of the ISOs; provided, however, the Option Price of an ISO granted to a Eligible Person who owns 10% or more of the Holding Company Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant of the ISOs. The Plan Committee also determines the manner in which the Option Price of an Option may be paid, which may include the tender of cash or securities or the withholding of Holding Company Common Stock or any other arrangement satisfactory to the Plan Committee.

     Options granted under the Incentive Plan may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders which may be exercisable for a period of up to only 5 years. Within these limitation periods, the Plan Committee will determine the expiration dates of Options. Options may be exercised at any time or from time to time, within their terms, in whole or in part, or otherwise as shall be determined by the Plan Committee.

     An Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy) other than by will or the laws of descent and distribution, and with respect only to Nonstatutory Stock Options, pursuant to a qualified domestic relations order or upon the written consent of the Plan Committee.

SARS

     The Plan Committee has full and final authority to select those Eligible Persons who will be granted SARs. In the discretion of the Plan Committee, SARs may be granted separately or in tandem with the grant of an Option. A SAR is a grant entitling the participant to receive an amount in cash or shares of Holding Company Common Stock or a combination thereof, as the Plan Committee may determine, having a value equal to (or if the Plan Committee shall determine at the time of grant, less than) the excess of (i) the fair market value on the date of exercise of the shares of Holding Company Common Stock with respect to which the SAR is exercised over (ii) the fair market value of such shares on the date of the grant (or over the Option Price, if the SAR is granted in tandem with an Option).

     A SAR granted in tandem with a Nonstatutory Stock Option may be granted either at or after the time of the grant of the Nonstatutory Stock Option. A SAR granted in tandem with an ISO may be granted only at the time of the grant of the ISO. A SAR granted in tandem with an Option terminates and is no longer exercisable upon the termination or exercise of the related Option, except that if a SAR is granted with respect to less than the full number of shares covered by a related Option, such SAR shall terminate only if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by such SAR. Subject to the limitations set forth in the Incentive Plan, SARs shall be subject to such terms and conditions as shall be determined from time to time by the

Plan Committee. The Plan Committee at any time may accelerate the exercisability of any SAR and waive or amend any conditions to the grant of a SAR.

     SARs are not transferable except by will or the laws of descent and distribution.

RESTRICTED STOCK

     The Incentive Plan provides that the Plan Committee will have discretion to make awards of Restricted Stock to the Eligible Persons. A Restricted Stock grant entitles the recipient to acquire, at no cost or for a purchase price determined by the Plan Committee on the date of the grant, shares of Holding Company Common Stock subject to such restrictions and conditions as the Plan Committee may determine at the time of the grant. Upon (i) the grant of Restricted Stock (or upon payment of the purchase price for Restricted Stock if a purchase price is required) and (ii) recording of the Restricted Stock in the stock ledger of the Holding Company, the recipient may have all the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights. A grant of Restricted Stock will be subject to non-transferability restrictions, Holding Company repurchase and forfeiture provisions and such other conditions (including conditions on voting and dividends) as the Plan Committee shall impose at the time of grant. Shares of Restricted Stock may not be transferred or otherwise disposed of except as specifically provided for in the Incentive Plan.

     Upon the grant of a Restricted Stock award, the Plan Committee shall specify the conditions, if any, to be met in order for the restrictions on the shares subject to the grant to lapse and/or the date(s) when the restrictions will lapse. Restrictions may include vesting restrictions based upon matters such as timing, but could also relate to other matters. Subsequent to the lapse of all restrictions on shares of Restricted Stock, such shares shall cease to be Restricted Stock and shall be deemed "vested." The Stock Option Plan Committee may in it discretion waive any condition or restriction related to a grant of Restricted Stock or accelerate the date(s) on which a grant of Restricted Stock vests.

     In the event of termination of employment of a participant for any reason prior to shares of Restricted Stock becoming vested, the Holding Company has the right, in the discretion of the Plan Committee, to repurchase such unvested shares at their purchase price, or to require forfeiture of such shares if acquired at no cost.

OTHER AWARDS

     In addition to Options, SARs and Restricted Stock, the Incentive Plan permits the Plan Committee to grant awards to Eligible Persons consisting of any form of consideration that the Plan Committee determines it consistent with the purposes of the Incentive Plan. The grant of additional types of awards is subject to the overall limitation on the number of shares of Holding Company Common Stock (or share equivalents) that may be granted under the Incentive Plan to participants under all forms of awards. Pursuant to such authority, the Plan Committee could grant awards to Eligible Persons such as restricted units, phantom stock, performance awards, performance units, performance shares, stock appreciation shares, limited stock appreciation rights, stock acquisition rights, valuation protection rights, reload options or any other type of award or combination or derivative of various types of awards. The form and terms of any such additional types of awards, as well as the terms and conditions of the grant of any such awards, will be determined by the Plan Committee and set forth in the agreements entered into with participants and in the Plan Committee's procedures. Such grants (including grants of Options, SARs and Restricted Stock) may be settled at the discretion of the Plan Committee in cash, shares of Holding Company Common Stock or any combination thereof.

FEDERAL INCOME TAX CONSEQUENCES

     Commencing in taxable years beginning on or after January 1, 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to an executive officer who is the chief executive officer or one of the four other highest paid executive officers in excess of $1 million in any taxable year (the "$1 million cap"). In general, compensation received on account of the exercise options that were granted on or prior to February 17, 1993 is not subject to the

$1 million cap. Also, certain other performance based compensation may not be subject to the $1 million cap. Compensation attributable to the exercise of options and other awards granted after February 17, 1993, however, may be counted in determining whether the $1 million cap has been exceeded in any taxable year if such compensation does not qualify as performance based compensation. The Holding Company believes that any Options and SARs to be granted under the Incentive Plan with an exercise price at or above the fair market value of the Holding Company Common Stock on the date of grant will qualify as performance based compensation and not be subject to the $1 million cap. However, whether (i) the grant of Restricted Stock or any other types of awards under the Incentive Plan are subject to the $1 million cap, (ii) the $1 million cap with respect to such an executive will be exceeded and (iii) the Holding Company's deductions for compensation paid in excess of the $1 million cap will be denied, will depend on the resolution of various factual and legal issues that cannot beat this time.

     Under the Code, a participant receiving a Nonstatutory Stock Option generally does not recognize taxable income upon the grant of the Option. A participant does, however, recognize ordinary income upon the exercise of a Nonstatutory Stock Option to the extent that the fair market value of the Holding Company Common Stock on the date of exercise exceeds the Option Price. The Holding Company may deduct for Federal income tax purposes (subject to the $1 million cap, if applicable, and subject to satisfying the Federal income tax withholding requirements) an amount equal to the ordinary income so realized by the participant. Upon the subsequent sale of the shares acquired pursuant to a Nonstatutory Stock Option, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. There will be no tax consequences to the Holding Company upon the subsequent sale of shares acquired pursuant to a Nonstatutory Stock Option.

     The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum tax for the participant. In addition, if the participant does not dispose of the Holding Company Common Stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon the subsequent sale of the Holding Company Common Stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands.

     The statutory holding period for Holding Company Common Stock acquired pursuant to the exercise of an ISO is the later of two years from the date the ISO is granted or one year from the date the Holding Company Common Stock is transferred to the participant pursuant to the exercise of the ISO. If the employment and statutory holding period requirements are satisfied, the Holding Company may not claim any Federal income tax deduction upon the grant of the ISO, the exercise of the ISO or the subsequent sale of the Holding Company Common Stock received upon exercise of the ISO. If these requirements are not satisfied, the amount of ordinary income taxable to the participant is the lesser of (i) the fair market value of the Holding Company Common Stock on the date of exercise minus the Option Price, and (ii) the amount realized on disposition minus the Option Price. The Holding Company may deduct for Federal income tax purposes an amount equal to the ordinary income so recognized by the participant.

     A recipient does not realize taxable income upon the grant of a SAR but realizes ordinary income upon its exercise to the extent of the fair market value of the Holding Company Common Stock subject to the SAR on the date of the exercise and the Holding Company may then deduct for Federal income tax purposes (subject to the $1 million cap, if applicable, and subject to satisfying federal withholding requirements) an amount equal to the ordinary income realized by the participant. Upon the subsequent sale of shares acquired pursuant to a SAR, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant.

     In general, a participant receiving Restricted Stock does not realize taxable income on the grant of Restricted Stock. A participant will, however, realize ordinary income when the Restricted Stock becomes vested to the extent that the fair market value of the Holding Company Common Stock on that date exceeds the price, if any, paid for the Restricted Stock or, if no price were paid, to the extent of the fair market value of the Holding Company Common Stock on that date. However, the participant may elect (within 30 days after the grant of Restricted Stock) to realize taxable income on the date of the grant to the extent of the fair market value of the Restricted Stock (determined without regard to restrictions on transferability and any substantial risk of forfeiture). If such election is made, the participant will not realize taxable income when the Restricted Stock becomes vested. In addition, if such an election is made and the Restricted Stock is subsequently forfeited, the participant is not entitled to a deduction but will be allowed a capital loss, if any, equal to the amount paid for such shares. Upon a subsequent sale of vested Restricted Stock, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. The Holding Company may deduct for Federal income tax purposes (subject to the $1 million cap, if applicable, and subject to satisfying federal income tax withholding requirements) an amount equal to the ordinary income realized by the recipient of the Restricted Stock. Dividends paid to the participant on Restricted Stock during the restricted period are ordinary compensation income to the participant and deductible as such by the Holding Company (subject to the $1 million cap, if applicable).

     If the exercisability of an Option or a SAR or the elimination of restrictions on Restricted Stock is accelerated, or special cash settlement rights are triggered and exercised, as a result of a change in control, all or a portion of the value of the relevant award at that time may be a "parachute payment" for purposes of determining whether a 20% excise tax is payable by the participant as a result of the receipt of an "excess parachute payment" pursuant to Section 4999 of the Code. The Holding Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

OTHER MATTERS

     The adoption of the Incentive Plan will not affect any other incentive or compensation plan in effect, or which may at a later date become effective, for directors, officers or employees of the Holding Company or its subsidiaries. In addition, the Incentive Plan will not preclude the Holding Company or its subsidiaries from establishing any other forms of incentive or other compensation (including stock options, stock appreciation rights or restricted stock awards) for their directors, officers or employees, or from assuming any forms of incentives or other compensation of any person or entity in connection with the acquisition of the business or assets of any person or entity.

APPROVAL

     In the opinion of the Boards of Directors of the Holding Company and the Bank, the Incentive Plan will be of significant benefit to the Holding Company in providing an incentive for directors, officers and employees to remain with the Holding Company and its subsidiaries and in stimulating the active interest of such persons in the development and financial success of the Holding Company. The management of the Holding Company and the Bank recommends that the shareholders vote FOR the adoption of the Incentive Plan. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the Incentive Plan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 4)

     The Board of Directors of the Bank has selected Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Bank and its subsidiaries for the current fiscal year, and such selection will be submitted to the shareholders for ratification at the meeting. Arthur Andersen LLP has served as independent public accountants of the Bank since 1982 and is, therefore, familiar with the affairs and financial procedures of the Bank. The Board of Directors of the Bank recommends approval of this selection of auditors by the shareholders. Unless otherwise indicated, the accompanying Proxy will be voted for the selection of Arthur Andersen LLP as independent public accountants of the Bank for the current fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     The Bank is subject to the reporting requirements of the Exchange Act, and accordingly, files reports, proxy statements and other information with the OCC.

     The Board of Directors has not included any financial statements of the Bank in this Proxy Statement/Prospectus. It is the Board's position that financial statements would not be material or relevant, in order for the shareholders to make an informed prudent judgment to approve the Plan of Reorganization and Plan of Merger. For example, if the reorganization into the Holding Company would have occurred on January 1, 1997, the financial statements contained in the 1997 Annual Report would not be different in any material respect.

     A copy of the Bank's Annual Report containing financial statements for the fiscal year ended December 31, 1997, prepared in accordance with generally accepted accounting principles is being mailed to shareholders with this Proxy Statement/Prospectus. A copy of the Bank's 1996 and 1995 Annual Reports may be obtained at no cost by contacting H. Allen Jones, Secretary to the Board of Directors, 101 S. Main Street, P. O. Box 1338, Victoria, Texas 77902. A representative of Arthur Andersen LLP, the Bank's independent auditor, will attend the Meeting and be available to respond to any appropriate questions concerning the Annual Report posed by shareholders at the Meeting.

                                 LEGAL MATTERS

     Certain legal matters related to the shares of Holding Company Common Stock to be issued in connection with the Merger are being passed upon for the Holding Company by Cox & Smith Incorporated, San Antonio, Texas.

                        SHAREHOLDERS' PROPOSALS FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

     In the event of consummation of the Merger, any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Holding Company's proxy statement for its 1999 Annual Meeting of Shareholders must deliver such proposal, in writing, at its principal executive offices and directed to: C. Dee Harkey, Secretary, FVNB Corp., 101 S. Main Street, P. O. Box 1338, Victoria, Texas 77902, no later than December 24, 1998.

     If the Merger is not consummated, then any shareholder of the Bank who wishes to submit a proposal for inclusion in the Bank's proxy statement for its 1999 Annual Meeting of Shareholders, must submit the proposal, in writing, at its principal executive offices and directed to: H. Allen Jones, Secretary to the Board of Directors, First Victoria National Bank, 101 S. Main Street, P. O. Box 1338, Victoria, Texas 77902, no later than December 24, 1998.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters that are likely to be brought before the Meeting for action. However, if any matters do properly come before the Meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons named as proxies.

                                          H. Allen Jones
                                          SECRETARY TO THE BOARD OF DIRECTORS

April   , 1998

                                                                         ANNEX A
                                       A-1
                             PLAN OF REORGANIZATION


      THIS PLAN OF REORGANIZATION ("Agreement") made and entered into as of the 17th day of March, 1998, by and between FVNB Corp., a Texas corporation (the "Holding Company"), and First Victoria National Bank, a national banking association (the "Bank").

      WHEREAS, the Holding Company and the Bank desire to effect the formation of a bank holding company whereby an interim national banking association to be formed by the Holding Company (the "Interim Bank") will be merged with and into the Bank, the Bank, as the surviving bank, will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who perfect dissenters' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.  MERGER.

      1.1. AGREEMENT TO MERGE. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of the Bank Merger Act of 1966, 12 U.S.C. Section 215a, (the "Bank Merger Act") in accordance with the form of the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Plan of Merger").

      1.2. HOLDING COMPANY COMMON STOCK. The Holding Company shall make available to the Bank and the Interim Bank a sufficient number of shares of the Holding Company's common stock to effect the Merger pursuant to the Plan of Merger. Immediately after the effectiveness of the Merger, the Holding Company shall repurchase the two (2) shares of the Holding Company's common stock that are issued and outstanding as of the date of this Agreement (the "Organizational Shares") in consideration for the payment to the holder(s) thereof of an amount equal to the aggregate capital contribution theretofore made by such holder(s) to the Holding Company with respect to such shares.

SECTION 2.  SHARES OF THE HOLDING COMPANY AND OF THE SURVIVING BANK.

      2.1. CONVERSION OF SHARES. The manner of converting the shares of Capital Stock of the Bank into shares of Common Stock of the Holding Company and the shares of Capital Stock of the Interim Bank into shares of Capital Stock of the surviving bank in the Merger shall be as set forth in Section 6 of the Plan of Merger.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY.

      The Holding Company represents, warrants and agrees as follows:

      3.1. ORGANIZATION AND STANDING. The Holding Company is a corporation duly organized and validly existing under the laws of the State of Texas.

      3.2. CAPITALIZATION. The Holding Company is authorized to issue Twenty Million (20,000,000) shares of Common Stock, par value One Cent ($.01) per share, of which two (2) shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

      3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order or decree or any provision of its Articles of Incorporation or By-laws.

      3.4. ABSENCE OF LIABILITIES. Prior to the effective time of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

      3.5 HOLDING COMPANY COMMON STOCK. The shares of the Holding Company's Common Stock, par value $.01 per share, to be issued pursuant to this Agreement and the Plan of Merger will, upon the issuance thereof in accordance with the terms set forth in this Agreement and the Plan of Merger, be validly issued, fully paid and nonassessable.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE BANK.

      The Bank represents, warrants and agrees as follows:

      4.1. ORGANIZATION AND STANDING. The Bank is a national banking association duly organized and validly existing under the National Bank Act.

      4.2. CAPITALIZATION. The Bank is authorized to issue Five Million (5,000,000) shares of Capital Stock, par value Two Dollars and Fifty Cents ($2.50) per share, of which 2,372,792 shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Capital Stock of Bank.

      4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound or any law, order, or decree or any provision of its Articles of Association or Bylaws.

SECTION 5.  COVENANTS OF THE HOLDING COMPANY.

      The Holding Company agrees that between the date hereof and the effective time of the Merger:

      5.1. FORMATION OF THE INTERIM BANK. The Holding Company shall cause the Interim Bank to be organized under the National Bank Act in accordance with the requirements thereof and of the Office of the Comptroller of the Currency and to cause the Interim Bank to be capitalized to the extent required in connection with such organization and the Merger. The Holding Company shall also cause the Interim Bank to do all further things necessary so as to permit the consummation of the Merger provided for in the

Plan of Merger.

      5.2. APPROVAL OF MERGER. The Holding Company, as a shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

      5.3. BEST EFFORTS. The Holding Company will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 6.  COVENANTS OF THE BANK.

      The Bank agrees that between the date hereof and the effective time of the
Merger:

      6.1. SHAREHOLDERS MEETING. The Bank shall submit this Agreement and the Plan of Merger to the vote of its shareholders as provided by the Bank Merger Act and other applicable laws at an Annual Meeting of Shareholders to be held on or about May 14, 1998, and any adjournment or postponement thereof.

      6.2. BEST EFFORTS. The Bank will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF THE PARTIES.

      The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

      7.1. REPRESENTATIONS AND WARRANTIES: PERFORMANCE OF COVENANTS. The representations and warranties and covenants contained in Sections 3, 4, 5 and 6 hereof shall be true as of and at the effective time of the Merger, and each party shall have performed all obligations required hereby to be performed by it prior to the effective time of the Merger.

      7.2. BANK SHAREHOLDER APPROVAL. The shareholders of Bank shall have duly approved this Agreement and the Plan of Merger in accordance with applicable laws.

      7.3. REGULATORY APPROVALS. Any federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have granted any necessary consent or approval.

      7.4. REGISTRATION STATEMENT. The registration statement (the "Registration Statement") filed by the Holding Company under the Securities Act of 1933, as amended, covering the shares of the Holding Company's Common Stock to be issued pursuant to the Plan of Merger shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the

Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

      7.5. LITIGATION. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Merger, this Agreement or the Plan of Merger or otherwise claiming that such consummation is improper.


 SECTION 8. TERMINATION, WAIVER AND AMENDMENT.

      8.1. CIRCUMSTANCES OF TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective time of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

      (a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank and the Holding Company evidenced by an instrument in writing signed on behalf of each by any of their respective officers; or

      (b) by the Board of Directors of the Bank if in its sole judgment the Merger would be inadvisable because of the number of shareholders of the Bank who perfect their dissenter's rights in accordance with applicable law and the Plan of Merger, or if, in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

      8.2. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 9 hereof.

      8.3. WAIVER. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

      8.4. AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Interim Bank, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto; provided, however, that after such approval by the shareholders of the Bank, no such amendment shall be made which shall affect the rights of the shareholders of the Bank in a manner which, in the judgment of the Board of Directors of the Bank, respectively, is materially adverse to such shareholders, without the further approval of such shareholders.

SECTION 9.  EXPENSES.

      9.1. GENERAL. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger, whether or not the transactions contemplated herein are effected.

      9.2. SPECIAL DIVIDEND. Upon the effective time of the Merger, the surviving bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

      (a) the expenses of the Holding Company in connection with the transactions contemplated herein, if any, and the cost of repurchasing the Organizational Shares as contemplated by Section 1.2

      (b) the principal amount of any loan that the Holding Company shall have obtained to purchase shares of Capital Stock of the Interim Bank as provided in
5.1 hereof; and

      (c) the amount of any interest incurred by the Holding Company on account of any loans obtained by it in order to purchase shares of Capital Stock of the Interim Bank as provided in Section 5.1 hereof.

 SECTION 10.     MISCELLANEOUS.

      10.1. RESTRICTIONS ON AFFILIATES. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

      10.2. NO BROKERS. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

      10.3. RIGHT TO WITHHOLD DIVIDENDS. The Board of Directors of the Holding Company reserves the right to withhold dividends from any former shareholder of the Bank who fails to exchange certificates representing the shares of the Bank for certificates representing the shares of the Holding Company in accordance with Section 6 of the Plan of Merger, if such exchange is required by the Holding Company.

      10.4. FAILURE TO SURRENDER CERTIFICATES. Shareholders of the Holding Company may be required, at the option of the Holding Company, to surrender certificates representing the shares of the Bank for certificates representing the shares of the Holding Company within two (2) years of the date of the letter of transmittal as provided in Section 6 of the Plan of Merger. In the event that any certificates are not surrendered for exchange within such two (2) year period, the shares, represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates, may be sold and the net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates to be paid to them upon surrender of their outstanding certificates. From and after such sale, the sole right of the holders of the unsurrendered outstanding certificates shall be the right to collect the net sales proceeds held for their account.

      10.5. ENTIRE AGREEMENT. This Agreement (including the Plan of Merger attached as an exhibit hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      10.6. CAPTIONS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or the Plan of Merger.

      10.7. APPLICABLE LAW. This Agreement and the Plan of Merger shall be governed by the laws of the State of Texas applicable to contracts executed in and to be performed exclusively within the State of Texas, regardless of where they are executed.

      10.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ATTEST:                             FIRST VICTORIA NATIONAL BANK

                                    By: /S/ DAVID M. GADDIS
----------------------------           ---------------------------------------
                                       David M.  Gaddis,  President  and Chief
                                       Executive Officer


ATTEST:                             FVNB CORP.
/s/ C. DEE HARKEY                   By: /S/ DAVID M. GADDIS
----------------------------           ---------------------------------------
C. Dee Harkey, Secretary               David M.  Gaddis,  President  and Chief
                                       Executive Officer

                                    Exhibit A
                            To Plan of Reorganization

                                     Form of

                                 PLAN OF MERGER

                          FIRST VICTORIA NATIONAL BANK

                                  with and into

                             FVNB INTERIM BANK, N.A.

                                under the charter

                          FIRST VICTORIA NATIONAL BANK

                               under the title of

                          FIRST VICTORIA NATIONAL BANK


      THIS PLAN OF MERGER made by and between First Victoria National Bank (hereinafter referred to as "Bank"), a banking association organized under the laws of the United States, being located at 101 S. Main St., Victoria, County of Victoria, in the State of Texas, with a capital of Five Million Nine Hundred Thirty One Thousand Nine Hundred Eighty Dollars ($5,931,980) divided into Two Million Three Hundred Seventy Two Seven Hundred Ninety Two (2,372,792) shares of common stock each of Two Dollars and Fifty Cents ($2.50) par value, surplus of approximately $9,774,000, and retained earnings, including capital reserves of approximately $40,776,000, and unrealized holding losses on available-for-sale securities of $411,000, as of December 31, 1997, and FVNB Interim Bank, N.A. (hereinafter referred to as "Interim Bank"), an interim banking association organized under the laws of the United States, being located at 101 S. Main St., Victoria, County of Victoria, in the State of Texas, with aggregate capital stock of $_______ divided into __________ shares of common stock, each of ________________ ($___) par value, surplus of ______________ Dollars ($______), and no undivided profits or capital reserves, as of _________, 1998, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215a) (the "Bank Merger Act"), witnessed as follows:

Section 1.

      The Interim Bank shall be merged into the Bank under the charter of the Bank.

Section 2.

      The name of the Receiving Association (hereinafter referred to as the "Association") shall be the First Victoria National Bank.

Section 3.

      The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 101 S. Main St., Victoria, County of Victoria, State of Texas 77901, and at its legally established branches.

Section 4.

      The aggregate amount of capital stock of the Association upon completion of the transaction shall be $5,931,980, divided into 2,372,792 shares of common stock, each of Two Dollars and Fifty Cents par value, and at the Effective Time, the Association shall have a surplus of $__________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Plan of Merger, adjusted, however, for normal earnings and expenses between December 31, 1997, and the effective time of the merger (the "Effective Time").

Section 5.

      All assets of the Bank and the Interim Bank, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

Section 6.

      The manner and basis of converting shares of common stock of the Bank and Interim Bank shall be as follows:

      6.1. STOCK OF THE INTERIM BANK. The shares of common stock of the Interim Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become, in the aggregate, 2,372,792 shares of common stock, par value Two Dollars and Fifty Cents ($2.50) per share, of the Association. From and after the Effective Time, each certificate that, prior to the Effective Time represented shares of the Interim Bank, shall evidence ownership of shares of the Association on the basis hereinabove set forth. A new stock certificate representing 2,372,792 shares of the Association's common stock shall be issued to the Holding Company upon the receipt by the Association of the stock certificate(s) previously representing shares of the Interim Bank.

      6.2. STOCK OF THE BANK. Each share of Common Stock, par value Two Dollars and Fifty Cents ($2.50) per share, of the Bank issued and outstanding immediately prior to the Effective Time (except for shares owned by shareholders who shall have duly perfected dissenters' rights in accordance with this Plan of Merger and applicable law) shall, at the Effective Time, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become one (1) share of fully paid and nonassessable common stock, par value One Cent ($.01) per share, of FVNB Corp., a Texas corporation (the "Holding Company"), as contemplated by and more particularly described in that certain Plan of Reorganization dated as of March 17, 1998 (the "Plan of Reorganization"), by and between the Bank and the Holding Company. From and after the Effective Time, each certificate which, prior to the Effective Time, represented shares of common stock of the Bank shall evidence ownership of shares of common stock of the Holding Company on the basis herein set forth.

      6.3. TREASURY STOCK. Each share of common stock, par value Two Dollars and Fifty Cents ($2.50) per share, of the Bank held as a treasury share immediately prior to the Effective Time, if any, shall thereupon and without notice be cancelled.

      6.4. EXCHANGE AGENT. If and when the Holding Company determines, the Bank shall designate a party to act as exchange agent to receive from the holders thereof certificates that immediately prior to the Effective Time represented the Bank's common stock and to exchange such certificates for common stock of the Holding Company as provided herein.

      6.5. EXCHANGE PROCEDURE. If appointed pursuant to Section 6.4 hereof, the exchange agent shall promptly mail to each record holder as of the date of exchange of an outstanding certificate or certificates that prior to the Effective Time represented shares of the Bank's common stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal to the exchange agent at its address stated therein) and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for shares of common stock of the Holding Company as provided herein.

      6.6. DISSENTERS' RIGHTS. Shareholders of the Bank shall be entitled to exercise the rights provided in the Bank Merger Act with respect to this Plan of Merger.

Section 7.

      Neither of the banks shall declare nor pay any dividend to its shareholders between the date of this Plan of Merger and the Effective Time, except for the declaration and payment by the Bank of any regular quarterly dividend, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

Section 8.

      The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Association until the next annual meeting of shareholders or until such time as their successors have been elected and have qualified.

Section 9.

      Effective as of the time this merger shall become effective as specified in the "Certificate Approving Merger" to be issued by the Comptroller of the Currency, the Articles of Association of the Association shall read in their entirety as follows:

      FIRST: The title of this Association shall be the "First Victoria National Bank".

      SECOND: The main office shall be in Victoria, Victoria County, Texas. The general business of the Association shall be conducted at its main office and its legally established branches.

      THIRD: The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors. At any meeting of the shareholders held for the purpose of electing Directors, or changing the number thereof, the number of Directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting. The Board of Directors, by the vote of a majority of the full Board, may, between annual meetings of shareholders, increase the membership of the Board by not more than two members and by like vote appoint qualified persons to fill the vacancies created thereby.

      FOURTH: The regular annual meeting of the shareholders of the Association shall be held at it main banking house, or other convenient place duly authorized by the Board of Directors on such day of each year as is specified therefore in the by-laws.

      FIFTH: The amount of authorized capital stock of this Association shall be 5,000,000 shares of common stock, the par value per share of $2.50; but the capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

      No holder of shares of capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

      If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

      SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another Director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, and one of whom shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers and employees of this Association, and to dismiss any of such officers or employee and appoint others to take their place.

      The Board of Directors shall have the power to define the duties of officers and employees of this Association and to require bonds from them for the faithful performance of their duties; to make all bylaws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be legal for a Board of Directors to do and perform.

      The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of Victoria, Texas, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

      SEVENTH: The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

      EIGHTH: The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten per cent (10%) of the stock of this Association, may call a special meeting of shareholders at any time.

      Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every regular annual, and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

      Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

      NINTH: Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Association for expenses reasonably incurred in actions to which he or they shall be made a party or a witness by reason of being or having been a Director, officer, or employee of the Association, or by reason of the performance of their official duties, to the extent and in the manner permitted by the laws of the State of Texas, including, but not limited to, Articles 2.02-1 of the Texas Business Corporation Act.

PROVIDED, HOWEVER, that no person shall be so indemnified or reimbursed in relation to any matter and any action, suit or proceeding, as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts in performance of his duties to the Association.

PROVIDED, FURTHER, that no person shall be so indemnified or reimbursed against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate Bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Bank. Provided, further, Office of the Comptroller of the Currency may, in its discretion, review any proposed indemnification of Directors, officers or employees, through appropriate administrative action. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors or administrators may be entitled as a matter of law.

      The Association, may upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph, except that any insurance shall explicitly exclude coverage for a formal order assessing civil money penalties against a Bank Director or employee.

      ELEVENTH: To the fullest extent not prohibited by law, a Director of this Association shall not be liable to the Association or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this articles does not eliminate or limit the liability of a Director for (1) a breach of a Director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; (4) an act or omission for which the liability of the Director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend.

Section 10.

      This Plan of Merger may be terminated by the unilateral action of the Board of Directors of any participant prior to the approval of the shareholders of said participant or by the mutual consent of the Board of all participants after any shareholder group has taken affirmative action. Since time is of the essence to this Plan of Merger, if for any reason the transaction shall not have been consummated by December 31, 1998, this Plan of Merger shall terminate automatically as of that date unless extended, in writing, prior to said date by mutual action of the Boards of Directors of the participants.

Section 11.

      This Plan of Merger shall be approved, adopted, ratified and confirmed by the affirmative vote of the shareholders of each of the merging banks owning at least two-thirds (2/3) of its capital stock outstanding, at a meeting to be held on the call of the Directors; and the merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States.

Section 12.

      The obligations of the Bank and the Interim Bank to effect the merger shall be subject to all of the terms and conditions contained in the Plan of Reorganization.

Section 13.

      The persons who are executive or other officers of the Bank immediately prior to the consummation of the merger shall serve as the officers of the Association from and after the Effective Time and until such time as the Board of Directors of the Association shall otherwise determine. At the Effective Time, all persons who are employees of the Bank and the Interim Bank shall become employees of the Association.

      WITNESS the signatures and seals, if any, of said merging banks this ___ day of _______, 1998, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Boards of Directors.

ATTEST:                             FIRST VICTORIA NATIONAL BANK

___________________________            By:_____________________________
                                       David M.  Gaddis,  President  and Chief
                                       Executive Officer


                                        _______________________________
                                          Michael S. Anderson

                                    ________________________________
                                          O. D. Edwards, Jr.

                                    ________________________________
                                          David P. Engel

                                    ________________________________
                                          David M. Gaddis

                                    ________________________________
                                          Robert L. Halepeska

                                    ________________________________
                                          R. L. Keller

                                    ________________________________
                                          Thomas Lane Keller

                                    ________________________________
                                          James Robert McCan

                                    ________________________________
                                          J. E. McCord

                                    ________________________________
                                          Thomas M. O'Connor

                                    ________________________________
                                          Billy W. Ruddock

                                    ________________________________
                                          Roger Welder

                                    ________________________________
                                          W. L. Zirjacks

                                    A majority of Directors of First  Victoria
                                    National Bank, Victoria County, Texas


ATTEST:                             FVNB INTERIM BANK, N.A.


_______________________________        By:_____________________________________
                                       David M.  Gaddis,  President  and Chief
                                       Executive Officer

                                    ___________________________________________
                                    ___________________________________________
                                    ___________________________________________
                                    ___________________________________________
                                    ___________________________________________
                                    A majority of Directors of FVNB Interim
                                    Bank, N.A., Victoria County, Texas

STATE OF TEXAS          ss.
                        ss.
COUNTY OF VICTORIA      ss.

      On this March 17, 1998, before me, a Notary Public for the State and County aforesaid, personally came David M. Gaddis, as President and Chief Executive Officer of First Victoria National Bank, and in his said capacity acknowledged the foregoing instrument to be the act and deed of said national banking association.

      WITNESS my official seal and signature this day and year aforesaid.



                              ______________________________________
 (Seal of Notary)             Notary Public, Victoria County
                              My commission expires:

STATE OF TEXAS          ss.
                        ss.
COUNTY OF VICTORIA      ss.

      On this March 17, 1998, before me, a Notary Public for the State and County aforesaid, personally came David M. Gaddis, as President and Chief Executive Officer of FVNB Interim Bank, N.A., and in his said capacity acknowledged the foregoing instrument to be the act and deed of said national banking association.

      WITNESS my official seal and signature this day and year aforesaid.



                              ______________________________________
 (Seal of Notary)             Notary Public, Victoria County
                              My commission expires:

                                                                         ANNEX B
                                       B-1
                            ARTICLES OF INCORPORATION
                                       OF
                                   FVNB CORP.
                             ----------------------


      Pursuant to the provisions of Article 3.01 of the Texas Business Corporation Act (the "TBCA"), the undersigned Incorporator adopts the following Articles of Incorporation:

                                    ARTICLE I

      The name of the corporation is FVNB Corp.

                                   ARTICLE II

      The period of duration of the corporation is perpetual.

                                   ARTICLE III

      The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be organized under the TBCA.

                                   ARTICLE IV

      The aggregate number of shares which the corporation shall have the authority to issue is Twenty Million (20,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

                                    ARTICLE V

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE VI

      The street address of the initial registered office of the corporation is 101 S. Main St., Victoria, Texas 77901, and the name of the initial registered agent for the corporation at such address is David M. Gaddis.

                                   ARTICLE VII

      (a) The initial Board of Directors of the corporation shall consist of twelve members, whose names and addresses are as follows:

                      NAME                              ADDRESS

            Michael S. Anderson           101 S. Main St., Victoria, Texas 77901

            O. D. Edwards, Jr.            101 S. Main St., Victoria, Texas 77901

            David P. Engel                101 S. Main St., Victoria, Texas 77901

            David M. Gaddis               101 S. Main St., Victoria, Texas 77901

            Robert L. Halepeska           101 S. Main St., Victoria, Texas 77901

            R. L. Keller                  101 S. Main St., Victoria, Texas 77901

            Thomas Lane Keller            101 S. Main St., Victoria, Texas 77901

            James Robert McCan            101 S. Main St., Victoria, Texas 77901

            J. E. McCord                  101 S. Main St., Victoria, Texas 77901

            Thomas M. O'Connor            101 S. Main St., Victoria, Texas 77901

            Billy W. Ruddock              101 S. Main St., Victoria, Texas 77901

            Roger Welder                  101 S. Main St., Victoria, Texas 77901


      (b) Any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VIII

      Special meetings of the shareholders may be called only by the Board of Directors, the President, the Chairman of the Board or the holders of at least twenty percent of the outstanding shares entitled to vote at the proposed special meeting.

                                   ARTICLE IX

      With respect to any matter other than the election of directors for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by TBCA, as presently in effect and as hereafter amended, the act of the shareholders on that matter shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the shares entitled to vote on such matter, rather than the affirmative vote otherwise required by the TBCA, as presently in effect and hereafter amended; provided, however, that if such matter shall have received the prior approval of at least a majority of the directors then in office, such matter shall require the affirmative vote of the holders of at least a majority of the shares entitled to vote on such matter, rather than the affirmative vote otherwise required by the TBCA, as presently in effect and hereafter amended.

                                    ARTICLE X

      The undersigned Incorporator, David M. Gaddis, is a natural person of the age of eighteen (18) years or more and whose address is 101 S. Main St., Victoria, Texas 77901.

                                   ARTICLE XI

      The corporation shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities as and to the fullest extent permitted by the TBCA, as presently in effect and as hereafter amended, and shall have the power to purchase and maintain liability insurance for those persons or make other arrangements on such persons behalf as and to the fullest extent permitted by the TBCA, as presently in effect and as hereafter amended.

                                   ARTICLE XII

      Cumulative voting by the shareholders of the corporation at any election for directors or upon any other matter is expressly prohibited, and the directors of the corporation shall be elected by plurality vote of the shareholders entitled to vote at such election.

                                  ARTICLE XIII

      No shareholder of the corporation shall, by reason of his holding shares of any class of the capital stock of the corporation, have any preemptive or preferential right, other than such preemptive or preferential rights, if any, as the Board of Directors in its discretion may fix, to purchase, subscribe to or otherwise acquire any unissued or treasury shares of any class of the capital stock of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into, exchangeable for, or carrying or accompanied by warrants, options or rights to purchase or subscribe to shares of any class of the capital stock of the corporation, now or hereafter to be authorized, whether or not the issuance of any such shares of capital stock or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, and the Board of Directors may issue shares of any class of the capital stock of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into, exchangeable for, or carrying or accompanied by warrants, options or rights to purchase or subscribe to shares of any class of the capital stock of the corporation, now or hereafter to be authorized, without offering any such shares of any class of capital stock of the corporation, either in whole or in part, to the existing shareholders of any class of the capital stock of the corporation.

                                   ARTICLE XIV

      A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability for (a) a breach of the director's duty of loyalty to the corporation or its shareholders; (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of the director is expressly provided by an applicable statute.

      If the TBCA or the Texas Miscellaneous Corporation Laws Act (the "TMCLA") hereafter is amended to authorize further elimination of limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the TBCA, as amended and the TMCLA, as amended. Any repeal or modification of this Article XIV by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification.

                                   ARTICLE XV

      (a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:
            (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

            (ii) Whether a more favorable price could be obtained for the corporation's securities in the future;

            (iii) The social and economic effects of the offer or transaction on the corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the corporation and any of its subsidiaries operate or are located;

            (iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

            (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

            (vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon the corporation and any of its subsidiaries and the other elements of the communities in which the corporation and any of its subsidiaries operate or are located;

            (vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

      (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

                                   ARTICLE XVI

      The Bylaws of the corporation may be altered, amended or repealed, or new Bylaws adopted, only (i) by the affirmative vote of the holders of at least seventy-five percent (75%) of the corporation's shares entitled to vote on such matter, or (ii) by a majority vote of the whole Board of Directors, subject to the power of the shareholders of the corporation to change such action of the Board of Directors by the affirmative vote of the holders of at least seventy-five percent (75%) of the corporation's shares entitled to vote on such matter.

                                  ARTICLE XVII

      The corporation elects not to be governed by Part Thirteen of the TBCA.

      EXECUTED this 9th day of March, 1998.


                                       /s/ DAVID M. GADDIS
                                       David M. Gaddis, Incorporator

                                                                         ANNEX C
                                     BYLAWS

                                       OF

                                   FVNB CORP.


                                    ARTICLE I

                                     OFFICES


      Section 1. PRINCIPAL OFFICE. The principal office of the Company shall be in Victoria, Texas.

      Section 2. OTHER OFFICES. The Company may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Company may require.

                                   ARTICLE II

                                  SHAREHOLDERS

      Section 1. TIME AND PLACE OF MEETING. All meetings of the shareholders shall be held at such time and at such place within or without the State of Texas as shall be determined by the Board of Directors.

      Section 2. ANNUAL MEETINGS. In the absence of an earlier meeting at such time and place as the Board of Directors shall specify, annual meetings of the shareholders shall be held at the principal office of the Company on the Thursday preceding the third Tuesday of May of each year if not a legal holiday, and if a legal holiday, then on the next full business day following, at 2:00 p.m., at which the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

      Section 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the President, the Chairman of the Board or the Board of Directors, and shall be called by the President or Secretary at the request in writing of the holders of not less than twenty percent (20%) of the shares issued outstanding and entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed special meeting. The purpose or purposes of any such special meeting shall be stated in the call and notice thereof. Business transacted at special meetings of shareholders shall be confined to the purposes stated in the notice of the special meeting.

      Section 4. NOTICE. Written or printed notice stating the place, day and hour of any shareholders' meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting, provided that the Company shall notify each shareholder, whether or not entitled to vote, of any meeting of shareholders at which a plan of merger or exchange is to be submitted for approval, at least twenty (20) business days before such meeting, and that such notice shall state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger or exchange and shall contain or be accompanied by a copy or summary of the plan. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, to the shareholder at his address as it appears on the stock transfer books of the Company. Any notice required to be given to a shareholder pursuant to this Section 4 or any other provision of these Bylaws, the Articles of Incorporation of the Company or any provision of the Texas Business Corporation Act (herein called the "Act") need not be given to such shareholder if (a) notice of two (2) consecutive annual meetings of shareholders of the Company, and all notices of meetings of shareholders of the Company held during the period between such annual meetings, if any, or (b) all (but in no event less than two (2)) payments (if sent by first class mail) of distributions or interest on securities of the Company during any twelve-month period, have been mailed to such shareholder at his address as shown on the records of the Company and have been returned undeliverable, and any action or meeting of shareholders of the Company taken or held without notice to such shareholder shall have the same force and effect as if notice had been duly given to such shareholder; provided, however, that if such shareholder delivers to the Company a written notice setting forth his or her then current address, the requirement that notice be given to such shareholder shall be reinstated.

      Section 5. RECORD DATE. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such record date to be not less than ten (10) nor more than sixty (60) days prior to such meeting, or the Board of Directors may close the stock transfer books for such purpose for a stated period of not less than ten (10) nor more than sixty (60) days prior to such meeting. In the absence of any action by the Board of Directors, the date upon which the notice of the meeting is mailed shall be the record date. In the event that a special meeting of shareholders is called by shareholders, the record date for determining shareholders entitled to call such meeting shall be the date on which the first shareholder calling such special meeting signs the call or notice of that meeting.

      Section 6. LIST OF SHAREHOLDERS. The officer or agent of the Company having charge of the stock transfer books for shares of the Company shall make, at least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of voting shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any such shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meetings of shareholders.

      Section 7. QUORUM. The holders of a majority of the issued and outstanding shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by the Act. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. When any adjourned meeting is reconvened and a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Once a quorum is constituted, the shareholders present or represented by proxy at a meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal therefrom of such number of shareholders as to leave less than a quorum.

      Section 8. VOTING. When a quorum is present at any meeting, the vote of the holders of a majority of the shares present or represented by proxy at such meeting and entitled to vote shall be the act of the shareholders, unless the vote of a different number is required by the Act, the Articles of Incorporation of the Company or these Bylaws. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share having voting power held by such shareholder.

      Section 9. PROXY. Every proxy must be executed in writing by the shareholder or by his duly authorized attorney-in-fact, and shall be filed with the Secretary of the Company prior to or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided therein. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Proxies coupled with an interest include the appointment as proxy of:

            (a)   a pledgee;

            (b) a person who purchased or agreed to purchase, or owns or holds an option to purchase, the shares covered by such proxy;

            (c) a creditor of the Company who extended credit to the Company under terms requiring appointment of the creditor as proxy;

            (d)   an  employee  of  the  Company  whose  employment   contract
requires appointment of the employee as proxy; and

            (e) a party to a voting agreement entered into pursuant to and in compliance with applicable provisions of the Act.

      Section 10. MEETINGS BY CONFERENCE TELEPHONE. Shareholders may participate in and hold meetings of shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE III

                                    DIRECTORS

      Section 1. NUMBER OF DIRECTORS. The number of directors of the Company shall be at least one (1) and no more than twenty-five (25) as the Board of Directors may determine from time to time. The number of directors may be increased from time to time to a number greater than twenty-five (25) by amendment of these Bylaws or by resolution adopted by the shareholders, but no decrease shall have the effect of reducing the term of any incumbent director. Directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2 of this Article III, and each director shall hold office until his successor is elected and qualified. Directors need not be residents of the State of Texas.

      Section 2. VACANCIES. Notwithstanding the fact that the remaining directors may constitute less than a quorum of the Board of Directors as fixed by Section 8 of this Article, the affirmative vote of a majority of the remaining directors may fill any vacancy occurring in the Board of Directors and, during the period between any two successive annual meetings of the shareholders, may fill a maximum of two (2) vacant directorships resulting from an increase in the number of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may also be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. Any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

      Section 3. GENERAL POWERS. The business of the Company shall be managed by its Board of Directors, which may exercise any and all powers of the Company and do any and all such lawful acts and things as are not by the Act, the Articles of Incorporation of the Company or by these Bylaws directed or required to be exercised or done by the shareholders.

      Section 4. PLACE OF MEETINGS. The directors of the Company may hold their meetings, both regular and special, either within or without the State of Texas.

      Section 5. ANNUAL MEETINGS. The first meeting of each newly elected Board of Directors shall be held without further notice immediately following the annual meeting of the shareholders, and at the same place, unless by unanimous consent of the directors then elected and serving such time or place shall be changed.

      Section  6.  REGULAR   MEETINGS.   Regular  meetings  of  the  Board  of
Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

      Section 7. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President or Chairman of the Board of the Company on two
(2) days' notice to each director, with such notice to be given personally, by mail or by telephone, facsimile, telex, telegraph or mailgram. Special meetings shall be called by the President or Secretary of the Company in like manner and on like notice on the written request of any three (3) directors or one (1) director if there are fewer than three (3) directors.

      Section 8. QUORUM AND VOTING. At all meetings of the Board of Directors the presence of at least a majority of the number of directors fixed by Section 1 of this Article shall be necessary and sufficient to constitute a quorum for the transaction of business, and the affirmative vote of at least a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Act, the Articles of Incorporation of the Company or these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.

      Section 9. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate committees, each committee to consist of one or more directors, which committees shall have such power and authority and shall perform such functions as may be provided in such resolution, except that no such committee shall have the authority of the Board of Directors in reference to amending the Articles of Incorporation; approving a plan of merger or consolidation; recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Company otherwise than in the usual and regular course of its business; recommending to the shareholders a voluntary dissolution of the Company or a revocation thereof; amending, altering, or repealing the Bylaws of the corporation or adopting new Bylaws for the Company; filling vacancies in the Board of Directors or any committee; filling any directorship to be filled by reason of an increase in the number of directors; electing or removing officers or members of any committee; fixing the compensation of any member of a committee; altering or repealing any resolution of the Board of Directors which by its terms provides that it shall not be so amendable or repealable; and, unless the resolution expressly so provides, no committee shall have the power or authority to declare a dividend or to authorize the issuance of shares of the Company. Such committee or committees shall have such name or names as may be designated by the Board of Directors and shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

      Section 10. COMPENSATION OF DIRECTORS. By resolution of the Board of Directors, the Directors may receive a fixed sum and expenses of attendance, if any, for attendance at regular or special meetings of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director or directors from serving the Company in any other capacity and receiving compensation therefor.

      Section 11. ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee designated by the Board of Directors may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all the members of the Board of Directors or of such committee, and such consent shall have the same force and effect as a unanimous vote at a meeting.

      Section 12. MEETINGS BY CONFERENCE TELEPHONE. Members of the Board of Directors or members of any committee designated by the Board of Directors may participate in and hold a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

      Section 13. RESIGNATIONS. Each director shall have the right to resign at any time upon written notice of such resignation to the Chairman of the Board or Secretary of the Company. Unless otherwise specified in such written notice, the resignation shall take effect upon the receipt thereof, and acceptance of such resignation shall not be necessary to make same effective.

                                   ARTICLE IV

                                     NOTICES

      Section 1. FORM OF NOTICE. Whenever under the provisions of the Act, the Articles of Incorporation of the Company or these Bylaws notice is required to be given to any director or shareholder, and no provision is made as to how such notice shall be given, notice shall not be construed to mean personal notice, but any such notice may be given in writing, by mail, postage prepaid, addressed to such director or shareholder at such address as appears on the books of the Company, or by facsimile, telex, telegraph or mailgram. Any notice required or permitted to be given by mail shall be deemed to be given at the time when the same is deposited, postage prepaid, in the United States mail as aforesaid.

      Section 2. WAIVER. Whenever any notice is required to be given to any director or shareholder of the Company under the provisions of the Act, the Articles of Incorporation of the Company or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether signed before or after the time stated in such waiver, shall be deemed equivalent to the giving of such notice.

                                    ARTICLE V

                                    OFFICERS

      Section 1. IN GENERAL. The officers of the Company shall be elected by the Board of Directors and shall be a President, a Secretary and a Principal Accounting Officer. The Board of Directors may also, if it chooses to do so, elect one or more Vice Presidents, one or more Assistant Secretaries and such other officers and agents as it shall deem necessary, all of whom shall also be officers of the Company. Two or more offices may be held by the same person. The Board of Directors may also, if it chooses to do so, elect a Chairman of the Board, a Vice Chairman of the Board, an Honorary Chairman, a Chairman Emeritus and a Senior Chairman, but none of such positions shall be deemed to be an officer position of the Company.

      Section 2. ELECTION. The Board of Directors at its first meeting after each annual meeting of the shareholders shall elect a President and, if it so chooses, may elect a Chairman of the Board, both of whom shall be members of the Board of Directors, but the other officers need not be members of the Board of Directors. The Board of Directors shall in addition elect at such meeting a Secretary and a Principal Accounting Officer and may appoint such other officers and agents as it shall deem necessary, and may determine the salaries of all officers and agents from time to time. The officers shall hold office until their successors are duly elected and qualified. Any officer elected or appointed by the Board of Directors may be removed, for or without cause, at any time by a majority vote of the whole Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

      Section 3. CHAIRMAN. The Chairman of the Board of Directors, if there be a Chairman, shall preside at all meetings of the shareholders and the Board of Directors and shall have such other powers as may from time to time be assigned by the Board of Directors. The Chairman of the Board shall not be deemed to be an officer of the Company.

      Section 4. PRESIDENT. The President shall be the chief executive officer of the Company, shall preside at all meetings of the shareholders and the Board of Directors if a Chairman of the Board has not been elected, shall have authority and responsibility for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. Subject to the prior approval of the Board of Directors, the President shall execute all contracts, mortgages, conveyances or other legal instruments in the name of and on behalf of the Company, but this provision shall not prohibit the delegation of such powers by the Board of Directors to some other officer, agent or attorney-in-fact of the Company.

      Section 5. VICE PRESIDENTS. The Vice President, if any, or if there be more than one, the Vice Presidents in the order of their seniority or in any other order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors shall prescribe.

      Section 6. SECRETARY. The Secretary shall attend all sessions of the Board of Directors and all meetings of the shareholders and shall record all votes and the minutes of all such proceedings in a book to be kept for that purpose, and shall perform like duties for any committees of the Board when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall be. The Secretary shall keep in safe custody the seal of the Company, if any.

      Section 7. ASSISTANT SECRETARIES. Any Assistant Secretary shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may be prescribed by the Board of Directors or the President.

      Section 8. PRINCIPAL ACCOUNTING OFFICER. The Principal Accounting Officer shall have the custody of all corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements of the Company, and shall deposit all moneys and other valuable effects in the name of and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Principal Accounting Officer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, shall render to the President and directors, at the regular meetings of the Board of Directors or whenever they may otherwise require, an account of all of his or her transactions as Principal Accounting Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board of Directors or the President.

      Section 9. RESIGNATIONS. Each officer shall have the right to resign at any time upon written notice of such resignation to the President or the Board of Directors. Unless otherwise specified in such written notice, the resignation shall take effect upon the receipt thereof, and acceptance of such resignation shall not be necessary to make same effective.

                                   ARTICLE VI

                        CERTIFICATES REPRESENTING SHARES

      Section 1. FORM OF CERTIFICATES. The Company shall deliver certificates representing all shares to which shareholders are entitled. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors and shall be numbered consecutively and entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder's name, the number and class of shares, and the par value of the shares or a statement that the shares are without par value. Each certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Company, and may be sealed with the seal of the Company or a facsimile thereof if the Company shall then have a seal. The signatures of the Company's officers on any such certificate or certificates may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company or its agents, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed the certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Company.

      Section 2. LOST CERTIFICATES. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Company which is alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing the issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of the lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed.

      Section 3. TRANSFER OF SHARES. Shares of stock shall be transferable only on the books of the Company by the holder or holders thereof in person or by his, her or their duly authorized attorney or attorneys and, upon surrender to the Company or to the transfer agent of the Company of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company or the transfer agent of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

      Section 4. REGISTERED SHAREHOLDERS. The Company shall be entitled to recognize the holder or holders of record of any share or shares of stock as the holder or holders in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VII

                               GENERAL PROVISIONS

      Section 1. DIVIDENDS AND OTHER DISTRIBUTIONS. Dividends and other distributions made upon or with respect to the outstanding shares of the Company, subject to the provisions of the Act and of the Articles of Incorporation of the Company, may be declared by the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, in property or in shares of the Company, and other distributions may be declared and paid in cash or property, provided that all such declarations and payments of dividends and other distributions shall be in strict compliance with all applicable laws and the Articles of Incorporation of the Company. The Board of Directors may fix in advance a record date for the purposes of determining shareholders entitled to receive payment of any dividend or other distribution, such record date to be not more than sixty (60) days prior to the payment date of such dividend or other distribution, or the Board of Directors may close the stock transfer books for such purpose for a period of not more than sixty (60) days prior to the payment date of such dividend or other distribution. In the absence of any action by the Board of Directors, the date upon which the Board of Directors adopts the resolution declaring such dividend or other distribution shall be the record date. Any dividend or other distribution declared pursuant to this Section 1 shall be payable to the persons registered as shareholders of the Company in the Company's stock transfer books as of the record date for such dividend or other distribution as set pursuant to this Section 1, and the person in whose name shares are registered in the stock transfer books of the Company as of such record date shall be deemed to be the owner of the shares so registered in his name at such time.

      Section 2. FISCAL YEAR. The fiscal year of the Company shall be the twelve-month period ending on December 31 of each year.

      Section 3. SEAL. The Company may by resolution of the Board of Directors adopt and have a seal, and said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced. Any officer of the Company shall have authority to affix the seal to any document requiring it.

      Section 4. ANNUAL STATEMENT. The Board of Directors shall present to the shareholders at each annual meeting, and, when called for by vote of the shareholders, at any special meeting, a full and clear statement of the business and condition of the Company.

                                  ARTICLE VIII

                                    INDEMNITY

      Section 1. INDEMNIFICATION. The Company shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Act, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage for those persons or make and maintain other arrangements on such persons' behalf as, and to the fullest extent, permitted by the Act, as presently in effect and as may be hereafter amended.

      Section 2. INDEMNIFICATION NOT EXCLUSIVE. The rights of indemnification and reimbursement provided for in Section 1 of this Article VIII shall not be deemed exclusive of any other rights to which any such director or officer may be entitled under the Articles of Incorporation, any Bylaws, agreement or vote of shareholders, or as a matter of law or otherwise.

                                   ARTICLE IX

                                     BYLAWS

      Section 1. AMENDMENTS. These Bylaws may be altered, amended or repealed, or new Bylaws adopted, only (i) by the affirmative vote of the holders of at least seventy-five percent (75%) of the Company's shares entitled to vote on such matter, or (ii) by a majority vote of the whole Board of Directors, subject to the power of the shareholders of the Company to change such action of the Board of Directors by the affirmative vote of the holders of at least seventy-five percent (75%) of the Company's shares entitled to vote on such matter.

      Section 2. WHEN BYLAWS SILENT. It is expressly recognized that when the Bylaws are silent as to the manner of performing any corporate function, the provisions of the Act shall control.

                                                                         ANNEX D
                        EXCERPTS FROM SECTION 215A OF THE
               NATIONAL BANK ACT RELATING TO DISSENTERS' RIGHTS

      (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a shareholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

      (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

      (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

      Section 215(b)(4) of the National Bank Act defines the term "receiving association," as used in Section 215a, to mean the national banking association into which one or more national banking associations or one or more State banks, located within the same State, merge.

                                                                         ANNEX E



                                 1998 FVNB CORP.
                              STOCK INCENTIVE PLAN



                                   FVNB CORP.

                                 Victoria, Texas



                            Effective March 17, 1998

                                 1998 FVNB CORP.
                              STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS

ARTICLE           SECTION                                      PAGE

I                       DEFINITIONS                              1

            1.01        Agreement                                1
            1.02        Award                                    1
            1.03        Board or Board of Directors              1
            1.04        Change of Control                        1
            1.05        Code                                     1
            1.06        Committee                                1
            1.07        Company                                  1
            1.08        Effective Date                           2
            1.09        Eligible Person                          2
            1.10        Event Price                              2
            1.11        Exchange Act                             2
            1.12        Fair Market Value                        2
            1.13        Incentive Stock Option                   2
            1.14        Non-Employee Director                    2
            1.15        Nonstatutory Stock Option                2
            1.16        Option                                   2
            1.17        Option Price                             2
            1.18        Outside Director                         2
            1.19        Participant                              2
            1.20        Plan                                     3
            1.21        Restricted Stock                         3
            1.22        Restricted Stock Awards                  3
            1.23        Securities Act                           3
            1.24        Stock                                    3
            1.25        Stock Appreciation Right                 3
            1.26        Stock Option Agreement                   3
            1.27        Subsidiary                               3
            1.28        Trigger Date

II                      PARTICIPATION                            3

            2.01        Participation                            3
            2.02        Limitation on Grants to Individual
                          Participant                            3

III                     SHARES OF STOCK SUBJECT TO PLAN          4

            3.01        Limitations                              4
            3.02        Availability of Shares Once Issued
                         Under Plan                              4
            3.03        Adjustments to Options Once Issued       4
            3.04        Grants and Agreement                     4
            3.05        Dividends                                5

IV                      OPTIONS                                  5

            4.01        Options; Grant and Exercise              5
            4.02        Vesting of Options                       5

V                       NONSTATUTORY STOCK OPTIONS               6

            5.01        General                                  6

VI                      INCENTIVE STOCK OPTIONS                  6

            6.01        General                                  6
            6.02        Terms and Conditions of Incentive
                         Stock Options                           6
            6.03        Limitations on Grants of Incentive
                         Stock Options                           7

VII                     STOCK APPRECIATION RIGHTS                7

            7.01        Grant and Exercise of Stock              7
                         Appreciation Rights

            7.02        Terms and Conditions of Stock
                         Appreciation Rights                     8

VIII                    RESTRICTED STOCK AWARDS                  8

            8.01        Grants and Agreement                     8
            8.02        Rights as a Stockholder                  8
            8.03        Restrictions                             8
            8.04        Vesting of Restricted Stock              9

IX                      STOCK CERTIFICATES                       9

            9.01        Stock Certificates                       9

X                       PLAN ADMINISTRATION                      9

            10.01       Plan Administration                      9

XI                      MISCELLANEOUS PROVISIONS                10

            11.01       Applicable Law                          10
            11.02       Expenses                                10
            11.03       Gender and Number                       10
            11.04       Headings Not Part of Plan               10

            11.05       Indemnification                         10
            11.06       Limitation of Rights                    11
            11.07       No Distribution, Compliance with
                          Legal Requirements                    11
            11.08       Timing of Grants                        11
            11.09       Non-Assignability                       11
            11.10       Nontransferability                      11
            11.11       Other Compensation Plans                11
            11.12       Plan Binding on Successors              12
            11.13       Tax Withholding                         12
            11.14       Non-Contravention of Securities Laws    12
            11.15       Unenforceability of a Particular
                         Provision                              12

XII                     CHANGE OF CONTROL                       12

            12.01       Acceleration                            12
            12.02       Special Rights                          13
            12.03       Committee Rights                        13
            12.04       Termination of Participant; Modification
                          of Plan                               14
            12.05       Event Price                             14
            12.06       Change of Control                       15

XIII                    PERMANENCY OF THIS PLAN AND PLAN
                          TERMINATION                           16

            13.01             Effective Date                    16
            13.02       Termination, Amendment, and
                          Modification of Plan                  16

                                 1998 FVNB CORP.
                              STOCK INCENTIVE PLAN

      The 1998 FVNB CORP. STOCK INCENTIVE PLAN (the "Plan") is intended to advance the interests of the Company and its shareholders by affording directors, officers and employees of the Company and its Subsidiaries an opportunity to increase their proprietary equity interest in the Company by the grant of Options to them under the terms set forth herein. The Company seeks to motivate and retain present directors, officers and employees of the Company and its Subsidiaries as well as attract highly competent individuals whose judgment, initiative, leadership, and continued effort will contribute to the success of the Company and its Subsidiaries. The Company believes that this Plan will contribute to that end.

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Plan:

      1.01 AGREEMENT. The term "Agreement" shall mean the agreement as described in Section 3.04 of this Plan between the Company and the Participant under which such Participant receives an Award pursuant to this Plan.

      1.02 AWARD. The term "Award" shall mean an incentive award granted under this Plan, whether in the form of Options, Stock Appreciation Rights, Restricted Stock or any other form of compensation (which may provide for settlement in shares of Stock, cash and/or a combination thereof) determined by the Committee to be consistent with the purposes of this Plan, including but not limited to restricted units, phantom stock, performance awards, performance units, performance shares, stock appreciation shares, limited stock appreciation rights, stock acquisition rights, valuation protection rights, reload options or any other type of award or combination or derivative of various types of awards.

      1.03 BOARD OR BOARD OF DIRECTORS. The term "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

      1.04 CHANGE OF CONTROL. The term "Change of Control" shall mean that term as defined in Section 12.06 hereof.

      1.05 CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, provided that any specific reference herein to a particular section of the Code will, to the extent applicable, refer to the corresponding section or provision of any such successor statute.

      1.06 COMMITTEE. The term "Committee" shall mean either (i) the entire Board of Directors acting as the committee or (ii) a committee of the Board of Directors consisting of at least two (2) members of the Board of Directors of which each member shall be both a Non-Employee Director and an Outside Director.

      1.07 COMPANY. The term "Company" shall mean FVNB CORP., a Texas corporation, and any successor thereof.

      1.08 EFFECTIVE DATE. The term "Effective Date" shall mean that term as defined in Section 13.01 hereof.

      1.09 ELIGIBLE PERSON. The term "Eligible Person" shall mean any director, officer or employee of the Company or any Subsidiary, designated by the Committee as eligible to receive an Award subject to the conditions set forth herein.

      1.10 EVENT PRICE. The term "Event Price" shall mean that term as defined in Section 12.05 hereof.

      1.11 EXCHANGE ACT. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      1.12 FAIR MARKET VALUE. The term "Fair Market Value" shall mean the fair market value of a share of Stock on any given date as determined in good faith by the Committee, consistent with Section 422 of the Code and the regulations promulgated thereunder.

      1.13 INCENTIVE STOCK OPTION. The term "Incentive Stock Option" shall have the meaning given to it by Section 422 of the Code and as further defined in
Article VI hereof.

      1.14 NON-EMPLOYEE DIRECTOR. The term "Non-Employee Director" shall have the meaning set forth in Rule 16b-3(i) promulgated under the Exchange Act, as may be amended from time to time.

      1.15 NONSTATUTORY STOCK OPTION. The term "Nonstatutory Stock Option" shall mean any Option granted by the Company pursuant to this Plan which is not an Incentive Stock Option.

      1.16 OPTION. The term "Option" shall mean an option granted by the Company to purchase Stock pursuant to the provisions of this Plan and the related Stock Option Agreement executed pursuant hereto.

      1.17 OPTION PRICE. The term "Option Price" shall mean the price per share of Stock purchasable under an Option. The Option Price of an Option shall be determined by the Committee at the time of grant but, in the case of an Incentive Stock Option, shall not be less than the Fair Market Value on the date of grant, unless the Participant who is granted an Incentive Stock Option owns more than ten percent (10%) of the Stock or more than ten percent (10%) of the voting stock of any Subsidiary, in which case the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

      1.18 OUTSIDE DIRECTOR. The term "Outside Director" shall have the meaning given to it in the regulations promulgated under Section 162(m) of the Code, as may be amended from time to time.

      1.19 PARTICIPANT. The term "Participant" shall mean an Eligible Person who has been granted an Option hereunder.

      1.20 PLAN. The term "Plan" shall mean the 1998 FVNB Corp. Stock Incentive Plan, as amended from time to time.

      1.21 RESTRICTED STOCK. The term "Restricted Stock" shall mean the shares of Stock issued to an Eligible Person pursuant to a Restricted Stock Award.

      1.22 RESTRICTED STOCK AWARDS. The term "Restricted Stock Award" shall mean a grant made by the Committee entitling the Participant to acquire, at no cost or for a purchase price determined by the Committee at the time of grant, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant.

      1.23 SECURITIES ACT. The term "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

      1.24 STOCK. The term "Stock" shall mean common stock, $.01 par value, issued by the Company.

      1.25 STOCK APPRECIATION RIGHT. The term "Stock Appreciation Right" shall mean a grant entitling the Participant to receive an amount in cash or shares of Stock or a combination thereof having a value equal to (or if the Committee shall so determine at the time of a grant, less than) the excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant (or over the Option Price, if the Stock Appreciation Right was granted in tandem with an Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having sole discretion to determine the form of payment. The term "Stock Appreciation Right" is further defined in Article VII hereof.

      1.26 STOCK OPTION AGREEMENT. The term "Stock Option Agreement" shall mean the agreement as described in Section 3.04 of this Plan between the Company and the Participant under which such Participant receives an Option pursuant to this Plan.

      1.27 SUBSIDIARY. The term "Subsidiary" shall mean any subsidiary corporation, as defined in Section 424(f) of the Code, to which the Committee has determined to extend the application of this Plan.

      1.28 TRIGGER DATE. The term "Trigger Date" shall mean the date on which a Change of Control occurs.

                                   ARTICLE II
                                  PARTICIPATION

      2.01 PARTICIPATION. A grant of an Option under this Plan may be made by the Committee to any Eligible Person.

      2.02 LIMITATIONS ON GRANTS TO INDIVIDUAL PARTICIPANT. Subject to adjustments pursuant to the provisions of Section 3.03 hereof, the number of shares of Stock which may be covered by Options granted hereunder to any Participant during any fiscal year shall not exceed 15,000 shares. If an Option is cancelled, the cancelled Option shall continue to be counted toward such 15,000 share limit for the year granted. An Option that is repriced during any fiscal year shall be treated as the cancellation of such Option and a grant of a new Option for purposes of the 15,000 share limit for that fiscal year.

                                   ARTICLE III
                         SHARES OF STOCK SUBJECT TO PLAN

      3.01 LIMITATIONS.

            (a) Subject to Section 3.02 and the adjustments pursuant to the provisions of Section 3.03 hereof, the number of shares of Stock or Stock equivalents which may be granted hereunder to Participants under all forms of Awards shall not exceed 400,000 shares.

            (b) For purposes of this Section 3.01, the shares of Stock that shall be counted toward such limitation shall include all shares of Stock:

                  (1) issued or issuable pursuant to Options that have been or may be exercised;

                  (2) subject to Stock Appreciation Rights that have been or may be exercised (other than Stock Appreciation Rights granted in tandem with outstanding Options or any limited stock appreciation rights deemed to be granted pursuant to Article XII); and

                  (3)   issued  as, or  subject to  issuance  as  Restricted
Stock.

            (c) Shares of Stock subject to grants under this Plan shall be authorized and unissued shares of Stock or treasury stock.

      3.02 AVAILABILITY OF SHARES ONCE ISSUED UNDER PLAN. Once grants or Awards have lapsed, terminated or been forfeited, the Committee shall have the sole discretion to issue a new grant to any Eligible Person covering the number of shares to which such lapsed, terminated or forfeited grant related, provided that the former grantee received no monetary benefits of ownership therefrom, such as dividends.

      3.03 ADJUSTMENTS TO GRANTS ONCE ISSUED. In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation or other entity by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the corresponding proportionate adjustments shall be made to the number and kind of shares which may be granted under this Plan, the maximum number and kind of shares which may be granted to any one eligible Participant, and the number, the Option Price, and the kind of shares or property subject to each outstanding grant unless the Committee shall determine, in its sole discretion, that such adjustments are not appropriate or advisable.

      3.04 GRANTS AND AGREEMENT. Each grant of an Award under this Plan shall be evidenced by a written Agreement dated as of the date of the grant and executed by the Company and the Participant. The rights of a grantee in and to an Award shall become effective only upon execution and delivery by the Company of the Agreement. Such Agreement shall set forth the terms and conditions of such Award, as may be determined by the Committee, consistent with this Plan, and shall indicate whether the Option that it evidences, if applicable, is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

      3.05 DIVIDENDS. At the time of each grant of an Award to an Eligible Person, the Committee may, in its sole discretion, determine whether the grant shall provide a dividend or a dividend equivalent and the terms and conditions under which any such dividend or dividend equivalent is to be provided, including but not limited to permitting or requiring immediate payment, deferral or investment of dividends or dividend equivalents.

                                   ARTICLE IV
                                     OPTIONS

      4.01 OPTIONS; GRANT AND EXERCISE. The Committee shall have full and final authority to select those Eligible Persons who will be granted Options and whether such Options shall be Incentive Stock Options or Nonstatutory Stock Options. Subject to Federal and state statutes then applicable and the express terms of this Plan, the terms and procedures by which an Option may be exercised shall be set forth in the Participant's Stock Option Agreement or in procedures established by the Committee. Certain of the procedures for the notice of the grant of an Option, the execution of the Stock Option Agreement and the exercise of an Option, are as follows:

            (a) As soon as practicable after a determination is made by the Committee to grant an Option to an Eligible Person, as set forth in this
      Article IV hereof, the appropriate officer or officers of the Company shall give notice (written or oral) to such effect to each such Eligible Person, which notice shall be accompanied by a copy or copies of the Stock Option Agreement to be executed by such Eligible Person. The Stock Option Agreement shall designate whether it is an Incentive Stock Option or Nonstatutory Stock Option.

            (b) Upon the due execution by such Eligible Person and the Company of a Stock Option Agreement (on such terms as the Committee shall determine) within such number of days from the giving of such notice as shall be specified in such notice (unless waived by the Company), such Option shall be granted and such Eligible Person shall become and be a Participant.

            (c) An Option of a Participant may be exercised during the period such Option is in effect and as set forth herein and in the Stock Option Agreement, but only if compliance with all applicable Federal and state securities laws can be effected. The Committee may permit payment of the Option Price to be made through the tender of cash or securities, the withholding of Stock, or any other arrangement satisfactory to the Committee.

      4.02 VESTING OF OPTIONS. The Stock Option Agreement shall specify the date or dates on which the Participant may begin to exercise all or a portion of his Option. To the extent not exercised, the vested portion of the Option shall be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option terminates. Notwithstanding the terms of any Stock Option Agreement, the Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the Option in any manner that is not adverse to the Option holder. A Participant's subsequent transfer or disposition of any Stock obtained through the exercise of an Option shall be subject to any Federal and state laws then applicable, specifically securities laws.

                                    ARTICLE V
                           NONSTATUTORY STOCK OPTIONS

      5.01 GENERAL. The Committee may grant Nonstatutory Stock Options to Eligible Persons under this Plan. The grant of Nonstatutory Stock Options shall be designated as such in a Participant's Stock Option Agreement. Such Nonstatutory Stock Options must comply with all requirements of this Plan except for those contained in Articles VI, VII and VIII hereof.

                                   ARTICLE VI
                             INCENTIVE STOCK OPTIONS

      6.01 GENERAL. The Committee may only grant Incentive Stock Options under this Plan to Eligible Persons who are employees (including officers) of the Company or any Subsidiary. All Incentive Stock Options shall comply with all of the restrictions and limitations set forth in Section 422 of the Code and this Article.

      6.02 TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS. Notwithstanding any other provision of this Plan, Incentive Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, which shall include the following:

            (a) The Option Price shall be an amount determined by the Committee in accordance with the provision of Section 1.17 hereof.

            (b) No Incentive Stock Option shall be exercisable after the lapse of ten (10) years from the date such Incentive Stock Option is granted; provided, however, if the Participant owns more than ten percent (10%) of the Stock or of the voting stock of any Subsidiary, such Participant's Incentive Stock Option shall not be exercisable after the lapse of five (5) years from the date such Incentive Stock Option is granted.

            (c) Except as provided in this Subsection 6.02(c) and Subsections 6.02(d) and (e), all Incentive Stock Options granted to a Participant shall terminate no later than three (3) months from the date the Participant's service with the Company terminates; provided, however, if the Participant's service with the Company terminates as a result of the Participant's permanent disability, such Incentive Stock Options shall terminate no later than twelve months from the date that the Participant's service with the Company terminates as a result of such disability. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide in the Stock Option Agreement for the termination of the Option upon the Participant's termination of service with the Company prior to such three (3) month period or one year period, as the case may be.

            (d) An Incentive Stock Option shall not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of by the Participant otherwise than by will or the laws of descent and distribution, and an Incentive Stock Option may be exercisable, during the Participant's lifetime, only by him. Upon the death of a Participant who has been granted an Incentive Stock Option, any Incentive Stock Option exercisable on the date of death may be exercised by the Participant's estate or by a person who acquires the right to exercise such Incentive Stock Option pursuant to the Participant's will or by the laws of descent and distribution, provided that the exercise of the Incentive Stock Option occurs within both the remaining term of the Incentive Stock Option and twelve months after the Participant's death. The provisions of this Section 6.02(d) shall apply notwithstanding that the Participant's employment may have terminated prior to death, but only to the extent that such Incentive Stock Option is exercisable on the date of death.

            (e) An Incentive Stock Option may provide, in the Committee's discretion, that if the provisions of this Article VI are not satisfied, the Option granted shall not lapse and the Option shall be classified as a Nonstatutory Stock Option.

      6.03 LIMITATIONS ON GRANTS OF INCENTIVE STOCK OPTIONS. The Committee may not grant an Incentive Stock Option hereunder to an Eligible Person if such grant could result in the aggregate Fair

Market Value (determined at the time each incentive stock option is granted) of Stock with respect to which incentive stock options are exercisable for the first time by such Eligible Person during any calendar year (under all incentive stock option plans of the Company or its parent or subsidiaries, if any, as defined in Section 424(e) and (f) of the Code) exceeding $100,000 or such other maximum amount which is permissible under the Code, as it may be amended, on the date of such grant; provided, however, for purposes of determining whether a proposed grant of an Incentive Stock Option is permissible under this Section 6.03, the Committee shall not consider the possible accelerated vesting upon a Change of Control under Article XII hereof unless the Committee has received notice of such Change of Control.


                                   ARTICLE VII
                            STOCK APPRECIATION RIGHTS

      7.01 GRANT AND EXERCISE OF STOCK APPRECIATION RIGHTS. The Committee shall have full and final authority to select those Eligible Persons who will be granted Stock Appreciation Rights. Stock Appreciation Rights may be granted to Eligible Persons by the Committee in tandem with, or independently of, any Option granted pursuant to Article IV, Article V or VI of this Plan. In the case of a Stock Appreciation Right granted in tandem with a Nonstatutory Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Nonstatutory Stock Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

      A Stock Appreciation Right, or applicable portion thereof granted in tandem with an Option, shall terminate and no longer be exercisable upon the termination or exercise of the related Option. However, if a Stock Appreciation Right is granted with respect to less than the full number of shares covered by a related Option, such Stock Appreciation Right shall terminate only if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by such Stock Appreciation Right.

      7.02 TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee and embodied in the Agreement and in procedures established by the Committee. The Committee at any time may accelerate the exercisability of any Stock Appreciation Right and otherwise waive or amend any conditions of the grant of a Stock Appreciation Right.

                                  ARTICLE VIII
                             RESTRICTED STOCK AWARDS

      8.01 GRANTS AND AGREEMENT. The Committee shall have full and final authority to select those Eligible Persons who will be awarded Restricted Stock. If the purchase of Restricted Stock is required by the Agreement, an Eligible Person who is granted a Restricted Stock Award shall have no rights with respect to such grant unless the Participant shall have accepted the grant within 60 days (or such shorter date as the Committee may specify) following the date of the grant by making payment to the Company by certified or bank check or other instrument acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the grant and by executing and delivering to the Company an Agreement in such form as the Committee shall determine.

      8.02 RIGHTS AS A STOCKHOLDER. After the Restricted Stock has been recorded in the stock ledger of the Company and

            (a) upon complying with Section 8.01 above, if the purchase of Restricted Stock is required by the Agreement; or

            (b)   immediately   if  no  purchase  of  Restricted   Stock  is
required by the Agreement,

a Participant shall have all the rights of a stockholder with respect to such Restricted Stock including voting and dividend rights, subject to non-transferability restrictions and Company repurchase or forfeiture rights described in this Section 8.02 and Section 8.03, and subject to such other conditions (including but not limited to condition on voting and dividend rights) as are contained in the Agreement. Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in
Section 8.04 below and the Agreement.

      8.03 RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of except as specifically provided herein. Restrictions on shares of Restricted Stock shall be set forth in a Agreement and may include such vesting restrictions as the Committee shall determine, including but not limited to restrictions related to timing, profitability of the Company, and growth of the share price. In the event of a Participant's termination of employment with the Company and its Subsidiaries for any reason (including death) prior to the date shares of Restricted Stock awarded to such Participant become vested, the Company shall have the right, at the discretion of the Committee, to repurchase such unvested shares at their purchase price, or to require forfeiture of such shares to the Company if acquired at no cost, from such Participant or Participant's legal representative.

      8.04 VESTING OF RESTRICTED STOCK. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the restrictions imposed upon the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." The Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the grant. A Participant may transfer or dispose of any Restricted Stock that has vested, subject to any Federal and State laws then applicable, specifically securities laws.

                                   ARTICLE IX
                               STOCK CERTIFICATES

      9.01 STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate for shares of Stock under this Plan or of any portion thereof prior to fulfillment of all of the following conditions:

            (a) The admission of such shares to listing or quotation on all stock exchanges or automated quotation systems on which the Stock is then listed or quoted, if any;
            (b) The completion of any registration or other qualification of such shares under any Federal or state law, under the rulings or regulations of the Securities and Exchange Commission, or under any other governmental regulatory agency which the Committee shall in its sole discretion determine to be necessary or advisable;

            (c) The obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable; and

            (d) The lapse of such reasonable period of time following the exercise of the grant as the Committee from time to time may establish for reasons of administrative convenience.

      If these conditions are not satisfied the Participant may lose his rights to such Stock as determined by the Committee.

                                    ARTICLE X
                               PLAN ADMINISTRATION

      10.01 PLAN ADMINISTRATION. This Plan and all Agreements shall be administered, and all grants to Eligible Persons under this Plan shall be awarded, by the Committee. The Committee shall have full authority and absolute sole discretion:

            (a) To determine, consistent with the provisions of this Plan, which of the Eligible Persons shall be granted Awards; the form and terms of such Awards; the timing of such grants; the number of shares subject to each Award and the Option Price of Stock covered by each Option (if applicable); the restrictions, if any, applicable to the shares of Stock issuable upon the exercise of each Option; and the period over which the Awards shall become and remain exercisable (if applicable);

            (b)   To construe and interpret this Plan and the Agreements;

            (c) To determine the terms and provisions of each respective Agreement, which need not be identical.

            (d) To make all other determinations and take all other actions deemed necessary or advisable for the proper administration of this Plan;

            (e) To modify and amend outstanding Options unilaterally in any manner that is not adverse to the Option holder; and

            (f) To adopt, alter, and repeal such rules, guidelines, and practices for administration of this Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of this Plan and any grant (including related Agreements); to make all determinations it deems advisable for the administration of this Plan; to decide all disputes arising in connection with this Plan; and to otherwise supervise the administration of this Plan.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.01 APPLICABLE LAW. To the extent that state law shall not have been preempted by any laws of the United States, this Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Texas.

      11.02 EXPENSES. The cost of benefit payments from this Plan and the expenses of administering this Plan shall be borne by the Company; provided, however, that except as otherwise specifically provided in this Plan or the applicable Agreement between the Company and a Participant, the Company shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Agreement, this Plan or, Award, Option or Stock held by any Participant.

      11.03 GENDER AND NUMBER. Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, the singular shall include the plural, and vice versa.

      11.04 HEADINGS NOT PART OF PLAN. Headings of Articles and Sections are inserted for convenience and reference; they constitute no part of this Plan.

      11.05 INDEMNIFICATION. No member of the Board of Directors or the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan nor shall any member of the Board of Directors or the Committee be liable for any Stock Option Agreement issued pursuant to this Plan or any grants under it. Without limiting any other rights to indemnification, each member of the Board of Directors and of the Committee shall be indemnified by the Company against any losses incurred in such administration of this Plan to the fullest extent permitted by the Texas Business Corporation Act, as amended.

      11.06 LIMITATION OF RIGHTS. Neither the adoption and maintenance of this Plan or Stock Option Agreement nor anything contained herein, shall with respect to any Participant, be deemed to:

            (a) limit the right of the Company or any Subsidiary to discharge or discipline any such person, or otherwise terminate or modify the terms of his employment, or

            (b) create any contract or other right or interest under this Plan other than as specifically provided in this Plan and an Agreement.

      11.07 NO DISTRIBUTION, COMPLIANCE WITH LEGAL REQUIREMENTS. The Committee may require each Participant acquiring shares of Stock pursuant to a grant to represent to and agree with the Company in writing that such Participant is acquiring the shares without a view to distribution thereof in violation of applicable securities laws. No shares of Stock shall be issued pursuant to the exercise of a grant until all applicable securities law and other legal and stock exchange or other listing requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and grants as it deems appropriate.

      11.08 TIMING OF GRANTS. All Awards granted under this Plan shall be granted prior to the tenth anniversary of the Effective Date.

      11.09 NON-ASSIGNABILITY. Except as otherwise set forth herein, a Participant's interest under this Plan shall not be subject at any time or in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind and any attempt to deliver, sell, transfer, assign, pledge, attach, garnish or otherwise encumber such interest shall be void and any interest so encumbered will terminate.

      11.10 NONTRANSFERABILITY. Unless otherwise approved by the Committee in writing (except as otherwise provided in Section 6.02(d)), an Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution or, with respect only to a Nonstatutory Stock Option, pursuant to a qualified domestic relations order. During the lifetime of the Participant, such Award shall be exercisable or perfected only by the Participant in accordance with the terms of this Plan and the Stock Option Agreement, unless otherwise approved in writing by the Committee, in its sole discretion.

      11.11 OTHER COMPENSATION PLANS. The adoption of this Plan shall not affect any other existing or future incentive or compensation plans for directors, officers or employees of the Company or its Subsidiaries. Moreover, the adoption of this Plan shall not preclude the Company or its Subsidiaries from:

            (a) Establishing any other forms of incentive or other compensation for officers, employees, consultants or advisors or directors of the Company or its Subsidiaries; or

            (b) Assuming any forms of incentives or other compensation of any person or entity in connection with the acquisition or the business or assets, in whole or in part, of any person or entity.

      11.12 PLAN BINDING ON SUCCESSORS. This Plan shall be binding upon the successors and assigns of the Company.

      11.13 TAX WITHHOLDING. Each Participant shall, no later than the date as of which the value of a grant or of any Stock or other amount received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required by law, or deemed advisable by the Company, to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through the tender of cash or securities, the withholding of Stock or cash to be received through Awards or any other arrangement satisfactory to the Committee. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

      11.14 NON-CONTRAVENTION OF SECURITIES LAWS. Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or state securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

      11.15 UNENFORCEABILITY OF A PARTICULAR PROVISION. The unenforceability of any particular provision of this document shall not affect the other provisions, and this document shall be construed in all respects as if such unenforceable provision were omitted.

                                   ARTICLE XII
                                CHANGE OF CONTROL

      12.01 ACCELERATION. Unless the Committee shall otherwise expressly provide in the Agreement relating to an Award, upon the occurrence of a Change of
Control:

            (a)   Upon the occurrence of a Change of Control:

                  (1) In the case of Options and Stock Appreciation Rights, each such Option and Stock Appreciation Right shall automatically become fully exercisable;

                  (2) Restrictions and conditions applicable to Restricted Stock shall automatically be deemed waived, and the recipients of such grants shall become entitled to receipt of the Stock subject to such grants, subject to compliance with applicable state and federal securities laws; and

                  (3) In the case of any other Award, the occurrence of such Change of Control shall have such effect on such Award as may be provided in the Agreement related thereto or in the Committee's procedures; and

            (b) The Committee may at any time accelerate the exercisability of any Awards to Eligible Persons (if applicable) and may waive restrictions and conditions on Awards (if applicable) to Eligible Persons to the extent it shall in its sole discretion determine.

      12.02 SPECIAL RIGHTS. Anything in this Plan to the contrary notwithstanding but subject to Section 12.03, during the 90-day period from and after a Change of Control (the "Change of Control Exercise Period") a Participant (other than a Participant who initiated the event that resulted in the occurrence of such Change of Control in a capacity other than as an officer or director of the Company) shall have the right to take such action or make such election as may be permitted upon a Change of Control in the Agreement relating to such Award or in the Committee's procedures.

      12.03 COMMITTEE RIGHTS. The Committee may at any time prior to the occurrence of a Change of Control require that during the Change of Control Exercise Period any or all Participants surrender all or a portion of the Awards made to such Participant under this Plan and receive in cash (i) for each share of Stock in respect of which such Option is surrendered, an amount equal to the amount by which the Event Price exceeds the Option Price for such share, (ii) for such Stock Appreciation Rights surrendered, an amount equal to the amount such Participant would have received if such Stock Appreciation Right had been exercised and the Fair Market Value of a share of Stock on the date of exercise had been the Event Price and (iii) for such Restricted Stock surrendered, an amount equal to the Event Price for each share of Restricted Stock so surrendered.

      12.04 TERMINATION OF PARTICIPANT; MODIFICATION OF PLAN. The rights of a Participant or the Committee under Section 12.02 and Section 12.03, respectively, may be exercised during the Change of Control Exercise Period referred to therein notwithstanding the termination of the Participant's employment by the Company, unless provided otherwise in the Agreement relating to such Award. Anything in this Plan to the contrary notwithstanding, no termination, amendment or modification of this Plan after the occurrence of a Change of Control shall in any manner adversely affect any Participant's rights under this Article XII in respect of such Change of Control without the written consent of the affected Participant.

      12.05 EVENT PRICE. In connection with a Change of Control and a surrender contemplated by Section 12.03 with respect to an Award, the term "Event Price" shall mean a price per share of Stock equal to the higher of:

            (a) the highest Fair Market Value of the Stock during the period beginning 90 days prior to such Trigger Date and ending on and including the last trading day prior to such surrender and

            (b) whichever of the following is applicable (or the highest if more than one is applicable):

                  (1) the highest per share price paid or to be paid in any tender or exchange offer which is in effect at any time during such period referred to in clause (a);

                  (2) the fixed or formula price for the acquisition of shares of Stock in a merger or similar agreement approved by the Company's shareholders or the Board, if such price is determinable on the date of such surrender; and

                  (3) the highest price per share paid or to be paid to any shareholder of the Company in a transaction or group of transactions (including any tender or exchange offer) giving rise to the occurrence of such Change of
Control:

      Any securities or property which are part or all of the consideration paid or to be paid for shares of Stock in connection with any event contemplated by clauses (1), (2), and (3) above shall be valued in determining the Event Price at the higher of (x) the valuation placed on such securities or property by the person or entity which paid or is to pay such price or (y) the valuation placed on such securities or property by the Committee.

      12.06 CHANGE OF CONTROL. The term "Change of Control" shall mean the occurrence of any of the following events:

            (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any affiliate (as defined in Rule 144 under the Securities Act) of the Company as of the Effective Date, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing more than 50% of the combined voting power of the Company's then outstanding voting securities; provided, however, a Change of Control shall not be deemed to occur solely because such person acquired beneficial ownership of more than 50% of the combined voting power of the Company's then outstanding voting securities as a result of the acquisition of voting securities by the Company, which by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, such person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by such person, then a Change of Control shall occur;

            (ii) during any period of 24 consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (i), (iii) or (iv) of this Section 12.06) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

            (iii) the shareholders of the Company approve a merger, consolidation or reorganization of the Company with any other corporation, other than a merger, consolidation or reorganization which would result in the shareholders of the Company immediately before such merger, consolidation or reorganization, owning, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the voting securities of the

Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization; or

            (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                  ARTICLE XIII
                  PERMANENCY OF THIS PLAN AND PLAN TERMINATION

      13.01 EFFECTIVE DATE. This Plan became effective on March 17, 1998 (the "Effective Date"), subject to the approval of the Plan by the shareholders of the Company.

      13.02 TERMINATION, AMENDMENT, AND MODIFICATION OF PLAN. The Board of Directors may at any time terminate or suspend, and may at any time and from time to time and in any respect amend or modify, this Plan; provided, however, that no such action of the Board of Directors without approval of the shareholders of the Company may increase the total number of shares of Stock subject to this Plan except as contemplated in Section 3.03 hereof.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act (the "Act") empowers a Texas corporation to indemnify any person who was, is, or is threatened to be made, a named defendant or respondent to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because the person is or was a director of such corporation, and any person who, while serving as a director of such corporation, was serving at the request of such corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or enterprise. This indemnity may include judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification of a director is not permitted if the person is found liable for willful and intentional misconduct in the performance of his duty to the corporation, is found to be liable on the basis of the receipt of an improper benefit or is found liable to the corporation. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, bylaws, action of board of directors, a contract or required by common law. No indemnification shall be permitted if the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A Texas corporation is required to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named as a defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

     Article XI of the Articles of Incorporation of the Holding Company and
Article VIII of the Bylaws of the Holding Company provide for indemnification of the directors and officers of the Holding Company to the fullest extent permitted by law, as now in effect or later amended.

     The Holding Company intends to provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Holding Company.

     Additionally, Article XIV of the Holding Company's Articles of Incorporation limits the liability of the Holding Company's directors under certain circumstances. Article XIV states:

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability for (a) a breach of the director's duty of loyalty to the corporation or its shareholders; (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of the director is expressly provided by an applicable statute.

          If the TBCA or the Texas Miscellaneous Corporation Laws Act (the "TMCLA") hereafter is amended to authorize further elimination of limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the TBCA, as amended and the TMCLA, as amended. Any repeal or modification of this Article XIV by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

           2.1       --   Plan of Reorganization, dated as of March 17, 1998 by and between the Holding Company and
                          First Victoria National Bank (included as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
           3.1       --   Articles of Incorporation of the Holding Company (included as Annex B to the Proxy
                          Statement/Prospectus forming a part of this Registration Statement).
           3.2       --   Bylaws of the Holding Company (included as Annex C to the Proxy Statement/Prospectus forming a part of this Registration Statement).
           5.1       --   Opinion of Cox & Smith Incorporated.
          10.1       --   FVNB Corp. Stock Incentive Plan (included as Annex E to the Proxy Statement/Prospectus forming a part of this Registration Statement).
          23.1       --   Consent of Cox & Smith Incorporated (included in Exhibit 5.1).

     (b)  Not Applicable.

     (c)  Not Applicable.

ITEM 22.  UNDERTAKINGS

     A. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     D. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     E. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (D) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Texas, on March 13, 1998.

                                          FVNB CORP.

                                          By:/s/ DAVID M. GADDIS
                                               DAVID M. GADDIS,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints David M. Gaddis and
C. Dee Harkey, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                    NAME AND TITLE                       DATE
------------------------------------------------  -------------------------------------------   ---------------
               /s/DAVID M. GADDIS                 President and Chief Executive Officer         March 13, 1998
                DAVID M. GADDIS                   (Principal Executive Officer) and Director

                /s/C. DEE HARKEY                  Secretary and Principal Accounting Officer    March 13, 1998
                 C. DEE HARKEY

              ___________________________         Director, Chairman of the Board
              MICHAEL S. ANDERSON

             /s/O. D. EDWARDS, JR.                Director                                      March 13, 1998
               O. D. EDWARDS, JR.

             ____________________________         Director
                 DAVID P. ENGEL

             ____________________________         Director
              ROBERT L. HALEPESKA

                /s/R. L. KELLER                   Director                                      March 13, 1998
                  R. L. KELLER

                                      II-3

                           SIGNATURES -- (CONTINUED)

             /s/THOMAS LANE KELLER                Director                                      March 13, 1998
               THOMAS LANE KELLER

             _____________________________        Director
               JAMES ROBERT MCCAN

                /s/J. E. McCORD                   Director                                      March 13, 1998
                  J. E. MCCORD

             /s/THOMAS M. O'CONNOR                Director                                      March 13, 1998
               THOMAS M. O'CONNOR

              /s/BILLY W. RUDDOCK                 Director                                      March 13, 1998
                BILLY W. RUDDOCK

                /s/ROGER WELDER                   Director, Vice Chairman of the Board          March 13, 1998
                  ROGER WELDER

                               INDEX TO EXHIBITS
           2.1       --   Plan of Reorganization, dated as of March 17, 1998 by and between the Holding Company and
                          First Victoria National Bank (included as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
           3.1       --   Articles of Incorporation of the Holding Company (included as Annex B to the Proxy
                          Statement/Prospectus forming a part of this Registration Statement).
           3.2       --   Bylaws of the Holding Company (included as Annex C to the Proxy Statement/Prospectus forming a part of this Registration Statement).
           5.1       --   Opinion of Cox & Smith Incorporated.
          10.1       --   FVNB Corp. Stock Incentive Plan (included as Annex E to the Proxy Statement/Prospectus forming a part of this Registration Statement).
          23.1       --   Consent of Cox & Smith Incorporated (included in Exhibit 5.1).